Exhibit 2.1

Execution Version

MERGER AGREEMENT AND PLAN OF REORGANIZATION

BY AND AMONG

GX ACQUISITION CORP.,

ALPHA FIRST MERGER SUB, INC.

ALPHA SECOND MERGER SUB, LLC

AND

CELULARITY INC.

DATED AS OF JANUARY 8, 2021

i

Exhibit A	Form of Amended and Restated Registration Rights Agreement
Exhibit B	Form of Lock-Up Agreement
Exhibit C	Form of Second Amended and Restated Certificate of Incorporation of GX
Exhibit D	Form of GX Bylaws
Exhibit E	Form of Pre-Closing Charter Amendment

Schedule A	Company Key Employees
Schedule B	Outstanding Company Warrants

MERGER AGREEMENT AND PLAN OF REORGANIZATION

This MERGER AGREEMENT AND PLAN OF REORGANIZATION, dated as of January 8, 2021 (this “Agreement”), is made by and among GX Acquisition Corp., a Delaware corporation (“GX”), Alpha First Merger Sub, Inc., a Delaware corporation and a direct, wholly owned subsidiary of GX (“First Merger Sub”), Alpha Second Merger Sub, LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of GX (“Second Merger Sub”) and Celularity Inc., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) and the Delaware Limited Liability Company Act (the “DLLCA”), GX and the Company will enter into a business combination transaction pursuant to which (a) First Merger Sub will merge with and into the Company (the “First Merger”), with the Company surviving the First Merger as a wholly owned subsidiary of GX (the Company, in its capacity as the surviving corporation of the First Merger, is sometimes referred to as the “Surviving Corporation”); and (b) immediately following the First Merger and as part of the same overall transaction as the First Merger, the Surviving Corporation will merge with and into Second Merger Sub (the “Second Merger” and, together with the First Merger, the “Mergers”), with Second Merger Sub being the surviving entity of the Second Merger (Second Merger Sub, in its capacity as the surviving entity of the Second Merger, is sometimes referred to herein as the “Surviving Entity”);

WHEREAS, the Board of Directors of the Company (the “Company Board”) has unanimously (a) determined that the Mergers are fair to, and in the best interests of, the Company and its stockholders and has approved and adopted this Agreement and declared its advisability and approved the Mergers and the other transactions contemplated by this Agreement, and (b) has recommended the approval and adoption of this Agreement and the Mergers by the stockholders of the Company;

WHEREAS, the Board of Directors of GX (the “GX Board”) has (a) approved and adopted this Agreement and declared its advisability and approved the payment of the Per Share Merger Consideration to the stockholders of the Company pursuant to this Agreement and the other transactions contemplated by this Agreement, and (b) recommended the approval and adoption of this Agreement and the Transactions by the stockholders of GX;

WHEREAS, the Board of Directors of First Merger Sub (the “First Merger Sub Board”) and the Board of Managers of Second Merger Sub (the “Second Merger Sub Board”) have each (a) determined that the Mergers are fair to, and in the best interests of, First Merger Sub and Second Merger Sub, respectively, and their sole stockholder or member, respectively, and approved and adopted this Agreement and declared its advisability and approved the Mergers and the other transactions contemplated by this Agreement, and (b) recommended the approval and adoption of this Agreement and the Mergers by the sole stockholder or member of First Merger Sub and Second Merger Sub, respectively;

WHEREAS, promptly following the execution and delivery of this Agreement (and in no event later than 24 hours thereafter), GX, the Company and the Specified Stockholders, expect to enter into Stockholder Support Agreements (the “Stockholder Support Agreements”), providing that, among other things, the Specified Stockholders will vote their Capital Stock in favor of this Agreement, the Mergers and the other Transactions;

WHEREAS, in connection with the Closing, GX, certain stockholders of the Company and certain stockholders of GX, shall enter into that certain Amended and Restated Registration Rights Agreement (the “Registration Rights Agreement”) substantially in the form attached hereto as Exhibit A;

WHEREAS, in connection with the Closing, GX and certain stockholders of the Company shall enter into Lock-Up Agreements (the “Lock-Up Agreements”) substantially in the form attached hereto as Exhibit B;

WHEREAS, the officers and directors of GX and GX Sponsor LLC, a Delaware limited liability company (the “Sponsor”) have entered into a Sponsor Support Agreement, dated as of the date hereof (the “Sponsor Support Agreement”), pursuant to which, among other things, the persons indicated on the signature pages thereof have agreed to vote their GX Common Stock in favor of this Agreement, the Mergers and the other Transactions;

WHEREAS, each individual listed on Schedule A (each, a “Key Employee”) has accepted and executed (and not revoked, rescinded, or otherwise repudiated) an employment offer letter (collectively, the “New Employment Agreements”) to become effective at the Closing (as defined below);

WHEREAS, GX, on or prior to the date of execution and delivery of this Agreement, is entering into subscription agreements (the “Subscription Agreements”) with certain investors (the “Private Placement Investors”), pursuant to which the Private Placement Investors, upon the terms and subject to the conditions set forth therein, have agreed to purchase shares of GX Common Stock at $10.00 per share in a private placement or placements (the “Private Placements”) in an aggregate amount of $83,400,000 (the “Subscription Amount”), to be consummated prior to or substantially concurrently with the consummation of the Transactions; and

WHEREAS, for United States federal and applicable state income Tax purposes, it is intended that the First Merger and the Second Merger, taken together, shall be viewed as a single integrated transaction that shall qualify as a reorganization within the meaning of Section 368(a) of the Code (the “Intended Tax Treatment”).

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

Article I

DEFINITIONS

Section 1.01 Certain Definitions. For purposes of this Agreement:

“Action” means any litigation, suit, claim, action, proceeding, audit or investigation by or before any Governmental Authority.

“affiliate” of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.

“Aggregate Exercise Price” means the aggregate dollar amount payable to the Company upon the exercise of all Company Options and Company Warrants (as to which no notice of exercise has been delivered to the Company prior to the Closing) that are outstanding immediately prior to the Effective Time (and which would otherwise be exercisable in accordance with its terms immediately following the Effective Time), calculated by adding the sum of all exercise prices under such Company Options and Company Warrants.

“Ancillary Agreements” means the Stockholder Support Agreements, the Sponsor Support Agreement, the Registration Rights Agreement, the Lock-Up Agreements and all other agreements, certificates and instruments executed and delivered by GX, First Merger Sub, Second Merger Sub or the Company in connection with the Transactions and specifically contemplated by this Agreement.

“Anti-Corruption Laws” means, as applicable (i) the U.S. Foreign Corrupt Practices Act of 1977, as amended, (ii) the UK Bribery Act 2010, (iii) anti-bribery legislation promulgated by the European Union and implemented by its member states, (iv) legislation implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, and (v) similar legislation applicable to the Company or any Company Subsidiary from time to time.

“Business Data” means all business information and data, including Personal Information (whether of employees, contractors, consultants, customers, consumers, or other persons and whether in electronic or any other form or medium) that is accessed, collected, used, stored, shared, distributed, transferred, disclosed, destroyed, disposed of or otherwise processed by any of the Business Systems or otherwise in the course of the conduct of the business of the Company or any Company Subsidiaries.

“Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in New York, NY; provided, that banks shall not be deemed to be required or authorized to be closed due to a “shelter in place”, “non-essential employee” or similar closure of physical branch locations at the direction of any Governmental Authority if such banks’ electronic funds transfer systems (including for wire transfers) are open for use by customers on such day.

“Business Systems” means all Software, firmware, middleware, equipment, workstations, routers, hubs, computer hardware (whether general or special purpose), electronic data processors, databases, communications, telecommunications, networks, interfaces, platforms, servers, peripherals, and computer systems, including any outsourced systems and processes, and any Software and systems provided via the cloud or “as a service,” that are owned or used in the conduct of the business of the Company or any Company Subsidiaries.

“Capital Stock” means the Company Common Stock and the Company Preferred Stock.

“Celularity Reference Share Value” means a dollar amount equal to (i) the sum of the Company Equity Value plus the Aggregate Exercise Price divided by (ii) the number of Fully Diluted Company Shares.

“Company Charter” means the Amended and Restated Certificate of Incorporation of the Company, dated March 16, 2020, as may be amended, restated or otherwise modified from time to time (including by the Pre-Closing Charter Amendment).

“Company Common Stock” means the common stock of the Company, par value of $0.0001 per share, designated as common stock in the Company Charter.

“Company Equity Value” shall mean $1,250,000,000 plus any cash paid to the Company from the exercise of Company Warrants prior to the Closing.

“Company IP” means, collectively, all Company Owned IP and Company Licensed IP.

“Company Licensed IP” means all Intellectual Property rights owned or purported to be owned by a third party and licensed to the Company or any Company Subsidiary or that the Company or any Company Subsidiary otherwise has a right to use.

“Company Material Adverse Effect” means any event, circumstance, change or effect that, individually or in the aggregate with any one or more other events, circumstances, changes and effects, (i) is or would reasonably be expected to be materially adverse to the business, financial condition, assets and liabilities or results of operations of the Company and the Company Subsidiaries taken as a whole or (ii) would prevent, materially delay or materially impede the performance by the Company of its obligations under this Agreement or the consummation of the Mergers or any of the other Transactions; provided, however, that none of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be a Company Material Adverse Effect: (a) any change or proposed change in or change in the interpretation of any Law or GAAP; (b) events or conditions generally affecting the industries or geographic areas in which the Company and the Company Subsidiaries operate; (c) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (d) any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, civil unrest, cyberterrorism, terrorism, military actions, earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions, epidemics, pandemics or other outbreaks of illness or public health events and other force majeure events (including any escalation or general worsening of any of the foregoing); (e) any actions taken or not taken by the Company or the Company Subsidiaries as required by this Agreement or any Ancillary Agreement; (f) any event, circumstance, change or effect attributable to the announcement or execution, pendency, negotiation or consummation of the Mergers or any of the other Transactions (including the impact thereof on relationships with customers, suppliers, employees or Governmental Authorities) (provided that this clause (f) shall not apply to any representations or warranty set forth in Section 4.04 or Section 4.05 but subject to any disclosures set forth in Section 4.04 or Section 4.05 of the Company Disclosure Schedule); (g) any failure to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position (provided that this clause (g) shall not prevent a determination that any event, circumstance, change or effect underlying such failure has resulted in a Company Material Adverse Effect); (h) any clinical trial programs or studies, including any adverse data, event or outcome arising out of or relating to any such programs or studies, or (i) any actions taken, or failures to take action, or such other changes or events, in each case, which GX has requested or to which it has consented or which actions are contemplated by this Agreement, except in the cases of clauses (a) through (d), to the extent that the Company and the Company Subsidiaries, taken as a whole, are disproportionately and adversely affected thereby as compared with other participants in the industries in which the Company and the Company Subsidiaries operate.

“Company Option Plan” means the Celularity Inc. 2017 Equity Incentive Plan, as such may have been amended, supplemented or modified from time to time.

“Company Options” means all outstanding options to purchase Company Common Stock, whether or not exercisable and whether or not vested, immediately prior to the Closing under the Company Option Plan or otherwise.

“Company Owned IP” means all Intellectual Property rights owned or purported to be owned by the Company or any of the Company Subsidiaries.

“Company Preferred Stock” means the Series A Preferred Stock, Series B Preferred Stock and the Series X Preferred Stock.

“Company Securities” means the Company Common Stock, the Company Preferred Stock, the Company Options and the Company Warrants.

“Company Warrant” means a warrant to purchase Series B Preferred Stock of the Company as set forth on Schedule B hereto.

“Company Warrant Shares” means the number of shares of Company Common Stock that would be issuable upon the exercise of a Company Warrant for cash and assuming the conversion of the Series B Preferred Stock underlying such outstanding Company Warrant pursuant to Section 3.01(a).

“Confidential Information” means any information, knowledge or data concerning the businesses and affairs of the Company, the Company Subsidiaries, or any Suppliers or customers of the Company or any Company Subsidiaries or GX or its subsidiaries (as applicable) that is not already generally available to the public, including any Intellectual Property rights.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.

“Disabling Devices” means Software, viruses, time bombs, logic bombs, trojan horses, trap doors, back doors, spyware, malware, worms, other computer instructions, intentional devices, techniques, other technology, disabling codes, instructions, or other similar code or software routines or components that are designed to threaten, infect, assault, vandalize, defraud, disrupt, damage, disable, delete, maliciously encumber, hack into, incapacitate, perform unauthorized modifications, infiltrate or slow or shut down a computer system or data, software, system, network, other device, or any component of such computer system, including any such device affecting system security or compromising or disclosing user data in an unauthorized manner, other than those incorporated by the Company or the applicable third party intentionally to protect Company IP, or Business Systems from misuse.

“Employee Benefit Plan” means each “employee benefit plan,” as defined in Section 3(3) of ERISA (whether or not subject to ERISA), any nonqualified deferred compensation plan subject to Section 409A of the Code, and each other retirement, health, welfare, cafeteria, bonus, commission, stock option, stock purchase, restricted stock, other equity or equity-based compensation, performance award, incentive, deferred compensation, retiree medical or life insurance, death or disability benefit, supplemental retirement, severance, retention, change in control, employment, consulting, fringe benefit, sick pay, vacation, and similar plan, program, policy, practice, agreement, or arrangement, whether written or unwritten.

“Environmental Laws” means any United States federal, state or local or non-United States Laws relating to: (i) releases or threatened releases of, or exposure of any person to, Hazardous Substances or materials containing Hazardous Substances; (ii) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances; or (iii) pollution or protection of the environment, natural resources or human health and safety.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Ex-Im Laws” means all applicable Laws relating to export, re-export, transfer, and import controls, including the U.S. Export Administration Regulations, the customs and import Laws administered by U.S. Customs and Border Protection, and the EU Dual Use Regulation.

“Exchange Act” means the Exchange Act of 1934, as amended.

“Exchange Ratio” means the following ratio: the quotient obtained by dividing (i) the Celularity Reference Share Value by (ii) the GX Cash in Trust Per Share.

“Existing Permitted Indebtedness” means the indebtedness of the Company identified on Section 1.01(A) of the Company Disclosure Schedules.

“First Merger Sub Organizational Documents” means the certificate of incorporation and bylaws of First Merger Sub, as amended, modified or supplemented from time to time.

“Formation Date” means August 29, 2016.

“Fully Diluted Company Shares” means, as of the Effective Time, a number of shares of Company Common Stock determined as follows without duplication, and expressed in each case on a fully diluted and as-converted to Company Common Stock basis: (i) the number of shares of Company Common Stock outstanding immediately prior to the Effective Time, (ii) the number of shares of Company Common Stock issuable in respect of all unexpired, issued and outstanding Company Options, (iii) the number of shares of Company Common Stock issuable upon the conversion of the Company Preferred Stock pursuant to Section 3.01(a) (including in respect of any Company Warrant Shares issued upon exercise of a Company Warrant prior to or in connection with the Closing) and (iv) the Company Warrant Shares to the extent the related Company Warrant remains outstanding immediately prior to the Effective Time (and which would otherwise be exercisable in accordance with its terms immediately following the Effective Time).

“GX Bylaws” means the Bylaws of GX.

“GX Cash in Trust Per Share” means a dollar amount equal to the quotient obtained by dividing (a) the aggregate amount on deposit in the Trust Account as of two (2) business days prior to the Closing Date, including interest earned on the funds held in the Trust Account and not previously released to GX to pay its taxes by (b) the Public Shares outstanding as of two (2) business days prior to the Closing Date.

“GX Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of GX, dated as of May 20, 2019.

“GX Material Adverse Effect” means any event, circumstance, change or effect that, individually or in the aggregate with any one or more other events, circumstances, changes and effects, (i) is or would reasonably be expected to be materially adverse to the business, financial condition, assets and liabilities or results of operations of GX; or (ii) would prevent, materially delay or materially impede the performance by GX, First Merger Sub or Second Merger Sub of their respective obligations under this Agreement or the consummation of the Mergers or any of the other Transactions; provided, however, that none of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be a GX Material Adverse Effect: (a) any change or proposed change in or change in the interpretation of any Law or GAAP; (b) events or conditions generally affecting the industries or geographic areas in which GX operates; (c) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (d) any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, civil unrest, cyberterrorism, terrorism, military actions, earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions, epidemics, pandemics or other outbreaks of illness or public health events and other force majeure events (including any escalation or general worsening of any of the foregoing); (e) any actions taken or not taken by GX as required by this Agreement or any Ancillary Agreement, (f) any event, circumstance change or effect attributable to the announcement or execution, pendency, negotiation or consummation of the Mergers or any of the other Transactions or (g) any actions taken, or failures to take action, or such other changes or events, in each case, which the Company has requested or to which it has consented or which actions are contemplated by this Agreement, except in the cases of clauses (a) through (c), to the extent that GX is disproportionately and adversely affected thereby as compared with other participants in the industry in which GX operate.

“GX Organizational Documents” means the GX Certificate of Incorporation and bylaws, in each case as amended, modified or supplemented from time to time.

“GX Units” means the units issued in the IPO or the overallotment consisting of one (1) share of GX Class A Common Stock and one-half (1/2) of one (1) GX Warrant.

“Hazardous Substance(s)” means: (i) any substances, wastes, or materials defined, identified or regulated as hazardous or toxic or as a pollutant or a contaminant under any Environmental Law; (ii) petroleum and petroleum products, including crude oil and any fractions thereof; (iii) natural gas, synthetic gas, and any mixtures thereof; (iv) polychlorinated biphenyls, per- and polyfluoroalkyl substances, asbestos and radon; and (v) any other substance, material or waste regulated by, or for which standards of care may be imposed under any Environmental Law.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996 and its implementing regulations, including as amended by the Health Information Technology for Economic and Clinical Health Act provisions of the American Recovery and Reinvestment Act of 2009, Pub. Law No. 111-5 and its implementing regulations.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Intellectual Property” means (i) issued patents and pending patent applications (including provisional and non-provisional applications), design patents, certificates of invention and patent disclosures, together with all reissues, continuations, continuations-in-part, divisionals, renewals, substitutions, revisions, extensions (including supplementary protection certificates) or reexaminations thereof (“Patents”), (ii) trademarks and service marks, trade dress, logos, trade names, corporate names, brands, slogans, and other source identifiers together with all translations, adaptations, derivations, combinations and other variants of the foregoing, and all applications, registrations, and renewals in connection therewith, together with all of the goodwill associated with the foregoing (“Trademarks”), (iii) copyrights, and other works of authorship (whether or not copyrightable), and moral rights, and registrations and applications for registration, renewals and extensions thereof (“Copyrights”), (iv) trade secrets, know-how (including ideas, formulas, compositions, inventions (whether or not patentable or reduced to practice)), customer and supplier lists, improvements, protocols, processes, methods and techniques, research and development information, industry analyses, algorithms, architectures, layouts, drawings, specifications, designs, plans, methodologies, proposals, industrial models, technical data, financial and accounting and all other data, databases, database rights, including rights to use any Personal Information, pricing and cost information, business and marketing plans and proposals, and customer and supplier lists (including lists of prospects) and related information (“Trade Secrets”), (v) rights in Software, Internet domain names and social media accounts, (vi) rights of publicity and all other intellectual property or proprietary rights of any kind or description, (vii) copies and tangible embodiments of any of the foregoing, in whatever form or medium, including all Software, and (viii) all legal rights arising from items (i) through (vi), including the right to prosecute, enforce and perfect such interests and rights to sue, oppose, cancel, interfere, enjoin and collect damages based upon such interests, including such rights based on past infringement, if any, in connection with any of the foregoing.

“knowledge” or “to the knowledge” of a person means in the case of the Company, the actual knowledge of the persons listed on Section 1.01(B) of the Company Disclosure Schedule after reasonable inquiry (and for all purposes of Section 4.13 hereof, “reasonable inquiry” shall not require Company to have conducted patent clearance or similar freedom to operate searches, or other Intellectual Property searches), and in the case of GX, the actual knowledge of Jay R. Bloom, Dean C. Kehler, Michael G. Maselli or Andrea J. Kellett after reasonable inquiry.

“Leased Real Property” means the real property leased by the Company or Company Subsidiaries as tenant, together with, to the extent leased by the Company or Company Subsidiaries, all buildings and other structures, facilities or improvements located thereon and all easements, licenses, rights and appurtenances of the Company or Company Subsidiaries relating to the foregoing.

“Lien” means any lien, security interest, mortgage, deed of trust, defect of title, easement, right of way, pledge, adverse claim or other encumbrance of any kind that secures the payment or performance of an obligation (other than those created under applicable securities Laws).

“Open Source Software” means any Software in source code form that is licensed pursuant to (i) any license that is a license now or in the future approved by the open source initiative and listed at http://www.opensource.org/licenses, which licenses include all versions of the GNU General Public License (GPL), the GNU Lesser General Public License (LGPL), the GNU Affero GPL, the MIT license, the Eclipse Public License, the Common Public License, the CDDL, the Mozilla Public License (MPL), the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), and the Sun Industry Standards License (SISL), (ii) any license to Software that is considered “free” or “open source software” by the open source foundation or the free software foundation, (iii) the Server Side Public License, or (iv) any Reciprocal License.

“PCAOB” means the Public Company Accounting Oversight Board and any division or subdivision thereof.

“PCI DSS” means the Payment Card Industry Data Security Standard, issued by the Payment Card Industry Security Standards Council.

“Permitted Liens” means (i) such imperfections of title, easements, encumbrances, Liens or restrictions that do not materially impair or interfere with the current use of the Company’s or any Company Subsidiary’s assets that are subject thereto, (ii) materialmen’s, mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s, landlord’s and other similar Liens arising in the ordinary course of business, or deposits to obtain the release of such Liens, (iii) Liens for Taxes not yet due and delinquent, or if delinquent, being contested in good faith and for which appropriate reserves have been made, (iv) zoning, entitlement, conservation restriction and other land use and environmental regulations promulgated by Governmental Authorities that are not violated in any material respect by the Company’s or any Company Subsidiary’s current use of the assets that are subject thereto, (v) revocable, non-exclusive licenses (or sublicenses) of Company Owned IP granted in the ordinary course of business, (vi) non-monetary Liens, encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) that do not materially interfere with the present uses of such real property, (vii) Liens identified in the Annual Financial Statements, and (viii) Liens on leases, subleases, easements, licenses, rights of use, rights to access and rights of way arising from the provisions of such agreements or benefiting or created by any superior estate, right or interest.

“person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including, without limitation, a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

“Personal Information” means “personal information,” “personal data,” “personally identifiable information” or equivalent terms as defined by applicable Privacy/Data Security Laws.

“Privacy/Data Security Laws” means all Laws governing the creation, receipt, collection, use, storage, maintenance, protection, processing, sharing, security, disclosure, or transfer (“Processing”) of Personal Information, such as, to the extent applicable, the following Laws and their implementing regulations: the Fair Credit Reporting Act, the Federal Trade Commission Act, the CAN-SPAM Act, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, Children’s Online Privacy Protection Act, California Consumer Privacy Act, the General Data Protection Regulation (GDPR), the Data Protection Law Enforcement Directive, HIPAA, state data security Laws, state data breach notification Laws, applicable Laws relating to the transfer of Personal Information, PCI DSS, and any applicable Laws concerning requirements for website and mobile application privacy policies and practices, call or electronic monitoring or recording or any outbound communications (including outbound calling and text messaging, telemarketing, and e-mail marketing).

“Products” means any products or services under development, researched, developed, manufactured, performed, out-licensed, sold, distributed or otherwise made available by or on behalf of the Company or any Company Subsidiary, including those from which the Company or any Company Subsidiary has derived previously, is currently deriving or is scheduled or intends to derive, revenue from the sale or provision thereof and the products and product candidates set out on Section 1.01(C) of the Company Disclosure Schedule.

“Public Shares” means the 28,750,000 shares of GX Class A Common Stock issued and sold as part of GX Units in the IPO contemplated by the Prospectus.

“Reciprocal License” means a license of an item of Software that requires or that conditions any rights granted in such license upon (i) the disclosure, distribution or licensing of any other Software (other than such item of Software as provided by a third party in its unmodified form), (ii) a requirement that any disclosure, distribution or licensing of any other Software (other than such item of Software in its unmodified form) be at no charge, (iii) a requirement that any other licensee of the Software be permitted to access the source code of, modify, make derivative works of, or reverse-engineer any such other Software, (iv) a requirement that such other Software be redistributable by other licensees, or (v) the grant of any patent rights (other than patent rights in such item of Software), including non-assertion or patent license obligations (other than patent obligations relating to the use of such item of Software).

“Redemption Rights” means the redemption rights provided for in Section 9.2 of Article IX of the GX Certificate of Incorporation.

“Registered Intellectual Property” means all Intellectual Property that is the subject of an issued patent or registration (or a patent application or an application for registration), including domain names.

“Requisite Approval” means the affirmative vote of (i) the holders of at least a majority of the shares of outstanding Company Common Stock and Company Preferred Stock (on an as-converted basis) and (ii) the holders of at least a majority of the shares of outstanding Company Preferred Stock (on an as-converted basis), in each case voting together as a single class.

“Sanctioned Person” means at any time any person (i) listed on any Sanctions-related list of designated or blocked persons, (ii) the government of, resident in, or organized under the laws of a country or territory that is the subject of comprehensive restrictive Sanctions from time to time (which includes, as of the date of this Agreement, Cuba, Iran, North Korea, Syria, and the Crimea region), or (iii) majority-owned or controlled by any of the foregoing.

“Sanctions” means those applicable, economic and financial sanctions Laws, regulations, embargoes, and restrictive measures administered or enforced by (i) the United States (including without limitation the U.S. Treasury Department’s Office of Foreign Assets Control), (ii) the European Union and enforced by its member states, (iii) the United Nations, (iv) Her Majesty’s Treasury, or (v) any other similar governmental authority with jurisdiction over the Company or any Company Subsidiary from time to time.

“Second Merger Sub Organizational Documents” means the certificate of formation and operating agreement of Second Merger Sub, as amended, modified or supplemented from time to time.

“Securities Act” means the Securities Act of 1933, as amended.

“Series A Preferred Stock” means shares of the Company’s Preferred Stock, par value $0.0001 per share, designated as Series A Preferred Stock in the Company Charter.

“Series B Preferred Stock” means shares of the Company’s Preferred Stock, par value $0.0001 per share, designated as Series B Preferred Stock in the Company Charter.

“Series X Preferred Stock” means shares of the Company’s Preferred Stock, par value $0.0001 per share, designated as Series X Preferred Stock in the Company Charter.

“Software” means all computer software (in object code or source code format), data and databases, and related documentation and materials.

“Specified Stockholders” means the persons or entities listed on Section 1.01(D) of the Company Disclosure Schedule.

“stockholder” means a holder of stock or shares, as appropriate.

“Subsidiary” or “Subsidiaries” of the Company, the Surviving Corporation, GX or any other person means an affiliate controlled by such person, directly or indirectly, through one or more intermediaries.

“Supplier” means any person that supplies inventory or other materials or personal property, components, or other goods or services (including, design, development and manufacturing services) that comprise or are utilized in, including in connection with the design, development, manufacture or sale of, the Products of the Company or any Company Subsidiary.

“Tax” or “Taxes” means any and all taxes (including any duties, levies or other similar governmental assessments in the nature of taxes), including, but not limited to, income, estimated, business, occupation, corporate, capital, gross receipts, transfer, stamp, registration, employment, payroll, unemployment, withholding, occupancy, license, severance, capital, production, ad valorem, excise, windfall profits, customs duties, real property, personal property, sales, use, turnover, value added and franchise taxes, in each case imposed by any Governmental Authority, whether disputed or not, together with all interest, penalties, and additions to tax imposed with respect thereto.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto and any amendment thereof, in each case filed or required to be filed with a Tax authority.

“Transaction Documents” means this Agreement, including all Schedules and Exhibits hereto, the Company Disclosure Schedule, the Ancillary Agreements, and all other agreements, certificates and instruments executed and delivered by GX, First Merger Sub, Second Merger Sub or the Company in connection with the Transaction and specifically contemplated by this Agreement.

“Transactions” means the transactions contemplated by this Agreement and the Transaction Documents.

“Treasury Regulations” means the United States Treasury regulations issued pursuant to the Code.

“Virtual Data Room” means the virtual data room established by the Company or its Representatives, hosted by Donnelly Financial Solutions Venue, with access made available to GX and its Representatives.

“Willful Breach” means, with respect to any agreement, a party’s material breach of any of its representations or warranties as set forth in such agreement, or such party’s material breach of any of its covenants or other agreements set forth in such agreement, which material breach, in each case, constitutes, or is a consequence of, a purposeful act or failure to act by such party with the knowledge that the taking of such act or failure to take such act would, or would reasonably be expected to, cause a material breach of such agreement.

Section 1.02 Further Definitions. The following terms have the meaning set forth in the Sections set forth below:

Defined Term	Location of Definition
2020 PCAOB Audited Financials	§ 7.15
Acquisition Proposal	§ 7.05(b)
Agreement	Preamble
Annual Financial Statements	§ 4.07(a)
Annual PCAOB Audited Financials	§ 7.15
Antitrust Laws	§ 7.14(a)
Blue Sky Laws	§ 4.05(b)
Business Combination	§ 6.03
Business Combination Proposal	§ 7.06(a)
Caricord	§ 7.22(a)
Caricord Agreement	§ 7.22(a)
Celgene	§ 7.22(b)
Celgene CVR Agreement	§ 7.22(b)
Celgene CVR Amendment	§ 7.22(b)
Celgene Investment Rights Agreement	§ 7.22(b)
Closing	§ 2.02(b)
Closing Date	§ 2.02(b)
Code	§ 3.02(g)
Company	Preamble
Company Board	Recitals
Company Board Recommendation	§ 7.03
Company Disclosure Schedule	Article IV
Company Officer’s Certificate	§ 8.02(c)
Company Permits	§ 4.06(a)
Company Service Provider	§ 6.01(b)(vii)
Company Stockholder Approval	§ 4.18
Company Stockholders Meeting	§ 7.03
Company Subsidiary	§ 4.01(a)
Consent Solicitation Statement	§ 7.01(e)
Continuing Employees	§ 7.07(a)
Converted Option	§ 3.01(b)(v)
Converted Warrant	§ 3.01(b)(iv)
Data Security Requirements	§ 4.13(l)
DGCL	Recitals
DLLCA	Recitals
Effective Time	§ 2.02(a)
Environmental Permits	§ 4.15
ERISA Affiliate	§ 4.10(c)
Exchange Agent	§ 3.02(a)
Exchange Fund	§ 3.02(a)

Defined Term	Location of Definition
Extension	§ 6.02(b)
Extension Date	§ 6.02(b)
FDA	§ 4.06(a)
FDA Application Integrity Policy	§ 4.06(d)
First Certificate of Merger	§ 2.02(a)
First Merger	Recitals
First Merger Sub	Preamble
First Merger Sub Board	Recitals
First Merger Sub Common Stock	§ 5.03(b)
GAAP	§ 4.07(a)
Governmental Authority	§ 4.05(b)
GX	Preamble
GX Board	Recitals
GX Board Recommendation	§ 7.02(a)
GX Class A Common Stock	§ 5.03(a)
GX Class B Common Stock	§ 5.03(a)
GX Common Stock	§ 5.03(a)
GX Disclosure Schedule	Article V
GX Equity Plan	§ 7.01(a)
GX ESPP	§ 7.01(a)
GX Preferred Stock	§ 5.03(a)
GX Proposals	§ 7.01(a)
GX Public Warrants	§ 5.16
GX SEC Reports	§ 5.07(a)
GX Stockholder Approval	§ 8.01(b)
GX Stockholders’ Meeting	§ 7.01(a)
GX Warrants	§ 5.03(a)
Initial Outside Date	§ 9.01(b)
Intended Tax Treatment	Recitals
Interim Financial Statements	§ 4.07(b)
Interim Financial Statements Date	§ 4.07(b)
IPO	§ 6.03
IRS	§ 4.10(b)
Key Employee	Recitals
Law	§ 4.05(a)
Lease	§ 4.12(b)
Lease Documents	§ 4.12(b)
Letter of Transmittal	§ 3.02(b)
Lock-up Agreements	Recitals
Material Contracts	§ 4.16(a)
Maximum Annual Premium	§ 7.08(b)
Merger	Recitals
Merger Payment Schedule	§ 3.02(i)
New Employment Agreements	Recitals
Non-Disclosure Agreement	§ 7.04(b)

Defined Term	Location of Definition
Nonparty Affiliate	§ 10.11
Ordinary Commercial Agreement	§ 4.14(b)
Outside Date	§ 9.01(b)
Outstanding Company Transaction Expenses	§ 3.04(a)
Outstanding GX Transaction Expenses	§ 3.04(b)
Outstanding Transaction Expenses	§ 3.04(b)
PCAOB Audited Financials	§ 7.15
Per Share Merger Consideration	§ 3.01(b)(i)
Plans	§ 4.10(a)
Pre-Closing Charter Amendment	§ 7.23
Private Placement Investors	Recitals
Private Placements	Recitals
Prospectus	§ 6.03
Proxy Statement	§ 7.01(a)
Public Stockholders	§ 6.03
Q1 Unaudited Interim Financial Statements	§ 7.15
Q3 Unaudited Interim Financial Statements	§ 7.15
Registration Rights Agreement	Recitals
Registration Statement	§ 7.01(a)
Related Party	§ 7.21
Released Claims	§ 6.03
Remedies Exceptions	§ 4.04
Representatives	§ 7.04(a)
Sarbanes-Oxley Act	§ 5.07(a)
SEC	§ 5.07(a)
Second Certificate of Merger	§ 2.02(a)
Second Effective Time	§ 2.02(a)
Second Merger	Recitals
Second Merger Sub	Preamble
Second Merger Sub Board	Recitals
Sponsor	Recitals
Sponsor Support Agreement	Recitals
Stockholder Support Agreements	Recitals
Subscription Agreements	Recitals
Subscription Amount	Recitals
Surviving Corporation	Recitals
Surviving Entity	Recitals
Surviving Provisions	§ 9.02
Terminating Company Breach	§ 9.01(g)
Terminating GX Breach	§ 9.01(h)
Trust Account	§ 5.13
Trust Agreement	§ 5.13
Trust Fund	§ 5.13
Trustee	§ 5.13
Unaudited Interim Financials	§ 7.15
Written Consent	§ 7.03

Section 1.03 Construction.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the definitions contained in this agreement are applicable to the other grammatical forms of such terms, (iv) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (v) the terms “Article,” “Section,” “Schedule” and “Exhibit” refer to the specified Article, Section, Schedule or Exhibit of or to this Agreement, (vi) the word “including” means “including without limitation,” (vii) the word “or” shall be disjunctive but not exclusive, (viii) references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto and references to any Law shall include all rules and regulations promulgated thereunder and (ix) references to any Law shall be construed as including all statutory, legal, and regulatory provisions consolidating, amending or replacing such Law.

(b) The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent and no rule of strict construction shall be applied against any party.

(c) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified, and when counting days, the date of commencement will not be included as a full day for purposes of computing any applicable time periods (except as otherwise may be required under any applicable Law). If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(d) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

Article II

AGREEMENT AND PLAN OF MERGER

Section 2.01 The Mergers.

(a) Upon the terms and subject to the conditions set forth in Article VIII, and in accordance with the DGCL, at the Effective Time, First Merger Sub shall be merged with and into the Company. As a result of the First Merger, the separate corporate existence of First Merger Sub shall cease and the Company shall continue as the surviving corporation of the First Merger (provided that references to the Company for periods after the Effective Time until the Second Effective Time shall include the Surviving Corporation).

(b) Upon the terms and subject to the conditions set forth in Article VIII, and in accordance with the DLLCA, at the Second Effective Time, the Surviving Corporation shall be merged with and into the Second Merger Sub. As a result of the Second Merger Sub, the separate corporate existence of the Surviving Corporation shall cease and the Second Merger Sub shall continue as the surviving entity of the Second Merger (provided that references to the Company or the Surviving Corporation for periods after the Second Effective Time shall include the Surviving Entity).

Section 2.02 Effective Times; Closing.

(a) As promptly as practicable, but in no event later than three (3) Business Days, after the satisfaction or, if permissible, waiver of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the satisfaction or, if permissible, waiver of such conditions at the Closing), the parties hereto shall cause the First Merger to be consummated by filing a certificate of merger (the “First Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL and mutually agreed by the parties (the date and time of the filing of such First Certificate of Merger (or such later time as may be agreed by each of the parties hereto and specified in such First Certificate of Merger) being the “Effective Time”); provided that, if the Closing has not occurred on or prior to February 16, 2021, then subject to the satisfaction or, if permissible, waiver of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the satisfaction or, if permissible, waiver of such conditions at the Closing), then the parties hereto shall not consummate the First Merger by filing the First Certificate of Merger with the Secretary of State of the State of Delaware until the date that is the third (3rd) Business Day following delivery of the 2020 PCAOB Audited Financials. Immediately after the Effective Time, the parties hereto shall cause the Second Merger to be consummated by filing a certificate of merger (the “Second Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL and the DLLCA (the date and time of the filing of such Second Certificate of Merger (or such later time as may be agreed by each of the parties hereto and specified in the Second Certificate of Merger) being the “Second Effective Time”).

(b) Immediately prior to such filing of the First Certificate of Merger in accordance with Section 2.02(a), the closing (the “Closing”) shall be held by electronic exchange of deliverables and release of signatures, for the purpose of confirming the satisfaction or waiver, as the case may be, of the conditions set forth in Article VIII. The date on which the Closing shall occur is referred to herein as the “Closing Date.”

Section 2.03 Effect of the Mergers.

(a) At the Effective Time, the effect of the First Merger shall be as provided herein and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers, franchises, licenses and authority of the Company and First Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and First Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

(b) At the Second Effective Time, the effect of the Second Merger shall be as provided herein and in the applicable provisions of the DGCL and DLLCA. Without limiting the generality of the foregoing, and subject thereto, at the Second Effective Time, all the property, rights, privileges, immunities, powers, franchises, licenses and authority of the Surviving Corporation and Second Merger Sub shall vest in the Surviving Entity, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Surviving Corporation and Second Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Entity.

Section 2.04 Governing Documents.

(a) At the Effective Time, the certificate of incorporation of First Merger Sub, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided by the DGCL and such certificate of incorporation (subject to Section 7.08). At the Second Effective Time, the certificate of formation and operating agreement of Second Merger Sub, as in effect immediately prior to the Second Effective Time, shall be amended to change the name of the Surviving Entity to such name as is determined by the Company no later than five (5) Business Days prior to the Closing Date, but otherwise shall continue to be the certificate of formation and operating agreement of the Surviving Entity until thereafter amended in accordance with their terms and as provided by DLLCA (subject to Section 7.08).

(b) At the Closing, GX shall amend and restate, effective as of the Effective Time, the GX Certificate of Incorporation to read as set forth on Exhibit C.

Section 2.05 Directors and Officers.

(a) The parties will take all requisite actions such that the initial directors of the Surviving Corporation and the initial officers of the Surviving Corporation immediately after the Effective Time shall be the individuals indicated on Section 2.05(a) of the Company Disclosure Schedule, each to hold office in accordance with the provisions of the DGCL and the certificate of incorporation and bylaws of the Surviving Corporation and until their respective successors are, in the case of the initial directors, duly elected or appointed and qualified and, in the case of the initial officers, duly appointed. The parties will take all requisite actions such that the initial officers of the Surviving Entity immediately after the Second Effective Time shall be the individuals indicated on Section 2.05(a) of the Company Disclosure Schedule, each to hold office in accordance with the provisions of the DLLCA and the operating agreement of the Surviving Entity and until their respective successors are duly appointed.

(b) The parties shall cause the officers of GX as of immediately following the Effective Time to be comprised of the individuals set forth on Section 2.05(b) of the Company Disclosure Schedule, each to hold office in accordance with the DGCL and the GX Certificate of Incorporation and the GX Bylaws and until their respective successors are duly elected or appointed and qualified. The parties shall cause the GX Board to be comprised as of immediately following the Effective Time of (a) six (6) directors designated by the Company indicated on Section 2.05(b) of the Company Disclosure Schedule, (b) two (2) directors designated by GX indicated on Section 2.05(b) of the Company Disclosure Schedule, with one (1) such director designated as a “Class I” director under the GX Certificate of Incorporation and the GX Bylaws and the other such director designated as a “Class II” director under the GX Certificate of Incorporation and the GX Bylaws and (c) one (1) director that qualifies as an “independent director” under the rules of the Nasdaq Capital Market by written agreement between the Company and GX, in each case at least five (5) Business Days prior to the Effective Time, with each director to hold office in accordance with the DGCL and the GX Certificate of Incorporation and the GX Bylaws and until their respective successors are duly elected or appointed and qualified.

(c) At the Closing, GX shall amend and restate, effective as of the Effective Time, the GX Bylaws to be as set forth on Exhibit D.

Article III

CONVERSION OF SECURITIES; EXCHANGE OF COMPANY SECURITIES

Section 3.01 Conversion of Securities.

(a) Immediately prior to the Effective Time, the Company shall cause each share of Company Preferred Stock that is issued and outstanding immediately prior to the Effective Time to be automatically converted into a number of shares of Company Common Stock at the then-effective conversion rate as calculated pursuant to the Company Charter. All of the shares of Company Preferred Stock converted into shares of Company Common Stock shall no longer be outstanding and shall cease to exist, and each holder of Company Preferred Stock shall thereafter cease to have any rights with respect to such securities.

(b) At the Effective Time, by virtue of the First Merger and without any action on the part of GX, First Merger Sub, the Company or the holders of any of the following securities:

(i) each share of Company Common Stock (including shares of Company Common Stock resulting from the conversion of Company Preferred Stock described in Section 3.01(a) (including any shares of Company Preferred Stock issued upon exercise of a Company Warrant prior to or in connection with the Closing)) that is issued and outstanding immediately prior to the Effective Time shall be canceled and converted into the right to receive the number of shares of GX Class A Common Stock equal to the Exchange Ratio (which consideration shall hereinafter be referred to as the “Per Share Merger Consideration”);

(ii) each share of Capital Stock held in the treasury of the Company shall be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto;

(iii) each share of First Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, par value $0.0001 per share, of the Surviving Corporation;

(iv) each Company Warrant (as to which no notice of exercise has been delivered to the Company prior to the Closing) that is outstanding immediately prior to the Effective Time (and which would otherwise be exercisable in accordance with its terms immediately following the Effective Time) shall, to the extent consistent with the terms of such Company Warrant, represent the right to purchase shares of GX Class A Common Stock (and not Capital Stock) (each, a “Converted Warrant”) on the same terms and conditions (including exercisability terms) as were applicable to such Company Warrant immediately prior to the Effective Time, except that (A) each Converted Warrant will be exercisable for that number of shares of GX Class A Common Stock equal to the product (rounded down to the nearest whole number) of (1) the number of Company Warrant Shares subject to the Company Warrant immediately prior to the Effective Time and (2) the Exchange Ratio; and (B) the per share exercise price for each share of GX Class A Common Stock issuable upon exercise of the Converted Warrant will be equal to the quotient (rounded up to the nearest whole cent) obtained by dividing (1) the per share exercise price for each share of Series B Preferred Stock issuable upon exercise of such Company Warrant immediately prior to the Effective Time by (2) the Exchange Ratio; and

(v) each Company Option that is outstanding immediately prior to the Effective Time shall be assumed by GX and converted into an option to purchase shares of GX Class A Common Stock (each, a “Converted Option”), provided that the assumption and conversion of any such Company Options that are incentive stock options under Section 422 of the Code will be effected in a manner that is intended to be consistent with the applicable requirements of Section 424 of the Code and the applicable regulations promulgated thereunder. Each Converted Option will have and be subject to the same terms and conditions (including vesting and exercisability terms) as were applicable to such Company Option immediately before the Effective Time, except that (x) each Converted Option will be exercisable for that number of shares of GX Class A Common Stock equal to the product (rounded down to the nearest whole number) of (1) the number of shares of Company Common Stock subject to the Company Option immediately before the Effective Time and (2) the Exchange Ratio; and (y) the per share exercise price for each share of GX Class A Common Stock issuable upon exercise of the Converted Option will be equal to the quotient (rounded up to the nearest whole cent) obtained by dividing (1) the exercise price per share of Company Common Stock of such Company Option immediately before the Effective Time by (2) the Exchange Ratio; provided, however, that the exercise price and the number of shares of GX Class A Common Stock purchasable under each Converted Option will be determined in a manner consistent with the requirements of Section 409A of the Code and the applicable regulations promulgated thereunder.

(c) Prior to the Effective Time and subject to the prior reasonable review and approval of GX (which approval shall not be unreasonably withheld, delayed, or conditioned), the Company shall take all actions reasonably necessary to effect the transactions anticipated by Section 3.01(a) or 3.01(b) under the Company Charter, Company bylaws, Company Warrants and Company Option Plan and any contract applicable to any Company Preferred Stock, Company Warrants or Company Option (whether written or oral, formal or informal), including delivering all required notices, obtaining all necessary approvals and consents, and delivering evidence reasonably satisfactory to GX that all necessary determinations by the Company Board or applicable committee of the Company Board to assume and convert Company Options in accordance with Section 3.01(b) have been made, and to ensure that no Converted Option may be exercised prior to the effective date of a registration statement on Form S-8 or other applicable form of GX.

(d) At the Second Effective Time, by virtue of the Second Merger and without any action on the part of GX, Surviving Corporation, Second Merger Sub, or the holders of any securities of GX or the Surviving Corporation or the Second Merger Sub: (a) each share of common stock of the Surviving Corporation issued and outstanding immediately prior to the Second Effective Time shall be canceled and shall cease to exist without any conversion thereof or payment therefor; and (b) each membership interest in Second Merger Sub issued and outstanding immediately prior to the Second Effective Time shall be converted into and become one validly issued, fully paid and non-assessable membership interest in the Surviving Entity, which shall constitute the only outstanding equity of the Surviving Entity. From and after the Second Effective Time, all certificates, if any, representing membership interests in Second Merger Sub shall be deemed for all purposes to represent the number of membership interests of the Surviving Entity which they were converted in accordance with the immediately preceding sentence.

Section 3.02 Exchange of Company Securities.

(a) Exchange Agent. On the Closing Date, GX shall deposit, or shall cause to be deposited, with a bank or trust company that shall be designated by GX and is reasonably satisfactory to the Company (the “Exchange Agent”), for the benefit of the holders of Company Common Stock, for exchange in accordance with this Article III, the number of shares of GX Class A Common Stock sufficient to deliver the aggregate Per Share Merger Consideration payable pursuant to this Agreement (such shares of GX Class A Common Stock being hereinafter referred to as the “Exchange Fund”). GX shall cause the Exchange Agent, pursuant to irrevocable instructions, to pay the Per Share Merger Consideration out of the Exchange Fund in accordance with the Merger Payment Schedule and the other applicable provisions contained in this Agreement. The Exchange Fund shall not be used for any other purpose.

(b) Exchange Procedures. Reasonably promptly after the Effective Time, GX shall send or shall cause the Exchange Agent to send, to each holder of record of shares of Company Common Stock (including, for the avoidance of doubt, shares of Company Preferred Stock converted into shares of Company Common Stock in accordance with Section 3.01(a)) converted into the right to receive the Per Share Merger Consideration, a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and the risk of loss and title shall pass, only upon proper transfer of each share to the Exchange Agent, and which letter of transmittal will be in customary form reasonably agreed to by the Company and GX prior to the Effective Time) for use in such exchange (each, a “Letter of Transmittal”). Each holder of shares of Company Common Stock that have been converted into the right to receive the Per Share Merger Consideration, pursuant to Section 3.01(b), shall be entitled to receive the Per Share Merger Consideration, upon receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request), together with a duly completed and validly executed Letter of Transmittal and such other documents as may reasonably be requested by the Exchange Agent. No interest shall be paid or accrued upon the transfer of any share. As soon as practicable following the Exchange Agent’s receipt of such documents from a holder of shares of Company Common Stock, and in any event within two (2) Business Days following the receipt of such documents (but in no event prior to the Effective Time), GX shall cause the Exchange Agent to deliver to each holder of Company Common Stock, as of immediately prior to the Effective Time, represented by book-entry (including Company Common Stock resulting from the conversion of the Company Preferred Stock and the Company Warrants), that has delivered such documents to the Exchange Agent, the applicable Per Share Merger Consideration in accordance with the provisions of Section 3.01(b)(i).

(c) No Further Rights in Company Common Stock or Company Preferred Stock. The Per Share Merger Consideration payable upon conversion of the Capital Stock (including Capital Stock resulting from the conversion of the Company Preferred Stock and the Company Warrants) in accordance with the terms hereof shall be deemed to have been paid and issued in full satisfaction of all rights pertaining to such Capital Stock.

(d) Adjustments to Per Share Consideration. The Per Share Merger Consideration shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to GX Class A Common Stock occurring on or after the date hereof and prior to the Effective Time.

(e) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Company Common Stock for one (1) year after the Effective Time shall be delivered to GX, upon demand, and any holders of Company Common Stock who have not theretofore complied with this Section 3.02 shall thereafter look only to GX for the applicable Per Share Merger Consideration. Any portion of the Exchange Fund remaining unclaimed by holders of Company Common Stock as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority shall, to the extent permitted by applicable Law, become the property of GX free and clear of any claims or interest of any person previously entitled thereto.

(f) No Liability. None of the Exchange Agent, GX or the Surviving Corporation or the Surviving Entity shall be liable to any holder of Capital Stock (including Capital Stock resulting from the conversion of the Company Preferred Stock and the Company Warrants) for any such Capital Stock (or dividends or distributions with respect thereto) or cash delivered to a public official pursuant to any abandoned property, escheat or similar Law in accordance with this Section 3.02.

(g) Withholding Rights. Notwithstanding anything in this Agreement to the contrary, each of the Surviving Corporation, GX, First Merger Sub, Second Merger Sub and the Exchange Agent shall be entitled to deduct and withhold from amounts (including shares, options or other property) otherwise payable, issuable or transferable pursuant to this Agreement to any holder of Company Options or Capital Stock (including Capital Stock resulting from the conversion of the Company Preferred Stock and the Company Warrants) such amounts as it is required to deduct and withhold with respect to such payment, issuance or transfer under the United States Internal Revenue Code of 1986 (the “Code”) or any provision of state, local or non U.S. Tax Law. To the extent that amounts are so deducted or withheld and timely paid to the applicable Governmental Authority in accordance with applicable Law, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid, issued or transferred to the holder of the Company Securities (or intended recipients of compensatory payments) in respect of which such deduction and withholding was made.

(h) Fractional Shares. No certificates or scrip or shares representing fractional shares of GX Class A Common Stock shall be issued upon the exchange of Capital Stock and such fractional share interests will not entitle the owner thereof to vote or to have any rights of a stockholder of GX or a holder of shares of GX Class A Common Stock. In lieu of any fractional share of GX Class A Common Stock to which any holder of Capital Stock would otherwise be entitled, the Exchange Agent shall round up or down to the nearest whole share of GX Class A Common Stock, as applicable, with a fraction of 0.5 rounded up. No cash settlements shall be made with respect to fractional shares eliminated by rounding.

(i) Merger Payment Schedule. At least five (5) Business Days prior to the Closing Date, the Company shall deliver to GX and the Exchange Agent a schedule (the “Merger Payment Schedule”) showing the percentage allocation of the Exchange Fund to each of the holders of Company Securities at the Closing as well as the corresponding number of shares of GX Class A Common Stock to be issued to such holders of Company Securities pursuant to Section 3.01.

Section 3.03 Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of Company Common Stock or Company Preferred Stock thereafter on the records of the Company. From and after the Effective Time, the holders of the Capital Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Capital Stock, except as otherwise provided in this Agreement or by Law.

Section 3.04 Payment of Expenses.

(a) No sooner than five (5) nor later than two (2) Business Days prior to the Closing Date, the Company shall provide to GX a written report setting forth a list of all of the following fees and expenses incurred by or on behalf of the Company in connection with the preparation, negotiation and execution of this Agreement and the consummation of the Transactions (together with written invoices and wire transfer instructions for the payment thereof), solely to the extent such fees and expenses are incurred and expected to remain unpaid as of the close of business on the Business Day immediately preceding the Closing Date: (i) the fees and disbursements of outside counsel to the Company incurred in connection with the Transactions and (ii) the fees and expenses of any other agents, advisors, consultants, experts, financial advisor and other service providers engaged by the Company in connection with the Transactions (collectively, the “Outstanding Company Transaction Expenses”). For the avoidance of doubt, the Outstanding Company Transaction Expenses shall not include any fees and expenses of the Company’s stockholders.

(b) No sooner than five (5) nor later than two (2) Business Days prior to the Closing Date, GX shall provide to the Company a written report setting forth a list of all fees, expenses and disbursements incurred by or on behalf of GX, First Merger Sub, or Second Merger Sub for (i) outside counsel to GX in connection with the Transactions, (ii) agents, advisors, consultants, experts, financial advisors (including any placement agent) and other service providers engaged by or on behalf of GX, First Merger Sub or Second Merger Sub in connection with the Transactions or otherwise in connection with GX’s operations (together with written invoices and wire transfer instructions for the payment thereof), (iii) any amounts due to the underwriters of GX’s IPO, (iv) any loans owed by GX for amounts borrowed from its directors, officers or stockholders (including the Sponsor) and (v) fees relating to all SEC and other regulatory filings (including those incurred in connection with the Proxy Statement, Registration Statement and the filing fee for the Notification and Report Forms filed under the HSR Act), in the case of the foregoing clauses (ii), (iii) and (iv), to the extent set forth in Section 3.04(b) of the GX Disclosure Schedule and not in excess of the maximum amounts set forth therein (collectively, the “Outstanding GX Transaction Expenses” and together with the Outstanding Company Transaction Expenses, the “Outstanding Transaction Expenses”). The Outstanding GX Transaction Expenses shall not include any transaction, monitoring, management or other similar fees payable by GX to the Sponsor or its Affiliates. On the Closing Date, GX shall pay or cause to be paid, by wire transfer of immediately available funds, all such Outstanding Transaction Expenses.

(c) Except as set forth in this Section 3.04 or elsewhere in this Agreement, all expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses, whether or not the Mergers or any other Transaction is consummated, except that the Company and GX shall each pay one-half of the fees relating to all SEC and other regulatory filing fees (including those incurred in connection with the Proxy Statement, Registration Statement and the filing fee for the Notification and Report Forms filed under the HSR Act).

Section 3.05 Appraisal Rights.

(a) Notwithstanding any provision of this Agreement to the contrary and to the extent available under the DGCL, shares of Company Common Stock that are outstanding immediately prior to the Effective Time and that are held by stockholders of the Company who shall have neither voted in favor of the Mergers nor consented thereto in writing and who shall have demanded properly in writing appraisal for such Company Common Stock in accordance with Section 262 of the DGCL and otherwise complied with all of the provisions of the DGCL relevant to the exercise and perfection of dissenters’ rights shall not be converted into, and such stockholders shall have no right to receive, the Per Share Merger Consideration unless and until such stockholder fails to perfect or withdraws or otherwise loses his, her or its right to appraisal and payment under the DGCL. Any stockholder of the Company who fails to perfect or who effectively withdraws or otherwise loses his, her or its dissenters’ rights to appraisal of such shares of Company Common Stock under Section 262 of the DGCL, shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the applicable Per Share Merger Consideration, without any interest thereon.

(b) Prior to the Closing, the Company shall give GX (i) prompt notice of any demands for appraisal rights received by the Company and any withdrawals of such demands, and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of GX (which consent shall not be unreasonably withheld), make any payment with respect to any demands for appraisal rights or offer to settle or settle any such demands.

Article IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Company’s disclosure schedule delivered by the Company to GX, First Merger Sub and Second Merger Sub in connection with this Agreement (the “Company Disclosure Schedule”) (each of which qualifies (a) the correspondingly numbered representation, warranty or covenant specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent on its face or cross-referenced), the Company hereby represents and warrants to GX, First Merger Sub and Second Merger Sub as follows:

Section 4.01 Organization and Qualification; Subsidiaries.

(a) The Company and each subsidiary of the Company (each a “Company Subsidiary”), is a corporation, company or other organization duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and has the requisite corporate or other organizational power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. The Company and each Company Subsidiary is duly qualified or licensed as a foreign corporation or other organization to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not, individually or in the aggregate, be expected to have a Company Material Adverse Effect.

(b) A true and complete list of all the Company Subsidiaries, together with the jurisdiction of incorporation of each Company Subsidiary and the percentage of the equity interest of each Company Subsidiary owned by the Company and each other Company Subsidiary, is set forth in Section 4.01(b) of the Company Disclosure Schedule. The Company does not directly or indirectly own, and has never owned, any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any other corporation, partnership, joint venture or business association or other entity.

Section 4.02 Certificate of Incorporation and Bylaws. The Company has prior to the date of this Agreement made available to GX in the Virtual Data Room a complete and correct copy of the certificate of incorporation and the bylaws or equivalent organizational documents, each as amended, restated or otherwise modified to date, of the Company and each Company Subsidiary. Such certificates of incorporation, bylaws or equivalent organizational documents are in full force and effect. Neither the Company nor any Company Subsidiary is in violation of any of the provisions of its certificate of incorporation, bylaws or equivalent organizational documents.

Section 4.03 Capitalization.

(a) The authorized capital stock of the Company consists of 202,500,000 shares of Company Common Stock and 151,609,741 shares of Company Preferred Stock, consisting of (i) 38,361,917 shares of Series A Preferred Stock, (ii) 15,552,130 shares of Series X Preferred Stock and (iii) 97,695,694 shares of Series B Preferred Stock. As of November 30, 2020, (w)(i) 23,990,063 shares of Company Common Stock are issued and outstanding, (ii) 38,361,917 shares of Series A Preferred Stock are issued and outstanding, (iii) 15,552,130 shares of Series X Preferred Stock are issued and outstanding, (iv) 53,568,330 shares of Series B Preferred Stock are issued and outstanding, (x) 118,183 shares of Capital Stock are held in the treasury of the Company (y) 25,775,905 shares of Series B Preferred Stock are subject to future issuance pursuant to outstanding Company Warrants and (z) 23,115,646 shares Company Common Stock are subject to outstanding Company Options granted pursuant to the Company Option Plan or otherwise.

(b) Other than the Company Options and the Company Warrants, there are no options, warrants, preemptive rights, calls, convertible securities, conversion rights or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued share capital of the Company or any Company Subsidiary or obligating the Company or any Company Subsidiary to issue or sell any shares of, or other equity or voting interests in, or any securities convertible into or exchangeable or exercisable for shares or other equity or other voting interests in, the Company or any Company Subsidiary. As of the date hereof, except as set forth on Section 4.03(b) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary is a party to, or otherwise bound by, and neither the Company nor any Company Subsidiary has granted, any outstanding equity appreciation rights, participations, phantom equity, restricted shares, restricted share units, performance shares, contingent value rights or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares, or other securities or ownership interests in, the Company or any Company Subsidiary. There are no voting trusts, voting agreements, proxies, stockholder agreements or other agreements to which the Company or any Company Subsidiary is a party, or to the Company’s knowledge, among any holder of Capital Stock or any other equity interests or other securities of the Company or any Company Subsidiary to which the Company or any Company Subsidiary is not a party, with respect to the voting or transfer of the Capital Stock or any of the equity interests or other securities of the Company or any of the Company Subsidiaries. Except for the Company Subsidiaries, the Company does not own any equity interests in any person.

(c) Section 4.03(c) of the Company Disclosure Schedule sets forth the following information with respect to each Company Option outstanding: (i) the name of the Company Option recipient; (ii) whether the Company Option was granted pursuant to the Company Option Plan; (iii) the number of shares of the Company outstanding with respect to such Company Option; (iv) the exercise or purchase price of such Company Option; (v) the date on which such Company Option was granted; and (vi) the date on which such Company Option expires. The Company has made available to GX in the Virtual Data Room an accurate and complete copy of the Company Option Plan and all forms of award agreements evidencing all outstanding Company Option. No Company Option was granted with an exercise price per share less than the fair market value of the underlying Company Common Stock as of the date such Company Option was granted. All shares of the Company subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable.

(d) There are no outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of the Company or any capital stock of any Company Subsidiary or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any person other than a Company Subsidiary.

(e) (i) There are no commitments or agreements of any character to which the Company is bound obligating the Company to accelerate the vesting of any Company Option as a result of the proposed transactions herein, and (ii) all outstanding Capital Stock, all outstanding Company Options, and all outstanding shares of capital stock of each Company Subsidiary have been issued and granted in compliance with (A) all applicable securities Laws and other applicable Laws and (B) all preemptive rights and other requirements set forth in applicable contracts to which the Company or any Company Subsidiary is a party and the organizational documents of the Company and the Company Subsidiaries, as applicable.

(f) Each outstanding share of capital stock of each Company Subsidiary is duly authorized, validly issued, fully paid and nonassessable, and each such share is owned 100% by the Company or another Company Subsidiary free and clear of all Liens, options, rights of first refusal and limitations on the Company’s or any Company Subsidiary’s voting rights, other than transfer restrictions under applicable securities Laws and their respective organizational documents.

(g) Except for the Capital Stock held by the stockholders of the Company, no shares or other equity or voting interest of the Company, or options, warrants or other rights to acquire any such shares or other equity or voting interest, of the Company is authorized or issued and outstanding.

(h) All outstanding Capital Stock and all outstanding shares of capital stock or other equity securities (as applicable) of each Company Subsidiary have been issued and granted in compliance with (i) applicable securities Laws and other applicable Laws and (ii) any preemptive rights and other similar requirements set forth in applicable contracts to which the Company or any Company Subsidiary is a party.

Section 4.04 Authority Relative to This Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is a party, to perform its obligations hereunder and thereunder and, subject to receiving the Company Stockholder Approval, to consummate the Transactions. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions have been, and each Ancillary Agreement to which the Company is a party will be, duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement and each Ancillary Agreement to which it is a party or to consummate the Transactions (other than, with respect to the Mergers, the Company Stockholder Approval, which the Written Consent shall satisfy, and the filing and recordation of appropriate merger documents as required by the DGCL). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by GX and First Merger Sub and Second Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Laws of general application affecting enforcement of creditors’ rights generally, by general equitable principles (the “Remedies Exceptions”). The Company Board has unanimously approved this Agreement and the Transactions. To the knowledge of the Company, no other state takeover Law is applicable to the Mergers or the other Transactions.

Section 4.05 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by the Company does not, and subject to receipt of the filing and recordation of appropriate merger documents as required by the DGCL and of the consents, approvals, authorizations or permits, filings and notifications, expiration or termination of waiting periods after filings and other actions set forth on Section 4.05(a) of the Company Disclosure Schedule, including the Written Consent, being made, obtained or given, the performance of this Agreement by the Company will not (i) conflict with or violate the certificate of incorporation or bylaws or any equivalent organizational documents of the Company or any Company Subsidiary, (ii) conflict with or violate any United States or non-United States statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order (“Law”) applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, or (iii) result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than any Permitted Lien) on any material property or asset of the Company or any Company Subsidiary pursuant to, any Material Contract, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not have or reasonably be expected to have a Company Material Adverse Effect.

(b) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, or expiration or termination of any waiting period by, any United States federal, state, county or local or non-United States government, governmental, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal, or judicial or arbitral body (a “Governmental Authority”), except (i) for applicable requirements, if any, of the Exchange Act, the Securities Act, state securities or “blue sky” laws (“Blue Sky Laws”) and state takeover Laws, the pre-merger notification requirements of the HSR Act, and filing with and recordation of appropriate merger documents as required by the DGCL, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not have or would not reasonably be expected to have a Company Material Adverse Effect.

Section 4.06 Permits; Compliance.

(a) Each of the Company and the Company Subsidiaries is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, registrations, approvals and orders of any Governmental Authority, including the U.S. Food and Drug Administration (the “FDA”), necessary for each of the Company or the Company Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted (the “Company Permits”), except where the failure to have such Company Permits would not reasonably be expected to have a Company Material Adverse Effect. No suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened in writing. Neither the Company nor any Company Subsidiary is in conflict with, or in default, breach or violation of, (a) any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, or (b) any Material Contract or Company Permit, except, in each case, for any such conflicts, defaults, breaches or violations that would not have or would not reasonably be expected to have a Company Material Adverse Effect.

(b) The business of the Company and its Subsidiaries, and each Company Product that is or has been developed, manufactured, tested, distributed or marketed by or on behalf of the Company or the Subsidiaries, is in compliance in all material respects with all applicable Laws, including (i) the federal Food, Drug, and Cosmetic Act, as amended (including the rules, guidances and regulations promulgated thereunder); (ii) the Public Health Service Act; (iii) the Clinical Laboratory Improvement Amendments of 1988; (iv) all Laws governing the detection, assessment, and understanding of adverse events (including pharmacovigilance and adverse event regulations and guidance of the FDA and the International Council for Harmonization); (v) all Laws governing patient informed consent; (vi) federal or state criminal or civil fraud and abuse Laws (including the federal Anti-Kickback Statute (42 U.S.C. §1320a-7(b)), Stark Law (42 U.S.C. §1395nn), False Claims Act (42 U.S.C. §1320a-7b(a)), Privacy/Data Security Laws), and (vii) all comparable state Laws, including state licensing, disclosure and reporting Laws, and all regulations promulgated thereunder except as would not have or would not reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any Subsidiary has, since the Formation Date, received any written notice of any pending or threatened Action against it alleging any failure to comply with any Law except as would not have or would not reasonably be expected to have a Company Material Adverse Effect. All pre-clinical and clinical investigations conducted or sponsored by the Company or its Subsidiaries and intended to be referenced in, or submitted to a Governmental Authority to support, a regulatory approval or clearance are being conducted in compliance with all protocols, and applicable Laws except as would not have or would not reasonably be expected to have a Company Material Adverse Effect. No clinical trial conducted by or on behalf of the Company or any Subsidiary is currently on clinical hold as imposed by a Governmental Authority, and neither the Company nor any Subsidiary has received any notices or correspondence from the FDA or any other Governmental Authority or any Institutional Review Board or comparable authority threatening to commence or requiring the termination, suspension or material modification of any studies, tests, preclinical development or clinical trials conducted by or on behalf of the Company or a Company Subsidiary, except as would not have or would not reasonably be expected to have a Company Material Adverse Effect.

(c) To the Company’s knowledge, no Governmental Authority has identified any facts, studies, tests, development, trials, or data resulting therefrom, which indicate that any Company product or product candidate cannot be developed, investigated, tested, labeled, manufactured, stored distributed or marketed substantially in the manner presently performed by or on behalf of the Company except as would not have or would not reasonably be expected to have a Company Material Adverse Effect.

(d) Neither the Company, its Subsidiaries nor, to the Company’s knowledge, any officer, employee or agent of the Company has been convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. § 335a(a) or any similar Law or authorized by 21 U.S.C. § 335a(b) or any similar Law. Neither the Company nor, to Company’s knowledge, any officer, employee or agent of the Company has been convicted of any crime or engaged in any conduct for which such person could be excluded from participating in the federal health care programs under Section 1128 of the Social Security Act of 1935, as amended, or any similar Law. The Company is not a party to any corporate integrity agreements, monitoring agreements, consent decrees, settlement orders, or similar agreements with or imposed by any Governmental Authority except as would not have or would not reasonably be expected to have a Company Material Adverse Effect. Neither the Company, its Subsidiaries, nor to the knowledge of the Company, any of its officers, employees, contractors or agents, is the subject of any investigation by FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” policy as stated at 56 Fed. Reg. 46191 (September 10, 1991) (the “FDA Application Integrity Policy”) or by any other similar Governmental Authority pursuant to any similar policy. Neither the Company, its Subsidiaries nor, to the Company knowledge, any of its officers, employees, contractors, and agents has as (i) failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Authority; (ii) made an untrue statement of a material fact or fraudulent statement to the FDA or any other Governmental Authority; or (iii) committed any act, made any statement or failed to make any statement that would reasonably be expected to provide a basis for FDA to invoke the FDA Application Integrity Policy or for any similar Governmental Authority to invoke a similar policy.

(e) Since the Formation Date, no Company product has been recalled, withdrawn or suspended (whether voluntarily or otherwise) or, to the knowledge of the Company, has been adulterated or misbranded except as would not have or would not reasonably be expected to have a Company Material Adverse Effect. No Actions seeking the recall, withdrawal, suspension or seizure of any such product is pending or, to the knowledge of the Company, threatened, except as would not have or would not reasonably be expected to have a Company Material Adverse Effect.

Section 4.07 Financial Statements.

(a) The Company has made available to GX in the Virtual Data Room true and complete copies of the audited consolidated balance sheet of the Company and the Company Subsidiaries as of December 31, 2018 and as of December 31, 2019, and the related consolidated statements of operations and cash flows of the Company and the Company Subsidiaries for each of the years then ended (collectively, the “Annual Financial Statements”), which are attached as Section 4.07(a) of the Company Disclosure Schedule, and which contain an unqualified report of the Company’s auditors. Each of the Annual Financial Statements (including the notes thereto) (i) was prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and (ii) fairly presents, in all material respects, the financial position, results of operations and cash flows of the Company and the Company Subsidiaries as of and at the date thereof and for the period indicated therein, except as otherwise noted therein.

(b) The Company has made available to GX in the Virtual Data Room true and complete copies of the unaudited consolidated balance sheet of the Company and the Company Subsidiaries as of September 30, 2020 (the “Interim Financial Statements Date”), and the related unaudited consolidated statements of operations and cash flows of the Company and the Company Subsidiaries for the nine-month period then ended (collectively, the “Interim Financial Statements”), which are attached as Section 4.07(b) of the Company Disclosure Schedule. The Interim Financial Statements were prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except for the omission of footnotes and subject to year-end adjustments) and fairly present, in all material respects, the financial position, results of operations and cash flows of the Company and the Company Subsidiaries as of and at the date thereof and for the period indicated therein, except as otherwise noted therein and subject to normal and recurring year-end adjustments.

(c) The PCAOB Audited Financials and the Unaudited Interim Financials (including the notes thereto), when delivered pursuant to Section 7.15, (i) will have been prepared in accordance with GAAP and will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant, in effect as of the respective dates thereof and (ii) will fairly present, in all material respects, the financial position, results of operations and cash flows of the Company and the Company Subsidiaries as of and at the date thereof and for the period indicated therein, except as otherwise noted therein.

(d) Except as and to the extent set forth on the Annual Financial Statements or the Interim Financial Statements, neither the Company nor any Company Subsidiary has any liability or obligation of a nature (whether accrued, absolute, contingent or otherwise) required to be reflected on a balance sheet prepared in accordance with GAAP, except for: (i) liabilities that were incurred in the ordinary course of business since the Interim Financial Statements Date, (ii) obligations for future performance under any contract to which the Company or any Company Subsidiary is a party or (iii) such other liabilities and obligations which are not, individually or in the aggregate, expected to result in a Company Material Adverse Effect.

(e) Since the Formation Date, (i) neither the Company nor any Company Subsidiary nor, to the Company’s knowledge, any director, officer, employee, auditor, accountant or Representative of the Company or any Company Subsidiary, has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or, to the knowledge of the Company, oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any Company Subsidiary or their respective internal accounting controls, including any such complaint, allegation, assertion or claim that the Company or any Company Subsidiary has engaged in questionable accounting or auditing practices and (ii) there have been no internal investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, general counsel, the Company Board or any committee thereof.

(f) To the knowledge of the Company, no employee of the Company or any Company Subsidiary has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable Law. None of the Company, any Company Subsidiary or, to the knowledge of the Company, any officer, employee, contractor, subcontractor or agent of the Company or any Company Subsidiary, has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of the Company or any Company Subsidiary in the terms and conditions of employment because of any act of such employee described in 18 U.S.C. sec. 1514A(a).

(g) All accounts receivable of the Company and the Company Subsidiaries reflected on the Interim Financial Statements or arising thereafter have arisen from bona fide transactions in the ordinary course of business consistent with past practices and in accordance with GAAP and are collectible, subject to bad debts reserved in the Interim Financial Statements. To the knowledge of the Company, such accounts receivables are not subject to valid defenses, setoffs or counterclaims, other than routine credits granted for errors in ordering, shipping, pricing, discounts, rebates, returns in the ordinary course of business and other similar matters. The Company’s reserve for contractual allowances and doubtful accounts is adequate in all material respects and has been calculated in a manner consistent with past practices. Since December 31, 2019, neither the Company nor any of the Company Subsidiaries has modified or changed in any material respect its sales practices or methods including, without limitation, such practices or methods in accordance with which the Company or any of the Company Subsidiaries sell goods, fill orders or record sales.

(h) All accounts payable of the Company and the Company Subsidiaries reflected on the Interim Financial Statements or arising thereafter are the result of bona fide transactions in the ordinary course of business and have been paid or are not yet due or payable. Since December 31, 2019, the Company and the Company Subsidiaries have not altered in any material respects their practices for the payment of such accounts payable, including the timing of such payment.

(i) The Company maintains a system of internal accounting controls designed to provide reasonable assurance that (i) all transactions are executed in accordance with management’s specific authorization; (ii) the preparation of the Company’s financial statements for external purposes are in conformity with GAAP and maintain asset accountability; (iii) access to assets is only permitted in accordance with management’s specific authorization and (iv) the Company’s records accurately reflect the transaction and disposition of assets, in all material respects.

(j) Neither the Company (including any employee thereof) nor the Company’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company, (ii) any fraud, whether or not material, that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company or (iii) any claim or allegation regarding any of the foregoing.

Section 4.08 Absence of Certain Changes or Events. Since December 31, 2019 and prior to the date of this Agreement, except as otherwise reflected in the Annual Financial Statements or the Interim Financial Statements, or as expressly contemplated by this Agreement, (a) the Company and the Company Subsidiaries have conducted their respective businesses in all material respects in the ordinary course and in a manner consistent with past practice, other than due to any actions taken due to a “shelter in place,” “non-essential employee” or similar direction of any Governmental Authority, (b) neither the Company or any of the Company Subsidiaries have sold, assigned, transferred, permitted to lapse, abandoned, or otherwise disposed of any right, title or interest in or to any of their respective material assets (including Company Owned IP) other than revocable non-exclusive licenses or sublicenses of Company Owned IP granted in the ordinary course of business in which grants of rights to use such Company Owned IP are incidental to performance under the agreement, (c) there has not been a Company Material Adverse Effect, and (d) none of the Company or any Company Subsidiary has taken any action that, if taken after the date of this Agreement, would constitute a material breach of any of the covenants set forth in Section 6.01(b).

Section 4.09 Absence of Litigation. There is no material Action pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary, or any property or asset of the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary nor any property or asset of the Company or any Company Subsidiary is, subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of the Company, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority.

Section 4.10 Employee Benefit Plans.

(a) Section 4.10(a) of the Company Disclosure Schedule lists, as of the date of this Agreement, all material Employee Benefit Plans that are maintained, contributed to, required to be contributed to, or sponsored by the Company or any Company Subsidiary for the benefit of any current or former employee, officer, director or consultant, or under which the Company or any Company Subsidiary has or could incur any liability (contingent or otherwise) (collectively, whether or not material, the “Plans”).

(b) With respect to each material Plan, the Company has made available to GX, if applicable (i) a true and complete copy of the current plan document and all amendments thereto and each trust or other funding arrangement, (ii) copies of the most recent summary plan description and any summaries of material modifications, (iii) a copy of the 2019 filed Internal Revenue Service (“IRS”) Form 5500 annual report and accompanying schedules (or, if not yet filed, the most recent draft thereof), (iv) copies of the most recently received IRS determination, opinion or advisory letter, and (v) any non-routine correspondence from any Governmental Authority with respect to any Plan since the Formation Date. Neither the Company nor any Company Subsidiary has any express commitment to modify, change or terminate any Plan, other than with respect to a modification, change or termination required by ERISA or the Code, or other applicable Law.

(c) None of the Plans is or was since the Formation Date, nor does the Company, any Company Subsidiary or any ERISA Affiliate have or reasonably expect to have any liability or obligation (contingent or otherwise) under (i) a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA), (ii) a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) subject to Section 412 of the Code or Title IV of ERISA, (iii) a multiple employer plan subject to Section 413(c) of the Code, or (iv) a multiple employer welfare arrangement under ERISA. For purposes of this Agreement, “ERISA Affiliate” means any entity that together with the Company or any Company Subsidiary would be deemed a “single employer” for purposes of Section 4001(b)(1) of ERISA or Sections 414 of the Code.

(d) Neither the Company nor any Company Subsidiary is nor will be obligated, whether under any Plan or otherwise, to pay separation, severance, termination or similar benefits to any person as a result of any Transaction (whether alone or in connection with another event), nor will any such Transaction (whether alone or in connection with another event) accelerate the time of payment or vesting, or increase the amount or cause the funding of, of any benefit or other compensation due to any individual. The Transactions shall not be the direct or indirect cause of any amount paid or payable by the Company or any Company Subsidiary being classified as an “excess parachute payment” under Section 280G of the Code.

(e) None of the Plans provides, nor does the Company nor any Company Subsidiary have or reasonably expect to have any obligation to provide, medical or other welfare benefits to any current or former employee, officer, director or consultant of the Company or any Company Subsidiary after termination of employment or service except as may be required under Section 4980B of the Code and Part 6 of Title I of ERISA and the regulations thereunder.

(f) Each Plan is and has been since the Formation Date in compliance, in all material respects, in accordance with its terms and the requirements of all applicable Laws including, without limitation, ERISA and the Code. The Company and each Company Subsidiary has performed, in all material respects, all obligations required to be performed by them under, are not in any material respect in default under or in violation of, and have no knowledge of any default or violation in any material respect by any party to, any Plan. No Action is pending or, to the knowledge of the Company, threatened with respect to any Plan (other than claims for benefits in the ordinary course) and, to the knowledge of the Company, no fact or event exists that could reasonably be expected to give rise to any such Action.

(g) Each Plan that is intended to be qualified under Section 401(a) of the Code has (i) timely received a favorable determination letter from the IRS covering all of the provisions applicable to the Plan for which determination letters are currently available that the Plan is so qualified and each trust established in connection with such Plan is exempt from federal income Tax under Section 501(a) of the Code or (ii) is entitled to rely on a favorable opinion or advisory letter from the IRS, and to the knowledge of Company, no fact or event has occurred since the date of such determination or opinion letter or letters from the IRS that could reasonably be expected to adversely affect the qualified status of any such Plan or the exempt status of any such trust.

(h) There has not been any non-exempt prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) nor any reportable events (within the meaning of Section 4043 of ERISA) with respect to any Plan that could reasonably be expected to result in material liability to the Company or any of the Company Subsidiaries. There have been no acts or omissions by the Company, any Company Subsidiary or any ERISA Affiliate that have given or could reasonably be expected to give rise to any material fines, penalties, Taxes or related charges under Sections 502 or 4071 of ERISA or Section 511 or Chapter 43 of the Code for which the Company, any Company Subsidiary or any ERISA Affiliate may be liable.

(i) All contributions, premiums or payments required to be made with respect to any Plan have been made to the extent due on or before their respective due dates or properly accrued on the consolidated financial statements of the Company and the Company Subsidiaries, except as would not result in material liability to the Company and the Company Subsidiaries.

(j) Each Plan that constitutes a nonqualified deferred compensation plan subject to Section 409A of the Code is in documentary compliance with, and has been administered and operated, in all material respects, in compliance with, the provisions of Section 409A of the Code and the Treasury Regulations thereunder, and no additional Tax under Section 409A(a)(1)(B) of the Code has been or could reasonably be expected to be incurred by a participant in any such Plan.

Section 4.11 Labor and Employment Matters.

(a) Section 4.11(a) of the Company Disclosure Schedules sets forth a true, correct and complete list of all employees of the Company and any Company Subsidiary as of the date hereof, including any employee who is on a leave of absence of any nature, authorized or unauthorized, and sets forth for each such individual the following, on a no name basis: (i) title or position (including whether full or part time); (ii) hire date and service date (if different); (iii) current annualized base salary or (if paid on an hourly basis) hourly rate of pay; and (iv) commission, bonus or other incentive based compensation. As of the date hereof, all compensation, including wages, commissions and bonuses, due and payable to all employees of the Company and any Company Subsidiary for services performed on or prior to the date hereof have been paid in full (or accrued in full in the Company’s financial statements).

(b) (i) There are no material Actions pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary by any of their respective current or former employees; (ii) neither the Company nor any Company Subsidiary is, nor has either the Company or any Company Subsidiary been since the Formation Date, a party to, bound by, or negotiating any collective bargaining agreement or other contract with a union, works council or labor organization applicable to persons employed by the Company or any Company Subsidiary, nor, to the knowledge of the Company, are there any activities or proceedings of any labor union to organize any such employees; (iii) there are no unfair labor practice complaints pending against the Company or any Company Subsidiary before the National Labor Relations Board; and (iv) there has never been, nor, to the knowledge of the Company, has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting, or, to the knowledge of the Company, threat thereof, by or with respect to any employees of the Company or any Company Subsidiary.

(c) The Company and the Company Subsidiaries are and have been since the Formation Date in material compliance in all respects with all applicable Laws relating to the employment, employment practices, employment discrimination, terms and conditions of employment, mass layoffs and plant closings (including the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar state or local Laws), immigration, meal and rest breaks, pay equity, workers’ compensation, family and medical leave, and occupational safety and health requirements, payment of wages, hours of work, and collective bargaining as required by the appropriate Governmental Authority and are not liable for any material arrears of wages, penalties or other sums for failure to comply with any of the foregoing.

Section 4.12 Real Property; Title to Assets.

(a) The Company does not own any real property.

(b) Section 4.12(b) of the Company Disclosure Schedule lists the street address of each parcel of Leased Real Property, and sets forth a list of each lease, sublease, license or occupancy agreement pursuant to which the Company or any Company Subsidiary leases, subleases, licenses or occupies any real property (each, a “Lease”), with the name of the lessor or any other party thereto, and the date of the Lease in connection therewith and each material amendment to any of the foregoing (collectively, the “Lease Documents”). True, correct and complete copies of all Lease Documents have been made available to GX in the Virtual Data Room. Except as otherwise set forth in Section 4.12(b) of the Company Disclosure Schedule, (i) there are no leases, subleases, sublicenses, concessions or other contracts granting to any person other than the Company or Company Subsidiaries the right to use or occupy any Leased Real Property, and (ii) all such Leases are in full force and effect, are valid and enforceable in accordance with their respective terms, subject to the Remedies Exceptions, and there is not, under any of such Leases, any existing default or event of default (or event which, with notice or lapse of time, or both, would constitute a default) by the Company or any Company Subsidiary or, to the Company’s knowledge, by the other party to such Leases, except as would not, individually or in the aggregate, be material to the Company and the Company Subsidiaries, taken as a whole. Neither the Company, nor any Company Subsidiary, has subleased, sublicensed or otherwise granted to any person any right to use, occupy or possess any portion of the Leased Real Property.

(c) Other than any actions taken due to a “shelter in place,” “non-essential employee” or similar direction of any Governmental Authority, there are no contractual or legal restrictions that preclude or restrict the ability of the Company or any Company Subsidiary to use any Leased Real Property by such party for the purposes for which it is currently being used, except as would not, individually or in the aggregate, be material to the Company and the Company Subsidiaries, taken as a whole. There are no latent defects or adverse physical conditions affecting the Leased Real Property, and improvements thereon, other than those that would not have a Company Material Adverse Effect.

(d) Each of the Company and the Company Subsidiaries has legal and valid title to, or, in the case of Leased Real Property and assets, valid leasehold or subleasehold interests in, all of its properties and assets, tangible and intangible, real, personal and mixed, used or held for use in its business, free and clear of all Liens other than Permitted Liens, except as would not, individually or in the aggregate, be material to the Company and the Company Subsidiaries, taken as a whole.

Section 4.13	Intellectual Property.

(a) Section 4.13(a) of the Company Disclosure Schedule contains a true, correct and complete list of all of the following that are (as applicable) owned or purported to be owned, used or held for use by the Company or the Company Subsidiaries: (i) Registered Intellectual Property constituting Company Owned IP (showing in each, as applicable, the filing date, date of issuance, expiration date and registration or application number, and registrar), (ii) all material contracts or agreements to use any Company Licensed IP, including for the Software of any other person (other than (x) commercially available, “off-the-shelf” Software and (y) commercially available service agreements to Business Systems) where such Company Licensed IP is incorporated into the Products; and (iii) any material Software or Business Systems constituting Company Owned IP that are incorporated into the Products.

(b) Except as set forth in Section 4.13(b) of the Company Disclosure Schedule, the Company and its Subsidiaries own, have valid and enforceable licenses for or otherwise have adequate rights to use all technology (including but not limited to patented, patentable and unpatented inventions and unpatentable proprietary or confidential information, systems or procedures), designs, processes, licenses, patents, patent applications, trademarks, service marks, trade and service mark registrations, trade secrets, trade names, know how, copy rights and other works of authorship, computer programs, technical data and information and other Intellectual Property that are or would reasonably be expected to be material to their business as currently conducted or as currently proposed to be conducted (including upon the commercialization of products or services described in the Registration Statement, the Company Disclosure Schedule or the Prospectus as under development) or to the development, manufacture, operation and sale of any products and services sold or proposed to be sold by any of the Company or any Company Subsidiary. The Company IP has not been adjudged by a court of competent jurisdiction invalid or unenforceable in whole or in part. The Company IP constitutes all Intellectual Property rights necessary for, or to the knowledge of the Company, otherwise used in, the operation of the business of the Company and the Company Subsidiaries as currently conducted or as contemplated to be conducted and is sufficient for the conduct of such business as currently conducted and contemplated to be conducted as of the date hereof.

(c) Other than as set forth in Section 4.13(c) of the Company Disclosure Schedule, the Company or one of the Company Subsidiaries (i) exclusively owns (beneficially and, with respect to Registered Intellectual Property, as record owner) and possesses, free and clear of all Liens (other than Permitted Liens), all right, title and interest in and to the Company Owned IP and (ii) has the right to use, pursuant to a valid and enforceable written contract or license, all material Company Licensed IP. All material Company Owned IP or exclusively in-licensed Company IP is subsisting and, to the knowledge of the Company, valid and enforceable. No loss or expiration of any of the Company Owned IP or exclusively in-licensed Company IP is threatened in writing, or, to the Company’s knowledge, pending. To the Company’s knowledge, the Company and the Company Subsidiaries have complied with the terms of each agreement pursuant to which Intellectual Property has been licensed to the Company or one of the Company Subsidiaries, and all such agreements are in full force and effect.

(d) The Company and each of its applicable Company Subsidiaries have taken and take reasonable actions to maintain, protect and enforce the secrecy, confidentiality and value of its Trade Secrets and other material Confidential Information, including requiring all persons having access thereto to execute written non-disclosure agreements. Neither the Company nor any Company Subsidiaries has disclosed any trade secrets or other Confidential Information that relates to the Products or is otherwise material to the business of the Company and any applicable Company Subsidiaries to any other person other than pursuant to a written confidentiality agreement under which such other person agrees to maintain the confidentiality and protect such Confidential Information. To the Company’s knowledge, no material Trade Secrets of the Company have been disclosed in a manner that has resulted or is likely to result in the loss of trade secret or other rights in and to such information.

(e) Other than as set forth in Section 4.13(e) of the Company Disclosure Schedules, (i) there have been no claims filed or material claims threatened in writing, against the Company or any Company Subsidiary, by any person (A) contesting the validity, use, ownership, enforceability, scope, patentability or registrability of any of the Company IP, or (B) alleging any infringement or misappropriation of, or other violation of, any Intellectual Property rights of other persons (including any unsolicited written demands or written offers to license any Intellectual Property rights from any other person); (ii) to the Company’s knowledge, the operation of the business of the Company and the Company Subsidiaries (including the Products) as currently conducted and as contemplated to be conducted has not, does not and will not infringe, misappropriate or violate, any Intellectual Property rights of other persons; (iii) to the Company’s knowledge, no other person has infringed, misappropriated or violated any of the Company IP, and no such action, suit, proceeding or claim has been filed or threatened in writing by the Company or its Subsidiaries against any other person; (iv) to the Company’s knowledge, there would be no threatened action, suit, proceeding or claim by others that the Company or one of the Company Subsidiaries would, upon the commercialization of any product or service described in the Registration Statement, the Company Disclosure Schedules or the Prospectus, infringe, misappropriate or otherwise violate, any patent, trademark, tradename, service name, copyright, trade secret or other Intellectual Property or proprietary right of another; and (v) neither the Company nor any of the Company Subsidiaries has received written notice of any of the foregoing or received any formal written opinion of counsel regarding the foregoing, and the Company is unaware of any facts which could form a reasonable basis for any such action, suit, proceeding or claim.

(f) To the Company’s knowledge there is no prior art or other information that may render any Patent within the Company IP that is either (x) Company Owned IP or (y) Company Licensed IP (but only on an exclusive basis) invalid or unenforceable or that may render any Patent application within such Intellectual Property unpatentable that has not been disclosed to the U.S. Patent and Trademark Office or any foreign equivalent thereto. To the Company’s knowledge, there are no material defects in any of the Company IP that is either (x) Company Owned IP or (y) Company Licensed IP (but only on an exclusive basis). The product candidates described in the Company Disclosure Schedules as under development or commercialization by the Company or any Company Subsidiary fall within the scope of the claims of one or more Patent or pending Patent application owned by, or exclusively licensed to, the Company or any Company Subsidiary. To the Company’s knowledge, there is no Patent or published Patent application, in the U.S. or other jurisdiction, which, in the case of a Patent, contains claims, or in the case of a published Patent application contains patentable claims, that dominate or may dominate any of the Company IP or that interferes with the issued or pending claims of any of the Company IP.

(g) No funding, facilities or personnel of any Governmental Authority were used, directly or indirectly, to develop or create, in whole or in part, any Company Owned IP or any Company IP.

(h) Other than as set forth in Section 4.13(h) of the Company Disclosure Schedule, all persons who have contributed, developed or conceived any Company Owned IP have executed valid and enforceable written agreements with the Company or one of the Company Subsidiaries, substantially in the form made available to First Merger Sub, Second Merger Sub or GX in the Virtual Data Room, and pursuant to which such persons assigned to the Company or the applicable Company Subsidiary all of their entire right, title, and interest in and to any Intellectual Property created, conceived or otherwise developed by such person in the course of or related to his, her or its relationship with the Company or the applicable Company Subsidiary, without further ongoing consideration or any restrictions or obligations whatsoever, including on the use or other disposition or ownership of such Intellectual Property; or, with respect to Intellectual Property rights that cannot be assigned (e.g., “moral rights” in certain jurisdictions), such person has unconditionally and irrevocably waives the enforcement thereof, and no such person has excluded works or inventions from such assignment. To the Company’s knowledge, no current or former employee, director or officer of the Company or one of the Company Subsidiaries or any consultant who has contributed, developed or conceived of any Company Owned IP is or has been in violation of any term of any employment or consulting contract, patent disclosure agreement, invention assignment agreement, non-competition agreement, non-solicitation agreement, nondisclosure agreement or any restrictive covenant to or with a former employer where the basis of such violation relates to such employee’s employment or other engagement with the Company or Company Subsidiary.

(i) No Related Party, nor any current or former partner, director, stockholder, officer or employee of the Company or Company Subsidiaries or of any Related Party will, after giving effect to the transactions contemplated hereby, own, license or retain any rights in any of the Intellectual Property owned, used or held for use (including for defensive purposes) by the Company in the conduct of the business as currently conducted and as contemplated to be conducted.

(j) Section 4.13(j) of the Company Disclosure Schedule sets forth a list of all Open Source Software that has been used in, incorporated into, integrated or bundled with any Products, and for each such item of Open Source Software, the name and version number of the applicable license.

(k) The Company and the Company Subsidiaries owns, leases, licenses, or otherwise has the legal right to use all Business Systems, and such Business Systems are sufficient in all material respects for the current needs of the business of the Company or any of the Company Subsidiaries as currently conducted by the Company or the Company Subsidiaries. The Company and each of the Company Subsidiaries maintain commercially reasonable disaster recovery, business continuity and risk assessment plans, procedures and facilities. To the Company’s knowledge since the Formation Date, there has not been any material failure with respect to any of the Business Systems that are material to the conduct of the Company’s and its Subsidiaries’ business that has not been remedied or replaced in all material respects.

(l) The Company and each of the Company Subsidiaries currently and since the Formation Date have complied in all material respects with (i) all Privacy/Data Security Laws applicable to the Company or a Company Subsidiary, (ii) any applicable privacy or other policies of the Company or a Company Subsidiary, respectively, published on a Company website or otherwise made publicly available by the Company or a Company Subsidiary concerning the collection, dissemination, storage, use or other Processing of Personal Information or Business Data, (iii) industry standards to which the Company or any Company Subsidiary is bound to adhere, and (iv) all contractual commitments that the Company or any Company Subsidiary has entered into or is otherwise bound with respect to privacy or data security (collectively, the “Data Security Requirements”). The Company and the Company Subsidiaries have each implemented data security safeguards designed to protect the security and integrity of the Business Systems and any Personal Information. The Company’s and the Company Subsidiaries’ employees and contractors receive commercially reasonable training on information security issues. To the Company’s knowledge there is no Disabling Device in any of the Business Systems constituting Company Owned IP or Product components. Since the Formation Date, except as would not reasonably be expected to result in liability material to the Company or Company Subsidiary, neither the Company nor any of the Company Subsidiaries has (i) to the Company’s knowledge, experienced any data security breaches, unauthorized access or use of any of the Business Systems, or unauthorized acquisition, destruction, damage, disclosure, loss, corruption, alteration, or use of any Personal Information or Business Data; or (ii) to the Company’s knowledge, been subject to or received written notice of any audits, proceedings or investigations by any Governmental Authority or any customer, or received any material claims or complaints regarding the collection, dissemination, storage or use of Personal Information, or the violation of any applicable Data Security Requirements.

(m) The Company or one of the Company Subsidiaries (i) owns the Business Data constituting Company Owned IP free and clear of any restrictions other than those imposed by applicable Privacy/Data Security Laws, or (ii) has the right, as applicable, to use, exploit, publish, reproduce, distribute, license, sell, and create derivative works of and otherwise Process the other Business Data, in whole or in part, in the manner in which the Company and the Company Subsidiaries receive and use such Business Data prior to the Closing Date. The Company and the Company Subsidiaries are not subject to any material legal obligations, including based on the Transactions contemplated hereunder, that would prohibit First Merger Sub, Second Merger Sub or GX from receiving, using or otherwise Processing Personal Information after the Closing Date, in a similar manner in which the Company and the Company Subsidiaries receive, use and otherwise Process such Personal Information immediately prior to the Closing Date or result in material liabilities in connection with Data Security Requirements.

(n) Neither the Company nor any Company Subsidiary is, nor has it ever been, a member or promoter of, or a contributor to, any industry standards body or similar standard setting organization that could require or obligate the Company or any Company Subsidiary to grant or offer to any other person any license or right to any Company Owned IP.

Section 4.14 Taxes.

(a) The Company and each of its Company Subsidiaries: (i) have duly filed all material Tax Returns they are required to have filed as of the date hereof (taking into account any extension of time within which to file) and all such filed Tax Returns are complete and accurate in all material respects; (ii) have paid all Taxes that are shown as due on such filed Tax Returns and any other material Taxes that they are required to have paid as of the date hereof to avoid penalties or charges for late payment; (iii) with respect to all material Tax Returns filed by or with respect to them, have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency (other than pursuant to customary extensions of the due date for filing a Tax Return obtained in the ordinary course of business); (iv) do not have any material deficiency, assessment, claim, audit, examination, investigation, litigation or other proceeding in respect of Taxes or Tax matters pending or asserted, proposed or threatened in writing, for a Tax period which the statute of limitations for assessments remains open. The unpaid Taxes of the Company and its Company Subsidiaries as of the date of the Interim Financial Statements did not materially exceed the reserves for Taxes of the Company and the Company Subsidiaries set forth in the Interim Financial Statements.

(b) Neither the Company nor any Company Subsidiary is a party to, is bound by or has an obligation under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement (including any agreement, contract or arrangement providing for the sharing or ceding of Tax credits or Tax losses) or has a liability or obligation to any person as a result of or pursuant to any such agreement, contract, arrangement or commitment, in each case other than an agreement, contract, arrangement or commitment the primary purpose of which does not relate to Taxes (an “Ordinary Commercial Agreement”).

(c) Neither the Company nor any Company Subsidiary will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting made prior to the Closing under Code Section 481(c) (or any corresponding or similar provision of state, local or non-U.S. income Tax Law); (ii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or non-U.S. income Tax Law) executed prior to the Closing; (iii) installment sale or open transaction disposition made prior to the Closing; (iv) intercompany transaction or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law) entered into or created prior to the Closing; or (v) prepaid amount received prior to the Closing outside the ordinary course of business.

(d) Each of the Company and its Company Subsidiaries has withheld and paid to the appropriate Tax authority all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any current or former employee, independent contractor, creditor, stockholder or other third party and, to the Company’s knowledge, has complied (including any applicable cure provisions) in all material respects with all applicable Laws relating to the reporting and withholding of Taxes.

(e) Neither the Company nor any Company Subsidiary has been a member of an affiliated group filing a consolidated, combined or unitary U.S. federal, state, local or non-U.S. income Tax Return (other than a group of which the Company or a Company Subsidiary was the common parent).

(f) Neither the Company nor any Company Subsidiary has any material liability for the Taxes of any person (other than the Company and its Company Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. law), as a transferee or successor, or, except pursuant to an Ordinary Commercial Agreement, by contract or otherwise.

(g) Neither the Company nor any Company Subsidiary has any request for a material closing agreement, private letter ruling, or similar ruling in respect of Taxes pending between the Company or any Company Subsidiary, on the one hand, and any Tax authority, on the other hand.

(h) The Company has made available to GX in the Virtual Data Room true, correct and complete copies of the U.S. federal income Tax Returns filed by the Company Subsidiaries for the taxable year ended December 31, 2018 and the taxable year ended December 31, 2019.

(i) Neither the Company nor any Company Subsidiary has in any year for which the applicable statute of limitations remains open distributed stock of another person, or has had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(j) Neither the Company nor any Company Subsidiary has engaged in or entered into a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(k) Neither the IRS nor any other U.S. or non-U.S. taxing authority or agency has asserted in writing against the Company or any Company Subsidiary any deficiency or claim for any material Taxes or interest thereon or penalties in connection therewith.

(l) There are no Tax Liens upon any assets of the Company or any of the Company Subsidiaries except for Permitted Liens.

(m) Neither the Company nor any Company Subsidiary has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. Neither the Company nor any Company Subsidiary has received written notice from a non-United States Tax authority that it has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

(n) Neither the Company nor any Company Subsidiary has received written notice of any claim from a Tax authority in a jurisdiction in which the Company or such Company Subsidiary does not file Tax Returns stating that the Company or such Company Subsidiary is or may be subject to Tax in such jurisdiction.

(o) For U.S. federal income tax purposes, the Company is, and has been since its formation, classified as a corporation.

(p) The Company, after consultation with its tax advisors, is not aware of the existence of any fact, or any action it has taken (or failed to take) or agreed to take, that would reasonably be expected to prevent or impede the Mergers, taken together, from qualifying for the Intended Tax Treatment.

Section 4.15 Environmental Matters. (a) Each of the Company and each Company Subsidiary is, and since the Formation Date has not materially violated, applicable Environmental Laws; (b) to the knowledge of the Company, none of the properties currently or formerly owned, leased or operated by the Company or any Company Subsidiary (including, without limitation, soils and surface and ground waters) are contaminated with, and no Company or Company Subsidiary has released, any Hazardous Substance which requires reporting, investigation, remediation, monitoring or other response action by the Company or any Company Subsidiary pursuant to applicable Environmental Laws; (c) to the Company’s knowledge, none of the Company or any of the Company Subsidiaries is, in any material respect, actually, potentially or allegedly liable pursuant to applicable Environmental Laws for any off-site contamination by Hazardous Substances; (d) each of the Company and each Company Subsidiary has all material permits, licenses and other authorizations required of the Company under applicable Environmental Law (“Environmental Permits”), and the Company and each Company Subsidiary is in compliance in all material respects with such Environmental Permits; and (e) neither the Company nor any Company Subsidiary is the subject of any pending or, or to the Company’s knowledge, threatened Action, nor has the Company or any Company Subsidiary received any written notice, alleging any material violation of or, or material liability under, Environmental Laws.

Section 4.16 Material Contracts.

(a) Section 4.16(a) of the Company Disclosure Schedule lists, as of the date of this Agreement, the following types of contracts and agreements to which the Company or any Company Subsidiary is a party, excluding for this purpose, any purchase orders submitted by customers (such contracts and agreements as are required to be set forth in Section 4.16(a) of the Company Disclosure Schedule, along with any Plan listed on Section 4.10(a) of the Company Disclosure Schedule, being the “Material Contracts”):

(i) all contracts and agreements with consideration payable to the Company or any of the Company Subsidiaries of more than $250,000, in the aggregate, over any 12-month period;

(ii) each contract requiring payment by or to the Company after the date of this Agreement in excess of $250,000 pursuant to its express terms relating to: (A) any distribution agreement; (B) any agreement involving provision of services or products with respect to any pre-clinical or clinical development activities of the Company; (C) any dealer, distributor, joint marketing, alliance, joint venture, cooperation, development or other agreement currently in force under which the Company has continuing obligations to develop or market any product, technology or service, or any agreement pursuant to which the Company has continuing obligations to develop any Intellectual Property rights that will not be owned, in whole or in part, by the Company; or (D) any contract with any third party providing any services relating to the manufacture or production of any product, service or technology of the Company or any contract to sell, distribute or commercialize any products or service of the Company;

(iii) all management contracts (excluding contracts for employment) to the extent material to the business of the Company or any Company Subsidiary;

(iv) all contracts and agreements with any Governmental Authority to which the Company or any Company Subsidiary is a party or which otherwise govern the use of any Company IP, other than any Company Permits and clinical trial agreements for clinical trial studies;

(v) all contracts and agreements evidencing indebtedness for borrowed money in an amount greater than $250,000, and any pledge agreements, security agreements or other collateral agreements in which the Company or any Company Subsidiary granted to any person a security interest in or lien on any of the property or assets of the Company or any Company Subsidiary, and all agreements or instruments guaranteeing the debts or other obligations of any person;

(vi) all contracts pursuant to which the Company or a Company Subsidiary has continuing obligations or interests involving (A) “milestone” or other similar contingent payments, including upon the achievement of regulatory or commercial milestones which would result in a payment in excess of $250,000 or (B) payment of royalties or other amounts calculated based upon any revenues or income of the Company, in each case that cannot be terminated by the Company without penalty, or without more than sixty (60) days’ notice without material payment or penalty;

(vii) all contracts and agreements establishing partnership, joint venture, strategic alliance or other collaboration or similar arrangement between the Company or any Company Subsidiary, on the one hand, and any third party, on the other hand (including with respect to the Products);

(viii) any contract relating to the acquisition or disposition of any business or asset (whether by merger, sale of stock, sale of assets or otherwise) under which, after Closing, the Company or any of its Affiliates has or will have obligations with respect to an “earn out,” contingent purchase price or similar contingent payment obligation;

(ix) all contracts and agreements that limit, or purport to limit, the ability of the Company or any Company Subsidiary to compete in any line of business or with any person or entity or in any geographic or therapeutic area or during any period of time excluding customary confidentiality clauses;

(x) all contracts or arrangements that result in any person or entity holding a power of attorney from the Company or any Company Subsidiary that materially relates to the Company, any Company Subsidiary or materially impacts their respective business;

(xi) all Leases, and all leases or master leases of personal property, reasonably likely to result in annual payments of $500,000 or more in a 12-month period;

(xii) all contracts involving use of or granting licenses to the Company or any of the Company Subsidiaries with respect to any Company Licensed IP that are material to the business of the Company;

(xiii) all contracts which involve the license or grant of rights to Company Owned IP by the Company or the Company Subsidiaries that are material to the business of the Company, other than collaboration agreements entered into on the form of such agreement made available in the Virtual Data Room;

(xiv) all contracts or agreements under which the Company has agreed to purchase goods or services from a vendor, Supplier or other person on a preferred supplier or “most favored supplier” basis or which otherwise establishes any exclusive sale or distribution obligation with respect to any Product or geographic area;

(xv) all contracts or agreements for the development of Company Owned IP for the benefit of the Company that are material to the Company, other than employment, consulting and collaboration agreements entered into on the form of such agreement made available in the Virtual Data Room, without material modification;

(xvi) all contracts or agreements under which any broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions, or which has a fee tail still in effect, based upon arrangements made by or on behalf of the Company or any Company Subsidiary;

(xvii) all contracts or agreements that provide for the settlement of any material Action that contains any ongoing material obligation on the Company or the Company Subsidiaries; and

(xviii) all contracts or agreements between the Company and any holders of more than 5% of the Company’s Capital Stock (assuming the full conversion or exercise of all Company Securities held by such person) that relate to such stockholder’s ownership of Company Securities.

(b) Except as has not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole (i) each Material Contract is a legal, valid and binding obligation of the Company or the Company Subsidiaries and, to the knowledge of the Company, the other parties thereto, and neither the Company nor any Company Subsidiary is in material breach or violation of, or material default under, any Material Contract nor has any Material Contract been canceled by the other party; (ii) to the Company’s knowledge, no other party is in material breach or violation of, or material default under, any Material Contract; and (iii) the Company and the Company Subsidiaries have not received any written, or to the knowledge of the Company, oral claim of any material default under any such Material Contract. The Company has furnished or made available to GX in the Virtual Data Room true and complete copies, in all respects, of all Material Contracts, including amendments thereto that are material in nature.

Section 4.17 Insurance.

(a) Section 4.17(a) of the Company Disclosure Schedule sets forth, with respect to each material insurance policy under which the Company or any Company Subsidiary is an insured, a named insured or otherwise the principal beneficiary of coverage as of the date of this Agreement (i) the names of the insurer, the principal insured and each named insured, (ii) the policy number, (iii) the period, scope and amount of coverage and (iv) the premium most recently charged.

(b) With respect to each such insurance policy, except as would not be expected to result in a Company Material Adverse Effect: (i) the policy is legal, valid, binding and enforceable in accordance with its terms (subject to the Remedies Exceptions) and, except for policies that have expired under their terms in the ordinary course, is in full force and effect; (ii) neither the Company nor any Company Subsidiary is in material breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred which, with notice or the lapse of time, would constitute such a material breach or default, or permit termination or modification, under the policy; and (iii) to the knowledge of the Company, no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation.

Section 4.18 Board Approval; Vote Required. The Company Board, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, or by unanimous written consent, has duly (a) determined that this Agreement and the Mergers are fair to and in the best interests of the Company and its stockholders, (b) approved this Agreement and the Mergers and declared their advisability and (c) recommended that the stockholders of the Company approve and adopt this Agreement and approve the Mergers and directed that this Agreement and the Transactions (including the Mergers) be submitted for consideration by the Company’s stockholders. The Requisite Approval (the “Company Stockholder Approval”) is the only vote of the holders of any class or series of capital stock or other securities of the Company necessary to adopt this Agreement and approve the Transactions. The Written Consent, if executed and delivered, would qualify as the Company Stockholder Approval and no additional approval or vote from any holders of any class or series of capital stock of the Company would then be necessary to adopt this Agreement and approve the Transactions.

Section 4.19 Certain Business Practices.

(a) Since the Formation Date, none of the Company, any Company Subsidiary, any of their respective directors, officers, or employees or, to the Company’s knowledge, agents, while acting on behalf of the Company or any Company Subsidiary, has: (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity; (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of any applicable Anti-Corruption Law; or (iii) to the extent not covered by subclause (i) and (ii), made any payment in the nature of criminal bribery.

(b) Since the Formation Date, none of the Company, any Company Subsidiary, any of their respective directors, officers, or employees or, to the Company’s knowledge, agents (i) is or has been a Sanctioned Person; (ii) has transacted business with or for the benefit of any Sanctioned Person or has otherwise violated applicable Sanctions, while acting on behalf of the Company or any Company Subsidiary; or (iii) has violated any Ex-Im Laws while acting on behalf of the Company or any Company Subsidiary.

(c) There are no, and since the Formation Date, there have not been any, material internal investigations, external investigations to which the Company has knowledge of, audits, actions or proceedings pending, or any voluntary or involuntary disclosures made to a Governmental Authority, with respect to any apparent or suspected violation by the Company, any Company Subsidiary, or any of their respective officers, directors, employees, or agents with respect to any Anti-Corruption Laws, Sanctions, or Ex-Im Laws.

Section 4.20 Interested Party Transactions. Except for employment relationships and the payment of compensation, benefits and expense reimbursements and advances in the ordinary course of business, no director, officer or other affiliate of the Company or any Company Subsidiary, or any immediate family of any of the foregoing, to the Company’s knowledge, has or has had, directly or indirectly: (a) an economic interest in any person that has furnished or sold, or furnishes or sells, services or Products that the Company or any Company Subsidiary furnishes or sells, or proposes to furnish or sell; (b) an economic interest in any person that purchases from or sells or furnishes to, the Company or any Company Subsidiary, any goods or services; (c) a beneficial interest in any contract or agreement disclosed in Section 4.16(a) of the Company Disclosure Schedule; or (d) any contractual or other arrangement with the Company or any Company Subsidiary, other than customary indemnity arrangements; provided, however, that ownership of no more than five percent (5%) of the outstanding voting stock of a publicly traded corporation shall not be deemed an “economic interest in any person” for purposes of this Section 4.20. The Company and the Company Subsidiaries have not, since the Formation Date, (i) extended or maintained credit, arranged for the extension of credit or renewed an extension of credit in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of the Company, or (ii) materially modified any term of any such extension or maintenance of credit.

Section 4.21 Exchange Act. Neither the Company nor any Company Subsidiary is currently (nor has either previously been) subject to the requirements of Section 12 of the Exchange Act.

Section 4.22 Brokers. Except for Ardea Partners LP, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company or any Company Subsidiary.

Section 4.23 Exclusivity of Representations and Warranties. Except as otherwise expressly provided in this Article IV (as modified by the Company Disclosure Schedule) or in the Company Officer’s Certificate, the Company hereby expressly disclaims and negates, any other express or implied representation or warranty whatsoever (whether at Law or in equity) with respect to the Company, its affiliates, and any matter relating to any of them, including their affairs, the condition, value or quality of the assets, liabilities, financial condition or results of operations, or with respect to the accuracy or completeness of any other information made available to GX, its affiliates or any of their respective Representatives by, or on behalf of, Company, and any such representations or warranties are expressly disclaimed. Without limiting the generality of the foregoing, except as expressly set forth in this Agreement (as modified by the Company Disclosure Schedule) or in the Company Officer’s Certificate, neither Company nor any other person on behalf of Company has made or makes, any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to GX, its affiliates or any of their respective Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company (including the reasonableness of the assumptions underlying any of the foregoing), whether or not included in any management presentation or in any other information made available to GX, its affiliates or any of their respective Representatives or any other person, and any such representations or warranties are expressly disclaimed.

Article V

REPRESENTATIONS AND WARRANTIES OF GX, FIRST MERGER SUB AND SECOND MERGER SUB

Except as set forth in GX’s disclosure schedule delivered by GX to the Company in connection with this Agreement (the “GX Disclosure Schedule”) and in GX SEC Reports (to the extent the qualifying nature of such disclosure is readily apparent from the content of such GX SEC Reports, but excluding disclosures referred to in “Forward-Looking Statements,” “Risk Factors” and any other disclosures therein to the extent they are of a predictive or cautionary nature or related to forward-looking statements), GX hereby represents and warrants to the Company as follows:

Section 5.01 Corporate Organization.

(a) Each of GX, First Merger Sub and Second Merger Sub is a company duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and has the requisite corporate or limited liability power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such power, authority and governmental approvals would not result in a GX Material Adverse Effect.

(b) First Merger Sub and Second Merger Sub are the only subsidiaries of GX. Except for First Merger Sub and Second Merger Sub, GX does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture, business association or other person.

Section 5.02 Governing Documents. Each of GX, First Merger Sub and Second Merger Sub has heretofore furnished to the Company complete and correct copies of the GX Organizational Documents, the First Merger Sub Organizational Documents and the Second Merger Sub Organizational Documents. The GX Organizational Documents, the First Merger Sub Organizational Documents and the Second Merger Sub Organizational Documents are in full force and effect. Neither GX, First Merger Sub nor Second Merger Sub is in violation of any of the provisions of the GX Organizational Documents, First Merger Sub Organizational Documents or Second Merger Sub Organizational Documents.

Section 5.03 Capitalization.

(a) The authorized capital stock of GX consists of (i) 111,000,000 shares of GX Common Stock, par value $0.0001 per share (“GX Common Stock”), with (A) 100,000,000 shares of GX Common Stock being designated as Class A Common Stock (“GX Class A Common Stock”) and (B) 10,000,000 shares of GX Common Stock being designated as Class B Common Stock (“GX Class B Common Stock”), and (ii) 1,000,000 shares of preferred stock, par value $0.0001 per share (“GX Preferred Stock”). As of the date of this Agreement (i) 28,750,000 shares of GX Class A Common Stock and 7,187,500 shares of GX Class B Common Stock are issued and outstanding, all of which are validly issued, fully paid and non-assessable and not subject to any preemptive rights, (ii) no shares of GX Common Stock are held in the treasury of GX, (iii) 7,000,000 private placement warrants (as described in the Prospectus) are issued and outstanding and 7,000,000 shares of GX Class A Common Stock are issuable in respect of such private placement warrants, and (iv) 14,375,000 GX Public Warrants are issued and outstanding and 14,375,000 shares of GX Class A Common Stock are issuable in respect of the GX Public Warrants (the warrants described in clauses (iii) and (iv), the “GX Warrants”). As of the date of this Agreement, there are no shares of GX Preferred Stock issued and outstanding. Each GX Warrant is exercisable for one share of GX Class A Common Stock at an exercise price of $11.50.

(b) As of the date of this Agreement, the authorized share capital of First Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share (the “First Merger Sub Common Stock”). As of the date hereof, GX is the sole member and owner of all (100%) of the membership interests of Second Merger Sub. All outstanding shares of First Merger Sub Common Stock have been duly authorized, validly issued, fully paid and are non-assessable and are not subject to preemptive rights, and are held by GX free and clear of all Liens, other than transfer restrictions under applicable securities Laws and the First Merger Sub Organizational Documents. All membership interests of Second Merger Sub have been duly authorized, validly issued, fully paid and are non-assessable and are not subject to preemptive rights, and are held by GX free and clear of all Liens, other than transfer restrictions under applicable securities Laws and the Second Merger Sub Organizational Documents.

(c) All outstanding GX Units, shares of GX Common Stock and GX Warrants have been issued and granted in compliance with all applicable securities Laws and other applicable Laws and were issued free and clear of all Liens other than transfer restrictions under applicable securities Laws and the GX Organizational Documents.

(d) The Per Share Merger Consideration being delivered by GX hereunder shall be duly and validly issued, fully paid and nonassessable, and each such share or other security shall be issued free and clear of preemptive rights and all Liens, other than transfer restrictions under applicable securities Laws and the GX Organizational Documents. The Per Share Merger Consideration will be issued in compliance with all applicable securities Laws and other applicable Laws and without contravention of any other person’s rights therein or with respect thereto.

(e) Except for securities issued pursuant to or as permitted by the Subscription Agreements and this Agreement, the GX Units, the GX Warrants and the GX Class B Common Stock, (i) GX has not issued any options, warrants, preemptive rights, calls, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of GX or obligating GX to issue or sell any shares of capital stock of, or other equity interests in, GX and (ii) neither GX nor any subsidiary of GX is a party to, or otherwise bound by, and neither GX nor any subsidiary of GX has granted, any equity appreciation rights, participations, phantom equity or similar rights. All shares of GX Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable. Except for the agreements contemplated hereby (including the Registration Rights Agreement, the Subscription Agreements and the Sponsor Support Agreement), GX is not a party to any voting trusts, voting agreements, proxies, stockholder agreements or other agreements with respect to the voting or transfer of GX Common Stock or any of the equity interests or other securities of GX or any of its subsidiaries. Except with respect to the GX Organizational Documents, the Redemption Rights and the GX Warrants, there are no outstanding contractual obligations of GX to repurchase, redeem or otherwise acquire any shares of GX Common Stock. There are no outstanding contractual obligations of GX to make any investment (in the form of a loan, capital contribution or otherwise) in, any person.

Section 5.04 Authority Relative to This Agreement. Each of GX, First Merger Sub and Second Merger Sub have all necessary corporate power and authority to execute and deliver this Agreement and each Ancillary Agreement to which they are a party, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution and delivery of this Agreement by each of GX, First Merger Sub and Second Merger Sub and the consummation by each of GX, First Merger Sub and Second Merger Sub of the Transactions, have been, and each Ancillary Agreement to which they are a party will be, duly and validly authorized by all necessary corporate or limited liability company action, as applicable, and no other corporate or limited liability company proceedings on the part of GX, First Merger Sub or Second Merger Sub are necessary to authorize this Agreement and each Ancillary Agreement to which they are a party or to consummate the Transactions (other than (a) with respect to the Mergers, (i) the approval and adoption of this Agreement by the holders of a majority of the then-outstanding shares of GX Common Stock and by GX, as the sole stockholder of First Merger Sub, either at a duly convened meeting of the sole stockholder of First Merger Sub or by written consent, and by the holders of a majority of the then-outstanding membership interests of Second Merger Sub, and (ii) the filing and recordation of appropriate merger documents as required by the DGCL and DLLCA, and (b) with respect to the issuance of GX Common Stock and the amendment and restatement of the GX Certificate of Incorporation pursuant to this Agreement, the approval of a majority of the then-outstanding shares of GX Common Stock). This Agreement has been duly and validly executed and delivered by GX, First Merger Sub and Second Merger Sub and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of GX, First Merger Sub and Second Merger Sub enforceable against GX, First Merger Sub, or Second Merger Sub, in accordance with its terms subject to the Remedies Exceptions.

Section 5.05 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by each of GX, First Merger Sub and Second Merger Sub do not, and the performance of this Agreement by each of GX, First Merger Sub and Second Merger Sub will not, (i) conflict with or violate the GX Organizational Documents, First Merger Sub Organizational Documents or the Second Merger Sub Organizational Documents, (ii) assuming that all consents, approvals, authorizations, expiration or termination of waiting periods and other actions described in Section 5.05(b) have been obtained and all filings and obligations described in Section 5.05(b) have been made, conflict with or violate any Law applicable to each of GX, First Merger Sub or Second Merger Sub or by which any of their property or assets is bound or affected, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of each of GX, First Merger Sub or Second Merger Sub pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which each of GX, First Merger Sub or Second Merger Sub is a party or by which each of GX, First Merger Sub or Second Merger Sub or any of their property or assets is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not have or reasonably be expected to have a GX Material Adverse Effect.

(b) The execution and delivery of this Agreement by each of GX, First Merger Sub and Second Merger Sub do not, and the performance of this Agreement by each of GX, First Merger Sub and Second Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, or expiration or termination of any waiting period by, any Governmental Authority, except (i) for applicable requirements, if any, of the Exchange Act, the Securities Act, Blue Sky Laws and state takeover Laws, the pre-merger notification requirements of the HSR Act, and filing and recordation of appropriate merger documents as required by the DGCL and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions or otherwise prevent GX, First Merger Sub or Second Merger Sub from performing its material obligations under this Agreement.

Section 5.06 Compliance. Neither GX, First Merger Sub nor Second Merger Sub is or has been in conflict with, or in default, breach or violation of, (a) any Law applicable to GX, First Merger Sub, or Second Merger Sub or by which any property or asset of GX, First Merger Sub, or Second Merger Sub is bound or affected, or (b) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which GX, First Merger Sub, or Second Merger Sub is a party or by which GX, First Merger Sub, or Second Merger Sub or any property or asset of GX, First Merger Sub, or Second Merger Sub is bound, except, in each case, for any such conflicts, defaults, breaches or violations that would not have or reasonably be expected to have a GX Material Adverse Effect. Each of GX, First Merger Sub and Second Merger Sub is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for each of GX, First Merger Sub and Second Merger Sub to own, lease and operate its properties or to carry on its business as it is now being conducted.

Section 5.07 SEC Filings; Financial Statements; Sarbanes-Oxley.

(a) GX has filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed by it with the Securities and Exchange Commission (the “SEC”) since May 20, 2019, together with any amendments, restatements or supplements thereto (collectively, the “GX SEC Reports”). GX has heretofore furnished to the Company true and correct copies of all amendments and modifications that have not been filed by GX with the SEC to all agreements, documents and other instruments that previously had been filed by GX with the SEC and are currently in effect. As of their respective dates, the GX SEC Reports (i) complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder (the “Sarbanes-Oxley Act”), and (ii) did not, at the time they were filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each director and executive officer of GX has filed with the SEC on a timely basis all documents required with respect to GX by Section 16(a) of the Exchange Act.

(b) Each of the financial statements (including, in each case, any notes thereto) contained in the GX SEC Reports was prepared in accordance with GAAP (applied on a consistent basis) and Regulation S-X and Regulation S-K, as applicable, throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC) and each fairly presents, in all material respects, the financial position, results of operations, changes in stockholders equity and cash flows of GX as at the respective dates thereof and for the respective periods indicated therein, (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which have not had, and would not reasonably be expected to individually or in the aggregate be material). GX has no off-balance sheet arrangements that are not disclosed in the GX SEC Reports. No financial statements other than those of GX are required by GAAP to be included in the consolidated financial statements of GX.

(c) Except as and to the extent set forth in the GX SEC Reports, neither GX, First Merger Sub, nor Second Merger Sub has any liability or obligation of a nature (whether accrued, absolute, contingent or otherwise) required to be reflected on a balance sheet prepared in accordance with GAAP, except for liabilities and obligations arising in the ordinary course of GX’s, First Merger Sub’s and Second Merger Sub’s business.

(d) GX is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the Nasdaq Capital Market.

(e) GX has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to GX and other material information required to be disclosed by GX in the reports and other documents that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to GX’s principal executive officer and its principal financial officer as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Such disclosure controls and procedures are effective in timely alerting GX’s principal executive officer and principal financial officer to material information required to be included in GX’s periodic reports required under the Exchange Act.

(f) GX maintains systems of internal control over financial reporting that are sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures sufficient to provide reasonable assurance: (i) that GX maintains records that in reasonable detail accurately and fairly reflect, in all material respects, its transactions and dispositions of assets; (ii) that transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP; (iii) that receipts and expenditures are being made only in accordance with authorizations of management and its board of directors; and (iv) regarding prevention or timely detection of unauthorized acquisition, use or disposition of its assets that could have a material effect on its financial statements. GX has delivered to the Company a true and complete copy of any disclosure (or, if unwritten, a summary thereof) by any representative of GX to GX’s independent auditors relating to any material weaknesses in internal controls and any significant deficiencies in the design or operation of internal controls that would adversely affect the ability of GX to record, process, summarize and report financial data. GX has no knowledge of any fraud or whistle-blower allegations, whether or not material, that involve management or other employees or consultants who have or had a significant role in the internal control over financial reporting of GX. Since March 31, 2020, there have been no material changes in GX internal control over financial reporting.

(g) There are no outstanding loans or other extensions of credit made by GX to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of GX and GX has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(h) Neither GX (including any employee thereof) nor GX’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by GX, (ii) any fraud, whether or not material, that involves GX’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by GX or (iii) any claim or allegation regarding any of the foregoing.

(i) As of the date hereof, there are no outstanding SEC comments from the SEC with respect to the GX SEC Reports. To the knowledge of GX, none of the GX SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

Section 5.08 Absence of Certain Changes or Events. Since December 31, 2019, except as expressly contemplated by this Agreement, (a) GX has conducted its business in all material respects in the ordinary course and in a manner consistent with past practice, other than due to any actions taken due to a “shelter in place,” “non-essential employee” or similar direction of any Governmental Authority, (b) there has not been any GX Material Adverse Effect, and (c) GX has not taken any action that, if taken after the date of this Agreement, would constitute a material breach of any of the covenants set forth in Section 6.02(b).

Section 5.09 Absence of Litigation. There is no Action pending or, to the knowledge of GX, threatened against GX, or any property or asset of GX, before any Governmental Authority. Neither GX nor any material property or asset of GX is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of GX, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority.

Section 5.10 Board Approval; Vote Required.

(a) The GX Board, by resolutions duly adopted by unanimous vote of the members of the GX Board at a meeting duly called and held and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the Transactions are fair to and in the best interests of GX and its stockholders, (ii) approved this Agreement and the Transactions and declared their advisability, and (iii) recommended that the stockholders of GX approve and adopt this Agreement and the Mergers, and directed that this Agreement and the Mergers, be submitted for consideration by the stockholders of GX at the GX Stockholders’ Meeting.

(b) The only vote of the holders of any class or series of capital stock of GX necessary to approve the Transactions is the affirmative vote of the holders of a majority of the outstanding shares of GX Common Stock.

(c) The First Merger Sub Board and Second Merger Sub Board, by resolutions duly adopted by unanimous written consent and not subsequently rescinded or modified in any way, have each duly (i) determined that this Agreement and the Mergers are fair to and in the best interests of First Merger Sub and Second Merger Sub and their sole stockholder or member, (ii) approved this Agreement and the Mergers and declared their advisability, and (iii) recommended that the sole stockholder of First Merger Sub and Second Merger Sub, respectively, approve and adopt this Agreement and approve the Mergers and directed that this Agreement and the Transactions be submitted for consideration by the sole stockholder and member of First Merger Sub and Second Merger Sub.

(d) The only vote of the holders of any class or series of capital stock of First Merger Sub and Second Merger Sub that is necessary to approve this Agreement, the Mergers and the other transactions contemplated by this Agreement is the affirmative vote of the holders of a majority of the outstanding shares of First Merger Sub Common Stock and the affirmative vote of the holders of a majority of the outstanding membership interests of Second Merger Sub.

Section 5.11 No Prior Operations of First Merger Sub and Second Merger Sub. First Merger Sub and Second Merger Sub were formed solely for the purpose of engaging in the Transactions and have not engaged in any business activities or conducted any operations or incurred any obligation or liability, other than as contemplated by this Agreement.

Section 5.12 Brokers. Except for Credit Suisse Securities (USA) LLC, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of GX, First Merger Sub or Second Merger Sub.

Section 5.13 GX Trust Fund. As of the date of this Agreement, GX has no less than $291,500,000 held in the trust fund established by GX for the benefit of its public stockholders (the “Trust Fund”) maintained in a trust account (the “Trust Account”). The monies of such Trust Account are invested in United States Government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended, and held in trust by Continental Stock Transfer & Trust Company (the “Trustee”) pursuant to the Investment Management Trust Agreement, dated as of May 20, 2019, between GX and the Trustee (the “Trust Agreement”). The Trust Agreement has not been amended or modified and is valid and in full force and effect and is enforceable in accordance with its terms, subject to the Remedies Exceptions. GX has complied in all material respects with the terms of the Trust Agreement and is not in breach thereof or default thereunder and there does not exist under the Trust Agreement any event which, with the giving of notice or the lapse of time, would constitute such a breach or default by GX or, to the knowledge of GX, the Trustee. There are no separate contracts, agreements, side letters or other understandings (whether written or unwritten, express or implied): (i) between GX and the Trustee that would cause the description of the Trust Agreement in the GX SEC Reports to be inaccurate in any material respect; or (ii) to the knowledge of GX, that would entitle any person (other than stockholders of GX who shall have elected to redeem their shares of GX Class A Common Stock pursuant to the GX Organizational Documents) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account have been released except: (A) to pay income and franchise Taxes from any interest income earned in the Trust Account; and (B) upon the exercise of Redemption Rights in accordance with the provisions of the GX Organizational Documents. As of the date hereof, there are no Actions pending or, to the knowledge of GX, threatened in writing with respect to the Trust Account. As of the date hereof, assuming the accuracy of the representations and warranties of the Company herein and the compliance by the Company with its respective obligations hereunder, GX has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to GX at the Effective Time.

Section 5.14 Employees. Other than any officers as described in the GX SEC Reports and consultants and advisors in the ordinary course of business, GX, First Merger Sub and Second Merger Sub have never employed any employees or retained any contractors. Other than reimbursement of any out-of-pocket expenses incurred by GX’s officers and directors in connection with activities on GX’s behalf in an aggregate amount not in excess of the amount of cash held by GX outside of the Trust Account, GX has no unsatisfied material liability with respect to any officer or director. GX, First Merger Sub and Second Merger Sub have never and do not currently maintain, sponsor, or contribute to or have any direct or material liability under any Employee Benefit Plan.

Section 5.15 Taxes.

(a) GX, First Merger Sub and Second Merger Sub (i) have duly filed all material Tax Returns they are required to have filed as of the date hereof (taking into account any extension of time within which to file) and all such filed Tax Returns are complete and accurate in all material respects; (ii) have paid all Taxes that are shown as due on such filed Tax Returns and any other material Taxes that they are required to have paid as of the date hereof to avoid penalties or charges for late payment; (iii) with respect to all material Tax Returns filed by or with respect to them, have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency (other than pursuant to customary extensions of the due date for filing a Tax Return obtained in the ordinary course of business); (iv) do not have any material deficiency, assessment, claim, audit, examination, investigation, litigation or other proceeding in respect of Taxes or Tax matters pending or asserted, proposed or threatened in writing, for a Tax period which the statute of limitations for assessments remains open; and (v) have provided adequate reserves in accordance with GAAP in the most recent consolidated financial statements of GX, for any material Taxes of GX as of the date of such financial statements that have not been paid.

(b) Neither GX, First Merger Sub nor Second Merger Sub is a party to, is bound by or has an obligation under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement (including any agreement, contract or arrangement providing for the sharing or ceding of Tax credits or Tax losses) or has a liability or obligation to any person as a result of or pursuant to any such agreement, contract, arrangement or commitment, in each case other than an Ordinary Commercial Agreement.

(c) Each of GX, First Merger Sub and Second Merger Sub has withheld and paid to the appropriate Tax authority all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any current or former employee, independent contractor, creditor, stockholder or other third party and, to GX’s knowledge, has complied (including any applicable cure provisions) in all material respects with all applicable Laws relating to the reporting and withholding of Taxes.

(d) Neither GX, First Merger Sub nor Second Merger Sub has been a member of an affiliated group filing a consolidated, combined or unitary U.S. federal, state, local or non-U.S. income Tax Return.

(e) Neither GX, First Merger Sub nor Second Merger Sub has any request for a material closing agreement, private letter ruling, or similar ruling in respect of Taxes pending between GX or First Merger Sub or Second Merger Sub, on the one hand, and any Tax authority, on the other hand.

(f) Neither GX, First Merger Sub nor Second Merger Sub has engaged in or entered into a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(g) Neither the IRS nor any other U.S. or non-U.S. taxing authority or agency has asserted in writing against GX, First Merger Sub or Second Merger Sub any deficiency or claim for any material Taxes or interest thereon or penalties in connection therewith.

(h) There are no Tax Liens upon any assets of GX, First Merger Sub or Second Merger Sub except for Permitted Liens.

(i) Neither GX, First Merger Sub nor Second Merger Sub has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. Neither GX, First Merger Sub nor Second Merger Sub has received written notice from a non-United States Tax authority that it has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

(j) Neither GX, First Merger Sub nor Second Merger Sub has received written notice of any claim from a Tax authority in a jurisdiction in which GX, First Merger Sub or Second Merger Sub does not file Tax Returns stating that GX, First Merger Sub or Second Merger Sub is or may be subject to Tax in such jurisdiction.

(k) For U.S. federal income tax purposes, (i) GX is, and has been since its formation, classified as a corporation, (ii) First Merger Sub is, and has been since its formation, classified as a corporation, and (iii) Second Merger Sub is, and has been since its formation, classified as an entity disregarded as separate from GX.

(l) Each of First Merger Sub and Second Merger Sub is, and at all times since their respective formations has been, wholly-owned by GX.

(m) GX, First Merger Sub and Second Merger Sub, after consultation with their tax advisors, are not aware of the existence of any fact, or any action it has taken (or failed to take) or agreed to take, that would reasonably be expected to prevent or impede the Mergers from qualifying for the Intended Tax Treatment.

Section 5.16 Registration and Listing. The issued and outstanding GX Units are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq Capital Market under the symbol “GXGXU.” The issued and outstanding shares of GX Class A Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq Capital Market under the symbol “GXGX.” The issued and outstanding GX Warrants that were included as part of the GX Units (the “GX Public Warrants”) are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq Capital Market under the symbol “GXGXW.” As of the date of this Agreement, there is no Action pending or, to the knowledge of GX, threatened in writing against GX by the Nasdaq Capital Market or the SEC with respect to any intention by such entity to deregister the GX Units, the shares of GX Class A Common Stock, or GX Warrants or terminate the listing of GX on the Nasdaq Capital Market. None of GX or any of its affiliates has taken any action in an attempt to terminate the registration of the GX Units, the shares of GX Class A Common Stock, or the GX Warrants under the Exchange Act.

Section 5.17 Private Placements; Subscription Agreements. Prior to the execution and delivery of this Agreement, GX has delivered to the Company true, correct and complete copies of each of the Subscription Agreements pursuant to which the Private Placement Investors party thereto have agreed, on the terms and subject only to the conditions set forth therein (other than the conditions contained in this Agreement), to purchase shares of GX Common Stock at a price of $10.00 per share in an aggregate amount equal to the Subscription Amount. As of the date hereof, each of the Subscription Agreements are in full force and effect and are legal, valid and binding upon GX and, to the knowledge of GX, each of the Private Placement Investors party thereto, in each case, assuming the due authorization, execution and delivery by the other parties thereto, enforceable in accordance with their terms, except as may be limited by the Remedies Exceptions. As of the date hereof, none of the Subscription Agreements hereof have been withdrawn, terminated, amended or modified since the date of delivery hereunder and prior to the execution of this Agreement, and, to the knowledge of GX, as of the date of this Agreement no such withdrawal, termination, amendment or modification is contemplated, and as of the date of this Agreement the commitments contained in the Subscription Agreements have not been withdrawn, terminated or rescinded by the Private Placement Investors party thereto in any respect. There are no contracts, agreements, side letters or other understandings between GX or any of its Affiliates and any Private Placement Investor or any of its Affiliates relating to any such Subscription Agreement that would adversely affect the obligation of such Private Placement Investor to purchase from GX the applicable portion of the Subscription Amount set forth in such Subscription Agreement of such Private Placement Investors on the terms set forth in such Subscription Agreement. GX has fully paid any and all commitment fees or other fees to any Private Placement Investor required in connection with the Subscription Agreements that are payable on or prior to the date hereof pursuant to the Subscription Agreements and will pay any and all such fees when and as the same become due and payable after the date hereof pursuant to the Subscription Agreements. As of the date hereof, assuming the conditions set forth in Section 8.01, Section 8.02 and Section 8.03 will be satisfied, GX has no reason to believe that it will be unable to satisfy on a timely basis any term or condition of closing to be satisfied by it contained in any Subscription Agreement, and, as of the date hereof, to the knowledge of GX, there is not any fact or event that would or would reasonably be expected to cause any of the conditions set forth in any such Subscription Agreement not to be satisfied.

Section 5.18 GX’s, First Merger Sub’s and Second Merger Sub’s Investigation and Reliance. Each of GX, First Merger Sub and Second Merger Sub is a sophisticated purchaser and has made its own independent investigation, review and analysis regarding the Company and any Company Subsidiary and the Transactions, which investigation, review and analysis were conducted by GX, First Merger Sub and Second Merger Sub, together with expert advisors, including legal counsel, that they have engaged for such purpose. GX, First Merger Sub and Second Merger Sub and their Representatives have been provided with full and complete access to the Representatives, properties, offices, plants and other facilities, books and records of the Company and any Company Subsidiary and other information that they have requested in connection with their investigation of the Company and the Company Subsidiaries and the Transactions. Neither GX, First Merger Sub nor Second Merger Sub is relying on any statement, representation or warranty, oral or written, express or implied, made by the Company or any Company Subsidiary or any of their respective Representatives, except as expressly set forth in Article IV (as modified by the Company Disclosure Schedule) or the Company Officer’s Certificate. Neither the Company nor any of its respective stockholders, affiliates or Representatives shall have any liability to GX, First Merger Sub, Second Merger Sub or any of their respective stockholders, affiliates or Representatives resulting from the use of any information, documents or materials made available to GX, First Merger Sub, Second Merger Sub or any of their Representatives, whether orally or in writing, in any confidential information memoranda, “data rooms,” management presentations, due diligence discussions or in any other form in expectation of the Transactions. Neither the Company nor any of its stockholders, affiliates or Representatives is making, directly or indirectly, any representation or warranty with respect to any estimates, projections or forecasts involving the Company or any Company Subsidiary.

Article VI

CONDUCT OF BUSINESS PENDING THE FIRST MERGER

Section 6.01 Conduct of Business by the Company Pending the First Merger.

(a) The Company agrees that, between the date of this Agreement and the Effective Time or the earlier termination of this Agreement, except as (1) expressly contemplated by any other provision of this Agreement or any Ancillary Agreement, (2) as set forth in Section 6.01 of the Company Disclosure Schedule, and (3) as required by applicable Law (including as may be requested or compelled by any Governmental Authority), unless GX shall otherwise consent in writing (which consent shall not be unreasonably conditioned, withheld or delayed):

(i) the Company shall, and shall cause the Company Subsidiaries to, conduct their business in the ordinary course of business; and

(ii) the Company shall use its commercially reasonable efforts to preserve substantially intact the business organization of the Company and the Company Subsidiaries, to keep available the services of the current officers and Key Employees of the Company and the Company Subsidiaries and to preserve the current relationships of the Company and the Company Subsidiaries with customers, suppliers and other persons with which the Company or any Company Subsidiary has significant business relations.

(b) By way of amplification and not limitation, except as (1) expressly contemplated by any other provision of this Agreement or any Ancillary Agreement, (2) as set forth in Section 6.01 of the Company Disclosure Schedule, and (3) as required by applicable Law (including as may be requested or compelled by any Governmental Authority), the Company shall not, and shall cause each Company Subsidiary not to, between the date of this Agreement and the Effective Time or the earlier termination of this Agreement, directly or indirectly, do any of the following without the prior written consent of GX (which consent shall not be unreasonably conditioned, withheld or delayed):

(i) amend or otherwise change its certificate of incorporation or bylaws or equivalent organizational documents;

(ii) issue, sell, pledge, dispose of, grant or encumber or subject to any Lien, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, or otherwise amend any terms of, (A) any shares of any class of capital stock of the Company or any Company Subsidiary, or any options, warrants, restricted share units, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of the Company or any Company Subsidiary, provided that the exercise or settlement of any Company Options in the ordinary course of business shall not require the consent of GX, provided, further, that the Company shall be permitted to grant Company Options in accordance with Section 6.01(b)(ii) of the Company Disclosure Schedule; or (B) any material assets of the Company or any Company Subsidiary;

(iii) adopt a plan of, or otherwise enter into or effect a, complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or the Company Subsidiaries (other than the Mergers), acquire any equity interest or other interest in any other entity or enter into a joint venture, partnership, business association or other similar arrangement with any other entity;

(iv) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;

(v) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock, other than redemptions of equity securities from former employees upon the terms set forth in the underlying agreements governing such equity securities;

(vi) (A) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or substantially all of the assets or any other business combination) any corporation, partnership, other business organization or any division thereof; or (B) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person, or make any loans or advances, or grant any security interest in any of its assets, in excess of $1,000,000 in the aggregate;

(vii) (A) except as provided for through the New Employment Agreements, grant any increase in the compensation or incentives payable or to become payable to any current or former director, officer, employee (including any Key Employee) or service provider of the Company or any Company Subsidiary (each, a “Company Service Provider”), in any such case in excess of $250,000, (B) except through or in connection with the New Employment Agreements, enter into any new, or terminate or amend any existing, employment, retention, bonus, change in control, or termination agreement with any Company Service Provider, (C) except as provided for through the New Employment Agreements, accelerate or commit to accelerate the funding, payment, or vesting of any compensation or benefits to any Company Service Provider, (D) establish or become obligated under any collective bargaining agreement or other contract or agreement with a labor union, trade union, works council, or other representative of employees, (E) hire any new employee whose individual base compensation shall exceed $250,000, provided that such new employee receives compensation and benefits that are no more favorable than those provided to similarly situated employees of the Company or any Company Subsidiary, (F) terminate the employment (other than for cause) of any Company Service Provider whose individual base compensation exceeds $250,000, except that the Company may (1) provide increases in salary, wages, bonuses or benefits to employees as required under the terms of any Plan in existence as of the date of this Agreement and reflected on Section 4.10(a) of the Company Disclosure Schedule or, for employees (other than Key Employees) whose base compensation is less than $250,000, in the ordinary course of business consistent with past practice, (2) change the title of its employees (other than Key Employees) in the ordinary course of business and (3) make annual or quarterly bonus or commission payments in the ordinary course of business consistent with past practice and in accordance with the bonus or commission plans existing on the date of this Agreement;

(viii) other than as required by Law or pursuant to the terms of a Plan entered into prior to the date of this Agreement and reflected on Section 4.10(a) of the Company Disclosure Schedule or as provided for through the New Employment Agreements, grant any severance or termination pay to (A) any Key Employee or any director or officer of the Company or of any Company Subsidiary or (B) other than in the ordinary course of business consistent with past practice, any other current employee of the Company or of any Company Subsidiary;

(ix) adopt, amend or terminate any material Plan or any Employee Benefit Plan that would be a Plan if in effect as of the date hereof except as may be required by applicable Law, is required in order to consummate the Transactions, or health and welfare plan renewals in the ordinary course of business consistent with past practice (provided that such renewals do not materially increase the cost to the Company or any Company Subsidiary of providing such benefits);

(x) waive the restrictive covenant obligations of any employee of the Company or any Company Subsidiary;

(xi) materially amend or change any of the Company’s or any Company Subsidiary’s accounting policies or procedures, other than reasonable and usual amendments in the ordinary course of business or as may be required by a change in GAAP;

(xii) make, change or revoke any material tax election, amend a material Tax Return, settle or compromise any material United States federal, state, local or non-United States income tax liability, adopt or request permission of any taxing authority to change any accounting method in respect of material Taxes, consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of material Taxes, or enter into any closing agreement or Tax sharing or similar agreement in respect of material Taxes;

(xiii) materially amend, or modify or consent to the termination (excluding any expiration in accordance with its terms) of any Material Contract or amend, waive, modify or consent to the termination (excluding any expiration in accordance with its terms) of the Company’s or any Company Subsidiary’s material rights thereunder, in each case in a manner that is adverse to the Company or any Company Subsidiary, taken as a whole, except in the ordinary course of business;

(xiv) fail to use reasonable efforts to prosecute, protect, enforce and maintain, material Company IP;

(xv) (x) acquire, license, sublicense, waive, covenant not to assert, pledge, sell, transfer, assign or otherwise dispose of, divest or spin-off, any material item of Company IP or other Intellectual Property used or held for use in the business of the Company and the Company Subsidiaries, (y) abandon, relinquish, permit to lapse or to be abandoned, invalidated, dedicated to the public, or disclaimed, or otherwise become unenforceable or fail to perform or make any applicable filings, recordings or other similar actions or filings, or fail to pay all required fees and Taxes required or advisable to maintain and protect its interest in, each and every material item of Company IP or other Intellectual Property used or held for use in the business of the Company and the Company Subsidiaries or (z) disclose or otherwise make available to any person who is not subject to a written agreement to maintain the confidentiality of such trade secrets any material Trade Secret included in the Company IP or other Intellectual Property used or held for use in the business of the Company and the Company Subsidiaries;

(xvi) waive, release, assign, settle or compromise any Action, other than waivers, releases, assignments, settlements or compromises that are solely monetary in nature and do not exceed $200,000 individually or $500,000 in the aggregate; or

(xvii) enter into any formal or informal agreement or otherwise make a binding commitment to do any of the foregoing.

Nothing herein shall require the Company to obtain consent from GX to do any of the foregoing if obtaining such consent might reasonably be expected to violate applicable Law, and nothing contained in this Section 6.01 shall give to GX, directly or indirectly, the right to control or direct the ordinary course of business operations of the Company or any of the Company Subsidiaries prior to the Closing Date. Prior to the Closing Date, each of GX and the Company shall exercise, consistent with the terms and conditions hereof, complete control and supervision of its respective operations.

Section 6.02 Conduct of Business by GX, First Merger Sub and Second Merger Sub Pending the Mergers.

(a) Except as expressly contemplated by any other provision of this Agreement or any Ancillary Agreement (including entering into various Subscription Agreements and consummating the Private Placements), and except as set forth on Section 6.02 of the GX Disclosure Schedule and as required by applicable Law (including as may be requested or compelled by any Governmental Authority), GX agrees that from the date of this Agreement until the earlier of the termination of this Agreement and the Effective Time, unless the Company shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), the businesses of GX, First Merger Sub and Second Merger Sub shall be conducted in the ordinary course of business and in a manner consistent with past practice.

(b) By way of amplification and not limitation, except as expressly contemplated by any other provision of this Agreement or any Ancillary Agreement (including entering into various Subscription Agreements and consummating the Private Placements), or in connection with the terms and conditions of, any Subscription Agreement, as set forth on Section 6.02 of the Company Disclosure Schedule or as required by applicable Law (including as may be requested or compelled by any Governmental Authority), neither GX, First Merger Sub nor Second Merger Sub shall, between the date of this Agreement and the Effective Time or the earlier termination of this Agreement, directly or indirectly, do any of the following without the prior written consent of the Company, which consent shall not be unreasonably withheld, delayed or conditioned:

(i) amend or otherwise change the GX Organizational Documents, the First Merger Sub Organizational Documents or the Second Merger Sub Organizational Documents or form any subsidiary of GX other than First Merger Sub and Second Merger Sub.;

(ii) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, other than redemptions from the Trust Fund that are required pursuant to the GX Organizational Documents;

(iii) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of the GX Common Stock or GX Warrants except for redemptions from the Trust Fund that are required pursuant to the GX Organizational Documents;

(iv) issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any shares of any class of capital stock or other securities of GX, First Merger Sub or Second Merger Sub, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of GX, First Merger Sub or Second Merger Sub, except in connection with conversion of the GX Class B Common Stock pursuant to the GX Organizational Documents;

(v) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or enter into any strategic joint ventures, partnerships or alliances with any other person;

(vi) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person or persons, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of GX, as applicable, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing, in each case, except in the ordinary course of business or to borrow money from GX’s directors, officers or stockholders (including the Sponsor) in an amount not to exceed $2,000,000 in the aggregate;

(vii) make any change in any method of financial accounting or financial accounting principles, policies, procedures or practices, except as required by a concurrent amendment in GAAP or applicable Law made subsequent to the date hereof, as agreed to by its independent accountants;

(viii) make, change or revoke any material tax election, amend a material Tax Return or settle or compromise any material United States federal, state, local or non-United States income tax liability, adopt or request permission of any taxing authority to change any accounting method in respect of material Taxes, consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of material Taxes, or enter into any closing agreement or Tax sharing or similar agreement in respect of material Taxes;

(ix) liquidate, dissolve, reorganize or otherwise wind up the business and operations of GX, First Merger Sub or Second Merger Sub;

(x) amend the Trust Agreement or any other agreement related to the Trust Account; or

(xi) enter into any formal or informal agreement or otherwise make a binding commitment to do any of the foregoing.

Notwithstanding anything to the contrary in this Section 6.02(b), nothing in this Agreement shall prohibit or restrict GX from extending, in accordance with the GX Organizational Documents and the Prospectus (as defined below), the deadline by which it must complete its Business Combination (as defined below) (an “Extension,” and such deadline, the “Extension Date”), and no consent of the Company shall be required in connection therewith; provided, that GX shall provide to the Company drafts of all material documents related to an Extension, and shall consider in good faith all reasonable comments to such documents provided by the Company. Nothing in this Section 6.02 shall give to the Company, directly or indirectly, the right to control or direct the ordinary course of business operations of GX prior to the Closing Date. Prior to the Closing Date, each of GX and the Company shall exercise, consistent with the terms and conditions hereof, complete control and supervision of its respective operations, as required by Law.

Section 6.03 Claims Against Trust Account. Reference is made to the final prospectus of GX, dated as of May 20, 2019 and filed with the SEC (File No. 333-231074) on May 21, 2019 (the “Prospectus”). The Company hereby represents and warrants that it understands that GX has established the Trust Account containing the proceeds of its initial public offering (the “IPO”) and the overallotment shares acquired by its underwriters and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of GX’s public stockholders (including overallotment shares acquired by GX’s underwriters the “Public Stockholders”), and that, except as otherwise described in the Prospectus, GX may disburse monies from the Trust Account only: (a) to the Public Stockholders in the event they elect to redeem their GX Class A Common Stock in connection with the consummation of GX’s initial business combination (as such term is used in the Prospectus) (the “Business Combination”) or in connection with an extension of its deadline to consummate a Business Combination, (b) to the Public Stockholders if GX fails to consummate a Business Combination within twenty-four (24) months after the closing of the IPO, subject to extension by amendment to the GX Organizational Documents (c) with respect to any interest earned on the amounts held in the Trust Account, amounts as necessary to pay any Taxes and up to $100,000 in dissolution expenses, or (d) to GX after or concurrently with the consummation of a Business Combination. For and in consideration of GX entering into this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company hereby agrees on behalf of itself and its affiliates that, notwithstanding anything to the contrary in this Agreement, neither the Company nor any of its affiliates do now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any proposed or actual business relationship between GX or its Representatives, on the one hand, and the Company or its Representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Released Claims”). The Company on behalf of itself and its affiliates hereby irrevocably waives any Released Claims that the Company or any of its affiliates may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, contracts or agreements with GX or its Representatives and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including for an alleged breach (including a Willful Breach) of this Agreement or any other agreement with GX or its affiliates). The Company agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by GX and its affiliates to induce GX to enter into this Agreement, and the Company further intends and understands such waiver to be valid, binding and enforceable against the Company and each of its affiliates under applicable Law. To the extent the Company or any of its affiliates commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to GX or its Representatives, which proceeding seeks, in whole or in part, monetary relief against GX or its Representatives, the Company hereby acknowledges and agrees that the Company’s and its affiliates’ sole remedy shall be against funds held outside of the Trust Account and that such claim shall not permit the Company or its affiliates (or any person claiming on any of their behalves or in lieu of any of them) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein. In the event the Company or any of its affiliates commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to GX or its Representatives, which proceeding seeks, in whole or in part, relief against the Trust Account (including any distributions therefrom) or the Public Stockholders of GX, whether in the form of money damages or injunctive relief, GX and its Representatives, as applicable, shall be entitled to recover from the Company and its affiliates the associated legal fees and costs in connection with any such action, in the event GX or its Representatives, as applicable, prevails in such action or proceeding. Notwithstanding anything in this Agreement to the contrary, the provisions of this paragraph shall survive indefinitely with respect to the obligations set forth in this Agreement.

Article VII

ADDITIONAL AGREEMENTS

Section 7.01 Proxy Statement; Registration Statement; Consent Solicitation.

(a) As promptly as practicable after the execution of this Agreement and receipt of the Annual PCAOB Audited Financials and the Q3 Unaudited Interim Financial Statements, (i) GX (with the assistance and cooperation of the Company as reasonably requested by GX) shall prepare and file with the SEC a proxy statement (as amended or supplemented, the “Proxy Statement”) to be sent to the stockholders of GX, in which GX shall solicit proxies from GX’s stockholders to vote at the special meeting of GX’s stockholders called for the purpose of voting on the following matters (the “GX Stockholders’ Meeting”) in favor of (A) the approval and adoption of this Agreement and the Mergers, (B) the issuance of GX Common Stock as contemplated by this Agreement and the Subscription Agreements, (C) the approval and adoption of the second amended and restated GX Certificate of Incorporation as set forth on Exhibit C, (D) the approval and adoption of an equity incentive plan, in form and substance reasonably acceptable to GX and the Company that provides for grant of awards to employees and other service providers of the Surviving Corporation and its Subsidiaries in the form of options, restricted shares, restricted share units or other equity-based awards based on GX Common Stock with a total pool of awards of GX Common Stock not exceeding, together with the number of shares of GX Common Stock that would be issuable immediately after the Effective Time upon the exercise of all Converted Options, 18% of the aggregate number of the sum of (1) shares of GX Common Stock outstanding at the Closing and (2) securities convertible into GX Common Stock, with an annual “evergreen” increase of not more than 4% of the shares of GX Common Stock outstanding as of the day prior to such increase (the “GX Equity Plan”), (E) the approval and adoption of an employee stock purchase plan, in form and substance reasonably acceptable to GX and the Company, that provides for grant of purchase rights with respect to GX Common Stock to employees of the Surviving Corporation and its Subsidiaries with a total pool of shares of GX Common Stock not exceeding 1% of the aggregate number of the sum of (1) shares of GX Common Stock outstanding at the Closing and (2) securities convertible into GX Common Stock, with an annual “evergreen” increase of 1% of the shares of GX Common Stock outstanding as of the day prior to such increase (the “GX ESPP”), and (F) any approval of other proposals the parties deem necessary to effectuate the Mergers and the other Transactions (collectively, the “GX Proposals”), and (ii) GX shall prepare and file with the SEC a registration statement on Form S-4 (together with all amendments thereto, the “Registration Statement”), which Registration Statement shall include the Proxy Statement, which shall be included as a prospectus, in connection with the registration under the Securities Act of the shares of GX Common Stock to be issued to the stockholders of the Company pursuant to this Agreement. GX and the Company each shall use their reasonable best efforts to (i) cause the Proxy Statement and Registration Statement when filed with the SEC to comply in all material respects with all legal requirements applicable thereto, (ii) respond as promptly as reasonably practicable to and resolve all comments received from the SEC concerning the Proxy Statement or the Registration Statement, (iii) cause the Registration Statement to be declared effective under the Securities Act as promptly as practicable and (iv) to keep the Registration Statement effective as long as is necessary to consummate the Transactions. As promptly as practicable after the Registration Statement becomes effective, GX shall mail the Proxy Statement to its stockholders. Each of GX and the Company shall promptly furnish all information concerning it as may reasonably be requested by the other party in connection with such actions and the preparation of the Registration Statement and the Proxy Statement.

(b) No filing of, or amendment or supplement to the Proxy Statement or the Registration Statement will be made by GX or the Company without the approval of the other party (such approval not to be unreasonably withheld, conditioned or delayed). GX and the Company each will advise the other, promptly after they receive notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment thereto has been filed, of the issuance of any stop order, of the suspension of the qualification of the GX Common Stock to be issued or issuable to the stockholders of the Company in connection with this Agreement for offering or sale in any jurisdiction, or of any request by the SEC for amendment of the Proxy Statement or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information. Each of GX and the Company shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed), any response to comments of the SEC with respect to the Proxy Statement or the Registration Statement and any amendment to the Proxy Statement or the Registration Statement filed in response thereto.

(c) GX represents that the information supplied by GX for inclusion in the Registration Statement and the Proxy Statement shall not contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading at (i) the time the Registration Statement is declared effective, (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of GX, (iii) the time of the GX Stockholders’ Meeting, and (iv) the Effective Time. If, at any time prior to the Effective Time, any event or circumstance relating to GX, First Merger Sub or Second Merger Sub, or their respective officers or directors, should be discovered by GX which should be set forth in an amendment or a supplement to the Registration Statement or the Proxy Statement, GX shall promptly inform the Company. All documents that GX is responsible for filing with the SEC in connection with the Mergers or the other transactions contemplated by this Agreement will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act.

(d) The Company represents that the information supplied by the Company for inclusion in the Registration Statement and the Proxy Statement shall not contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, at (i) the time the Registration Statement is declared effective, (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of GX, (iii) the time of the GX Stockholders’ Meeting, and (iv) the Effective Time. If, at any time prior to the Effective Time, any event or circumstance relating to the Company or any Company Subsidiary, or their respective officers or directors, should be discovered by the Company which should be set forth in an amendment or a supplement to the Registration Statement or the Proxy Statement, the Company shall promptly inform GX. All documents that the Company is responsible for filing with the SEC in connection with the Mergers or the other transactions contemplated by this Agreement will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act.

(e) As promptly as practicable after the initial filing of the Registration Statement, the Company (with the assistance and cooperation of GX as reasonably requested by the Company) shall prepare an information statement relating to the action to be taken by stockholders of the Company pursuant to the Written Consent or by vote at a Company Stockholders Meeting (the “Consent Solicitation Statement”). As promptly as practicable after the date on which the Registration Statement becomes effective, the Company shall deliver the Consent Solicitation Statement to its stockholders.

Section 7.02 GX Stockholders’ Meeting; First Merger Sub Stockholder’s Approval and Second Merger Sub Shareholder’s Approval.

(a) GX shall call and hold the GX Stockholders’ Meeting as promptly as practicable after the date on which the Registration Statement becomes effective (but in any event no later than 30 days after the date on which the Proxy Statement is mailed to stockholders of GX) for the purpose of voting solely upon the GX Proposals; provided that GX may postpone or adjourn the GX Stockholders’ Meeting on one or more occasions for up to 30 days in the aggregate upon the good faith determination by the GX Board that such postponement or adjournment is necessary to solicit additional proxies to obtain approval of the GX Proposals or otherwise take actions consistent with GX’s obligations pursuant to Section 7.10 of this Agreement. GX shall use its reasonable best efforts to obtain the approval of the GX Proposals at the GX Stockholders’ Meeting, including by soliciting from its stockholders proxies as promptly as possible in favor of the GX Proposals. The GX Board shall recommend to its stockholders that they approve the GX Proposals (the “GX Board Recommendation”) and shall include such recommendation in the Proxy Statement. The GX Board shall not (and no committee or subgroup thereof shall) (i) change, withdraw, withhold, qualify or modify the GX Board Recommendation, (ii) publicly propose to change, withdraw, withhold, qualify or modify the GX Board Recommendation or (iii) fail to include the GX Board Recommendation in the Proxy Statement.

(b) Promptly following the execution of this Agreement, GX shall approve and adopt this Agreement and approve the Mergers and the other transactions contemplated by this Agreement, in its capacity as the sole stockholder of First Merger Sub and Second Merger Sub.

Section 7.03 Requisite Approval. Upon the terms set forth in this Agreement, (a) the Company shall (i) seek the irrevocable written consent, in form and substance reasonably acceptable to GX, of holders of the Requisite Approval in favor of the approval and adoption of this Agreement and the Mergers and all other transactions contemplated by this Agreement (the “Written Consent”) as soon as reasonably practicable after the Registration Statement becomes effective, and in any event within seventy-two (72) hours after the Registration Statement becomes effective and (ii) in the event the Company determines it is not able to obtain the Written Consent within such seventy-two (72) hour period, the Company shall promptly call and hold a meeting of holders of Capital Stock for the purpose of voting solely upon the adoption of this Agreement and the Mergers and all other transaction contemplated by this Agreement (the “Company Stockholders Meeting”) as soon as reasonably practicable after the Registration Statement becomes effective, and in any event within twenty (20) days after the Registration Statement becomes effective and (b) the Company Board shall recommend to its stockholders that they approve this Agreement and the Mergers (the “Company Board Recommendation”). The Company shall use its reasonable best efforts to obtain the Company Stockholder Approval and the Company Stockholders Meeting, including by soliciting from its stockholders proxies as promptly as possible in favor of this Agreement and the Mergers. The Company Board shall not (and no committee or subgroup thereof shall) (i) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the Company Board Recommendation, (ii) approve, recommend or declare advisable, or propose publicly to approve, recommend or declare advisable, any Acquisition Proposal or (iii) fail to include the Company Board Recommendation in the Consent Solicitation Statement.

Section 7.04 Access to Information; Confidentiality.

(a) From the date of this Agreement until the Effective Time, the Company and GX shall (and shall cause their respective subsidiaries to): (i) provide to the other party (and the other party’s officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives, collectively, “Representatives”) reasonable access at reasonable times upon prior notice to the officers, employees, agents, properties, offices and other facilities of such party and its subsidiaries and to the books and records thereof; and (ii) furnish promptly to the other party such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of such party and its subsidiaries as the other party or its Representatives may reasonably request, including in connection with any Tax disclosure in any statement, filing, notice or application relating to the Intended Tax Treatment or any Tax opinion requested or required to be filed pursuant to Section 7.12(c). Notwithstanding the foregoing, neither the Company nor GX shall be required to provide access to or disclose information where the access or disclosure would jeopardize the protection of attorney-client privilege or contravene applicable Law (it being agreed that the parties shall use their reasonable best efforts to cause such information to be provided in a manner that would not result in such jeopardy or contravention).

(b) All information obtained by the parties pursuant to this Section 7.04 shall be kept confidential in accordance with the Confidentiality Agreement, dated as of August 5, 2020 (the “Non-Disclosure Agreement”), between GX and the Company.

(c) Notwithstanding anything in this Agreement to the contrary, each party (and its respective Representatives) may consult any Tax advisor as is reasonably necessary regarding the Tax treatment and Tax structure of the Transactions and may disclose to such advisor as reasonably necessary, the Intended Tax Treatment and Tax structure of the Transactions and all materials (including any Tax analysis) that are provided relating to such treatment or structure, in each case in accordance with the Non-Disclosure Agreement.

Section 7.05 Non-Solicitation.

(a) From the date of this Agreement until the Effective Time or, if earlier, the valid termination of this Agreement in accordance with Section 9.01, the Company shall not, shall cause its Subsidiaries not to and shall use its reasonable best efforts to cause its and their respective Representatives not to, directly or indirectly, (i) initiate, solicit, propose or knowingly induce the making, submission or announcement of, or knowingly encourage, facilitate or assist, any inquiries or requests for information with respect to, or the making of, any inquiry regarding, or any proposal or offer that constitutes, or could reasonably be expected to result in or lead to, any Acquisition Proposal, (ii) engage in, continue or otherwise participate in any negotiations or discussions concerning, or provide access to its properties, business, assets, books, records or any confidential information or data to, any person relating to any proposal, offer, inquiry or request for information that constitutes, or could reasonably be expected to result in or lead to, any Acquisition Proposal, (iii) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Acquisition Proposal, (iv) execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, confidentiality agreement, merger agreement, acquisition agreement, exchange agreement, joint venture agreement, partnership agreement, option agreement or other similar agreement for or relating to any Acquisition Proposal or (v) resolve or agree to do, or do, any of the foregoing. The Company also agrees that immediately following the execution of this Agreement it shall, and shall cause each of its Subsidiaries and shall use its reasonable best efforts to cause its and their Representatives to, cease any solicitations, discussions or negotiations with any person (other than the parties hereto and their respective Representatives) conducted heretofore in connection with an Acquisition Proposal or any inquiry or request for information that could reasonably be expected to lead to, or result in, an Acquisition Proposal. The Company also agrees that within three (3) Business Days of the execution of this Agreement, the Company shall request each person (other than the parties hereto and their respective Representatives) that has prior to the date hereof executed a confidentiality agreement in connection with its consideration of an Acquisition Proposal (and with whom the Company has had contact in the twelve (12) months prior to the date of this Agreement regarding an Acquisition Proposal) to return or destroy all confidential information furnished to such person by or on behalf of it or any of its Subsidiaries prior to the date hereof and terminate access to any physical or electronic data room maintained by or on behalf of the Company or any of its Subsidiaries. If a party or any of its Subsidiaries or any of its or their respective Representatives receives any inquiry or proposal with respect to an Acquisition Proposal at any time prior to the Closing, then such party shall promptly (and in no event later than twenty-four (24) hours after such party becomes aware of such inquiry or proposal) notify such person in writing of the terms of this Section 7.05. Without limiting the foregoing, it is understood that any violation of the restrictions contained in this Section 7.05 by any of the Company’s Subsidiaries, or any of the Company’s or its Subsidiaries’ respective Representatives acting on the Company’s or one of its Subsidiaries’ behalf, shall be deemed to be a breach of this Section 7.05 by the Company.

(b) For purposes of this Agreement, “Acquisition Proposal” means any proposal or offer from any person or “group” (as defined in the Exchange Act) (other than GX, First Merger Sub, Second Merger Sub or their respective Affiliates) relating to, in a single transaction or series of related transactions, (i) any direct or indirect acquisition or purchase of a business that constitutes 15% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, (ii) any direct or indirect acquisition of 15% or more of the consolidated assets of the Company and its Subsidiaries, taken as a whole (based on the fair market value thereof, as determined in good faith by the Company Board), including through the acquisition of one or more Subsidiaries of the Company owning such assets, (iii) acquisition of beneficial ownership, or the right to acquire beneficial ownership, of 15% or more of the total voting power of the equity securities of the Company, any tender offer or exchange offer that if consummated would result in any person beneficially owning 15% or more of the total voting power of the equity securities of the Company, or any merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company (or any Subsidiary of the Company whose business constitutes 15% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole) or (iv) any issuance or sale or other disposition (including by way of merger, reorganization, division, consolidation, share exchange, business combination, recapitalization or other similar transaction) of 15% or more of the total voting power of the equity securities of the Company.

Section 7.06 Exclusivity.

(a) From the date of this Agreement until the Effective Time or, if earlier, the valid termination of this Agreement in accordance with Section 9.01, GX shall not, shall cause its Subsidiaries not to and shall use its reasonable best efforts to cause its and their respective Representatives not to, directly or indirectly, (i) initiate, solicit, propose or knowingly induce the making, submission or announcement of, or knowingly encourage, facilitate or assist, any inquiries or requests for information with respect to, or the making of, any inquiry regarding, or any proposal or offer that constitutes, or could reasonably be expected to result in or lead to, any Business Combination other than the Transactions (a “Business Combination Proposal”), (ii) engage in, continue or otherwise participate in any negotiations or discussions concerning, or provide access to its properties, business, assets, books, records or any confidential information or data to, any person relating to any proposal, offer, inquiry or request for information that constitutes, or could reasonably be expected to result in or lead to, any Business Combination Proposal, (iii) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Business Combination Proposal, (iv) execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, confidentiality agreement, merger agreement, acquisition agreement, exchange agreement, joint venture agreement, partnership agreement, option agreement or other similar agreement for or relating to any Business Combination Proposal or (v) propose, resolve or agree to do, or do, any of the foregoing. If a party or any of its Subsidiaries or any of its or their respective Representatives receives any inquiry or proposal with respect to an Business Combination Proposal at any time prior to the Closing, then such party shall promptly (and in no event later than twenty-four (24) hours after such party becomes aware of such inquiry or proposal) notify such person in writing of the terms of this Section 7.06. Without limiting the foregoing, it is understood that any violation of the restrictions contained in Section 7.06 by any of GX’s Subsidiaries, or any of GX’s or its Subsidiaries’ respective Representatives acting on GX’s or one of its Subsidiaries’ behalf, shall be deemed to be a breach of this Section 7.06 by GX.

(b) GX shall, and shall cause its Affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any person conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, a Business Combination Proposal.

Section 7.07 Employee Benefits Matters.

(a) GX shall, or shall cause the Surviving Entity and each of its subsidiaries, as applicable, to provide the employees of the Company and the Company Subsidiaries who remain employed immediately after the Effective Time (the “Continuing Employees”) credit for purposes of eligibility to participate, vesting and determining the level of benefits, as applicable, under any Employee Benefit Plan established or maintained by the Surviving Entity or any of its subsidiaries (excluding any retiree health plans or programs or defined benefit retirement plans or programs) for service accrued or deemed accrued prior to the Effective Time with the Company or any Company Subsidiary; provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of any such benefit. In addition, GX shall use reasonable best efforts to (i) cause to be waived any eligibility waiting periods, any evidence of insurability requirements and the application of any pre-existing condition limitations under each of the Employee Benefit Plans established or maintained by the Surviving Entity or any of its subsidiaries that cover the Continuing Employees or their dependents, and (ii) cause any eligible expenses incurred by any Continuing Employee and his or her covered dependents, during the portion of the plan year in which the Closing occurs, under those health and welfare benefit plans in which such Continuing Employee currently participates to be taken into account under those health and welfare benefit plans in which such Continuing Employee participates subsequent to the Closing Date for purposes of satisfying all deductible, coinsurance, and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year. Following the Closing, the Surviving Entity will honor all accrued but unused vacation and other paid time off of the Continuing Employees that existed immediately prior to the Closing with respect to the calendar year in which the Closing occurs. As a condition to GX’s obligations under this Section 7.07(a), the Company shall provide GX or its designee with all information reasonably requested and necessary to allow GX or its designee to comply with such obligations.

(b) The Company shall cause all notices to be timely provided to each optionee under the Company Option Plan as required by the Company Option Plan.

(c) The provisions of this Section 7.07 are solely for the benefit of the parties to the Agreement, and nothing contained in this Agreement, express or implied, shall confer upon any Continuing Employee or legal representative or beneficiary or dependent thereof, or any other person, any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement, whether as a third-party beneficiary or otherwise, including, without limitation, any right to employment or continued employment for any specified period, or level of compensation or benefits. Nothing contained in this Agreement, express or implied, shall constitute an amendment or modification of any Employee Benefit Plan or other employee benefit arrangement or shall require the Company, GX, the Surviving Entity or any of its subsidiaries to continue any Plan or other employee benefit arrangements, or prevent their amendment, modification or termination.

Section 7.08 Directors’ and Officers’ Indemnification.

(a) The certificate of incorporation of the Surviving Corporation and the operating agreement of the Surviving Entity shall each contain provisions no less favorable with respect to indemnification, advancement or expense reimbursement than are set forth in the Company Charter and its bylaws, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, employees, fiduciaries or agents of the Company, unless such modification shall be required by applicable Law. From and after the Effective Time, GX agrees that it shall indemnify and hold harmless each present and former director and officer of the Company against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company would have been permitted under applicable Law, the Company Charter in effect on the date of this Agreement to indemnify such person (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law). GX further agrees that with respect to the provisions of the bylaws and certificate of incorporation or limited liability company agreement, as applicable, of the Company Subsidiaries relating to indemnification, advancement or expense reimbursement, such provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, employees, fiduciaries or agents of such Company Subsidiary, unless such modification shall be required by applicable Law.

(b) For a period of six years from the Effective Time, GX shall maintain in effect directors’ and officers’ liability insurance covering those persons who are currently covered by the Company’s directors’ and officers’ liability insurance policy (true, correct and complete copies of which have been heretofore made available to GX or its agents or Representatives in the Virtual Data Room) on terms not less favorable than the terms of such current insurance coverage, except that in no event shall GX be required to pay an annual premium for such insurance in excess of 300% of the aggregate annual premium payable by the Company for such insurance policy for the year ended December 31, 2019 (the “Maximum Annual Premium”); provided, however, that (i) GX may cause coverage to be extended under the current directors’ and officers’ liability insurance by obtaining a six-year “tail” policy containing terms not materially less favorable than the terms of such current insurance coverage with respect to claims existing or occurring at or prior to the Effective Time so long as the aggregate cost for such “tail” policy does not exceed the Maximum Annual Premium and (ii) if any claim is asserted or made within such six-year period, any insurance required to be maintained under this Section 7.08(b) shall be continued in respect of such claim until the final disposition thereof.

(c) On the Closing Date, to the extent not already entered into, GX shall enter into customary indemnification agreements reasonably satisfactory to each of the Company and GX with the post-Closing directors and officers of GX, which indemnification agreements shall continue to be effective following the Closing.

Section 7.09 Notification of Certain Matters. The Company shall give prompt notice to GX, and GX shall give prompt notice to the Company, of any event which a party becomes aware of between the date of this Agreement and the Closing (or the earlier termination of this Agreement in accordance with Article IX), the occurrence, or non-occurrence of which causes or would reasonably be expected to cause any of the conditions set forth in Article VIII to fail.

Section 7.10 Further Action; Reasonable Best Efforts.

(a) Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, appropriate action, and to do, or cause to be done, such things as are necessary, proper or advisable under applicable Laws or otherwise, and each shall cooperate with the other, to consummate and make effective the Transactions, including using its reasonable best efforts to make all filings with, respond to questions from, obtain all permits, consents, approvals, authorizations, qualifications and orders of, and the expiration or termination of waiting periods by, Governmental Authorities and parties to contracts with the Company and the Company Subsidiaries as set forth in Section 4.05 necessary for the consummation of the Transactions and to fulfill the conditions to the Mergers. In case, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party shall use their reasonable best efforts to take all such action.

(b) Each of the parties shall keep each other apprised of the status of matters relating to the Transactions, including promptly notifying the other parties of any communication it or any of its affiliates receives from any Governmental Authority relating to the matters that are the subject of this Agreement and permitting the other parties to review in advance, and to the extent practicable consult about, any proposed communication by such party to any Governmental Authority in connection with the Transactions. No party to this Agreement shall agree to participate in any meeting, video or telephone conference, or other communications with any Governmental Authority in respect of any filings, investigation or other inquiry unless it consults with the other parties in advance and, to the extent permitted by such Governmental Authority, gives the other parties the opportunity to attend and participate at such meeting, conference or other communications. Subject to the terms of the Non-Disclosure Agreement, the parties will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other parties may reasonably request in connection with the foregoing. Subject to the terms of the Non-Disclosure Agreement, the parties will provide each other with copies of all material correspondence, filings or communications, including any documents, information and data contained therewith, between them or any of their Representatives, on the one hand, and any Governmental Authority, on the other hand, with respect to this Agreement and the Transactions contemplated hereby. No party shall take or cause to be taken any action before any Governmental Authority that is inconsistent with or intended to delay its action on requests for a consent or the consummation of the Transactions.

(c) Notwithstanding the generality of the foregoing, GX shall use its reasonable best efforts to consummate the Private Placements at or prior to the Closing in accordance with the Subscription Agreements, and the Company shall cooperate with GX in such efforts. GX shall not, without the prior written consent of the Company (such consent not to be unreasonably withheld, delayed or conditioned), permit or consent to any amendment, supplement, waiver or modification to any Subscription Agreement that would reasonably be expected to cause the Private Placements to fail to be consummated at or prior to the Closing.

Section 7.11 Public Announcements. The initial press release relating to this Agreement shall be a joint press release, the text of which has been agreed to by each of GX and the Company. Thereafter, between the date of this Agreement and the Closing Date (or the earlier termination of this Agreement in accordance with Article IX) unless otherwise prohibited by applicable Law or the requirements of the Nasdaq Capital Market, each of GX and the Company shall each use its reasonable best efforts to consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement, the Mergers or any of the other Transactions, and shall not issue any such press release or make any such public statement without the prior written consent of the other party. Furthermore, nothing contained in this Section 7.11 shall prevent GX or the Company or its respective affiliates from furnishing customary or other reasonable information concerning the Transactions to their investors and prospective investors that is substantively consistent with public statements previously consented to by the other party in accordance with this Section 7.11.

Section 7.12 Tax Matters.

(a) None of GX, First Merger Sub, Second Merger Sub or the Company shall (and each shall cause its affiliates not to) take any action (or fail to take any reasonable action) which action (or failure to act), whether before or after the Effective Time, would reasonably be expected to prevent or impede the Mergers, taken together, from qualifying for the Intended Tax Treatment.

(b) This Agreement is intended to constitute, and the parties hereto hereby adopt this Agreement as, a “plan of reorganization” within the meaning of Treasury Regulation Sections 1.368-2(g) and 1.368-3(a). Each of GX, First Merger Sub, Second Merger Sub and the Company shall report the Mergers, taken together, as a reorganization within the meaning of Section 368(a) of the Code consistent with the Intended Tax Treatment, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code, including attaching the statement described in Treasury Regulations Section 1.368-3(a) on or with its Tax Return for the taxable year of the Mergers.

(c) Each party shall promptly notify the other party in writing if, before the Closing Date, such party knows or has reason to believe that the Mergers may not qualify for the Intended Tax Treatment (and whether the terms of this Agreement could be reasonably amended in order to facilitate the Mergers qualifying for the Intended Tax Treatment). In the event either GX or the Company seeks a tax opinion from its respective tax advisor regarding the Intended Tax Treatment, or the SEC requests or requires tax opinions, each party shall use reasonable efforts to execute and deliver customary tax representation letters as the applicable tax advisor may reasonably request in form and substance reasonably satisfactory to such advisor.

Section 7.13 Stock Exchange Listing. GX will use its reasonable best efforts to cause the GX Class A Common Stock issued in connection with the Transactions to be approved for listing on the Nasdaq Capital Market at the Closing. During the period from the date hereof until the Closing, GX shall use its reasonable best efforts to keep the GX Units, the GX Common Stock and GX Warrants listed for trading on the Nasdaq Capital Market.

Section 7.14 Antitrust.

(a) To the extent required under any Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade, including the HSR Act (“Antitrust Laws”), each party hereto agrees to promptly make any required filing or application under Antitrust Laws, as applicable, and no later than ten (10) Business Days after the date of this Agreement, the Company and GX each shall file (or cause to be filed) with the Antitrust Division of the U.S. Department of Justice and the U.S. Federal Trade Commission a Notification and Report Form as required by the HSR Act. The parties hereto agree to supply as promptly as reasonably practicable any additional information and documentary material that may reasonably be requested pursuant to Antitrust Laws and to take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods or obtain required approvals, as applicable under Antitrust Laws as soon as practicable, including by requesting early termination of the waiting period provided for under the HSR Act.

(b) GX and the Company each shall, in connection with its efforts to obtain all requisite approvals and expiration or termination of waiting periods for the Transactions under any Antitrust Law, use its reasonable best efforts to: (i) cooperate in all respects with each other party or its affiliates in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private person; (ii) keep the other reasonably informed of any communication received by such party from, or given by such party to, any Governmental Authority and of any communication received or given in connection with any proceeding by a private person, in each case regarding any of the Transactions, and promptly furnish the other with copies of all such written communications; (iii) permit the other to review in advance any written communication to be given by it to, and consult with each other in advance of any meeting or conference with, any Governmental Authority or, in connection with any proceeding by a private person, with any other person, and to the extent permitted by such Governmental Authority or other person, give the other party the opportunity to attend and participate in such meetings and conferences; (iv) in the event a party is prohibited from participating in or attending any meetings or conferences, the other shall keep such party promptly and reasonably apprised with respect thereto; and (v) use reasonable best efforts to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the Transactions, articulating any regulatory or competitive argument, or responding to requests or objections made by any Governmental Authority; provided that materials required to be provided pursuant to this Section 7.14(b) may be limited to outside counsel and may be redacted (i) to remove references to the valuation of the Company, and (ii) as necessary to comply with contractual arrangements.

(c) No party hereto shall take any action that could reasonably be expected to adversely affect or materially delay the approval of any Governmental Authority, or the expiration or termination of any waiting period of any required filings or applications under Antitrust Laws, including by agreeing to merge with or acquire any other person or acquire a substantial portion of the assets of or equity in any other person. The parties hereto further covenant and agree, with respect to a threatened or pending preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order that would adversely affect the ability of the parties to consummate the Transactions, to use reasonable best efforts to prevent or lift the entry, enactment or promulgation thereof, as the case may be.

Section 7.15 PCAOB Audited Financials; Unaudited Interim Financials. The Company shall use reasonable best efforts to deliver true and complete copies of (i) (a) the audited consolidated balance sheet of the Company and the consolidated Company Subsidiaries as of December 31, 2018 and December 31, 2019, and the related audited consolidated statements of income, changes in stockholder equity, and cash flows of the Company and the consolidated Company Subsidiaries for the years then ended, in each case, prepared in accordance with GAAP and Regulation S-X and audited in accordance with the auditing standards of the PCAOB (the “Annual PCAOB Audited Financials”) and (b) unaudited financial statements, including consolidated balance sheets and consolidated statements of income, changes in stockholder equity, and cash flows, of the Company and the consolidated Company Subsidiaries as at and for the nine-months ended September 30, 2020 and September 30, 2019, in each case, prepared in accordance with GAAP and Regulation S-X (the “Q3 Unaudited Interim Financial Statements”), in each case, not later than ten (10) days from the date hereof, (ii) if the Closing has not occurred by February 16, 2021, the audited consolidated balance sheet of the Company and the consolidated Company Subsidiaries as of December 31, 2020, and the related audited consolidated statements of income, changes in stockholder equity, and cash flows of the Company and the consolidated Company Subsidiaries for the years then ended, in each case, prepared in accordance with GAAP and Regulation S-X and audited in accordance with the auditing standards of the PCAOB (the “2020 PCAOB Audited Financials” and, collectively with the Annual PCAOB Audited Financials, the “PCAOB Audited Financials”) not later than March 8, 2021 and (iii) if the Closing has not occurred by May 14, 2021, the unaudited financial statements, including consolidated balance sheets and consolidated statements of income, changes in stockholder equity, and cash flows, of the Company and the consolidated Company Subsidiaries as at and for the three-months ended March 31, 2021 and March 31, 2020, in each case, prepared in accordance with GAAP and Regulation S-X (the “Q1 Unaudited Interim Financial Statements” and, collectively with the Q3 Unaudited Interim Financial Statements, the “Unaudited Interim Financials”) not later than May 31, 2021; provided, however, that if the Company fails to deliver the PCAOB Audited Financials and the Unaudited Interim Financials by the applicable deadlines specified in the foregoing clauses (i), (ii) and (iii), the Company will not be in breach of this Agreement (and GX may not terminate this Agreement solely because of such failure to deliver such financial statements by the applicable deadlines) if, at the time such financial statements were otherwise required to be delivered, the Company is exercising its reasonable best efforts in good faith to deliver the applicable financial statements, unless such failure to deliver is not cured by the Company within a reasonable amount of time mutually agreed by GX and the Company acting in good faith and taking into account the reason for such failure to deliver.

Section 7.16 Trust Account. As of the Effective Time, the obligations of GX to dissolve or liquidate within a specified time period as contained in GX’s Certificate of Incorporation will be terminated and GX shall have no obligation whatsoever to dissolve and liquidate the assets of GX by reason of the consummation of the Mergers or otherwise, and no stockholder of GX shall be entitled to receive any amount from the Trust Account. At least 48 hours prior to the Effective Time, GX shall provide notice to the Trustee in accordance with the Trust Agreement and shall deliver any other documents, opinions or notices required to be delivered to the Trustee pursuant to the Trust Agreement and cause the Trustee prior to the Effective Time to, and the Trustee shall thereupon be obligated to, transfer all funds held in the Trust Account to GX (other than funds required to be paid from the Trust Account pursuant to the Trust Agreement) (to be held as available cash on the balance sheet of GX, and to be used to pay (a) as and when due all amounts payable to the stockholders of GX holding shares of GX Class A Common Stock in the event they elect to redeem their GX Class A Common Stock pursuant to the GX Organizational Documents, (b) the Company’s and GX’s unpaid transaction expenses payable by GX on the Closing Date pursuant to Section 3.04 or (c) for working capital and other general corporate purposes of the business following the Closing) and thereafter shall cause the Trust Account and the Trust Agreement to terminate.

Section 7.17 Directors. GX and the Company shall take all necessary action so that immediately after the Effective Time, the board of directors of GX is comprised of the individuals, and in the classes, designated by GX and the Company pursuant to Section 2.05(b).

Section 7.18 Equity Plan and ESPP. Prior to the Closing, GX will adopt the GX Equity Plan and the GX ESPP.

Section 7.19 [Reserved].

Section 7.20 Amended and Restated Voting Agreement. Prior to the Closing, the Company shall cause the Amended and Restated Voting Agreement, dated as of March 16, 2020, as amended, by and among the Company and the other parties thereto, to be terminated.

Section 7.21 Related Party Agreements. Prior to the Closing, the Company shall have terminated, or caused to be terminated, all contracts set forth in Section 4.20 of the Company Disclosure Schedule and any other contracts between the Company and any of its directors, officers or holder of more than 10% of the capital stock of the Company (assuming the full conversion or exercise of all Company Securities held by such person), or any immediate family member of any of the foregoing (whether directly or indirectly through an Affiliate of such person) (a “Related Party”) or that would otherwise be required to be disclosed pursuant to Item 404 of Regulation S-K without any liability to the Company, other than (a) ordinary course agreements relating to director and employee compensation and benefits and (b) the contracts set forth on Section 7.21 of the Company Disclosure Schedule.

Section 7.22 Other Rights.

(a) Except for the rights of certain former stockholders of CariCord Inc. (“Caricord”) to receive shares of the Company pursuant to the terms of that certain Agreement and Plan of Merger (the “Caricord Agreement”), dated August 22, 2018, by and among the Company, Caricord, CC Subsidiary, Inc. and Gregory L. Andrews, the Company Warrants and the Company Options, the Company shall cause all other outstanding rights to acquire equity of the Company to be terminated as of the Closing. Prior to the Closing, the Company will use commercially reasonable efforts to enter into an agreement with University License Equity Holdings, Inc. to (a) cancel any Phantom B Shares (as such term is defined in the Caricord Agreement) that it holds or that it may become entitled to hold pursuant to the Caricord Agreement in exchange for shares of Series B Preferred Stock and (b) cancel any Phantom C Shares (as such term is defined in the Caricord Agreement) that it may become entitled to hold pursuant to the Caricord Agreement in exchange for shares of Company Common Stock.

(b) Prior to the Closing, the Company will use commercially reasonable efforts to enter into, in a form reasonably satisfactory to GX, an amendment to (i) that certain Contingent Value Rights Agreement, dated August 15, 2017 (the “Celgene CVR Agreement”), by and between Celgene Corporation (“Celgene”) and the Company (the “Celgene CVR Amendment”) and (ii) that certain Investment Rights Agreement, dated August 15, 2017 (the “Celgene Investment Rights Agreement”), by and between Celgene and the Company, providing that (A) the rights to contingent cash payments set forth in the Celgene CVR Agreement shall become separated from the shares of Series X Preferred Stock upon the Effective Time and thereafter may be sold, assigned, transferred or disposed of by the holder thereof and (B) the rights set forth under Section 1 and Section 2.2 of the Celgene Investment Rights Agreement shall terminate and be no further force or effect immediately preceding, but conditioned upon, the Closing.

Section 7.23 Pre-Closing Charter Amendment. Prior to the conversion of the shares of Company Preferred Stock into shares of Company Common Stock pursuant to Section 3.01(a), the Company shall cause the Company Charter to be amended in the form set forth in Exhibit E subject to such modifications that Celgene may reasonably request within ten (10) Business Days of the date hereof (and which modifications are reasonably acceptable to GX and the Company) (such amendment, the “Pre-Closing Charter Amendment”).

Article VIII

CONDITIONS TO THE FIRST MERGER

Section 8.01 Conditions to the Obligations of Each Party. The obligations of the Company, GX, First Merger Sub and Second Merger Sub to consummate the Transactions, including the Mergers, are subject to the satisfaction or waiver (where permissible) at or prior to the Closing of the following conditions:

(a) Company Stockholder Approval. The Company Stockholder Approval shall have been obtained.

(b) GX Stockholders’ Approval. The GX Proposals shall have been approved and adopted by the requisite affirmative vote of the stockholders of GX in accordance with the Proxy Statement, the DGCL, the GX Organizational Documents and the rules and regulations of the Nasdaq Capital Market.

(c) No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law, rule, regulation, judgment, decree, executive order or award which is then in effect and has the effect of making the Transactions, including the Mergers, illegal or otherwise prohibiting consummation of the Transactions, including the Mergers.

(d) Antitrust Approvals and Waiting Periods. All required filings under the HSR Act shall have been completed and any applicable waiting period (and any extension thereof) applicable to the consummation of the Transactions under the HSR Act shall have expired or been terminated.

(e) Governmental Consents. All consents, approvals and authorizations set forth on Section 8.01(e) of the Company Disclosure Schedule, shall have been obtained from and made with all applicable Governmental Authorities.

(f) Registration Statement. The Registration Statement shall have been declared effective under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall be in effect, and no proceedings for purposes of suspending the effectiveness of the Registration Statement shall have been initiated or be threatened by the SEC.

(g) Stock Exchange Listing. The shares of GX Class A Common Stock shall be listed on the Nasdaq Capital Market as of the Closing Date.

(h) GX Net Tangible Assets. GX shall have at least $5,000,001 of net tangible assets following the exercise of Redemption Rights in accordance with the GX Organizational Documents.

Section 8.02 Conditions to the Obligations of GX, First Merger Sub and Second Merger Sub. The obligations of GX, First Merger Sub and Second Merger Sub to consummate the Transactions, including the Mergers, are subject to the satisfaction or waiver (where permissible) at or prior to the Closing of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of the Company contained in (i) Section 4.01 (Organization and Qualification; Subsidiaries), Section 4.03 (Capitalization) (other than clauses (a), (b), (c) and (h) thereof, which are subject to clause (iii) below), Section 4.04 (Authority Relative to this Agreement) and Section 4.22 (Brokers) shall each be true and correct in all material respects as of the date hereof and as of the Closing Date as though made on and as of such date (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein), except to the extent of any changes that reflect actions permitted in accordance with Section 6.01 of this Agreement and except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date, (ii) Section 4.08(c) (Absence of Certain Changes or Events) shall be true and correct in all respects as of the date hereof and as of the Closing Date as though made on and as of such date, (iii) Section 4.03(a), Section 4.03(b), Section 4.03(c) and Section 4.03(h) (Capitalization) shall be true and correct in all respects except for de minimis inaccuracies as of the date hereof and as of the Closing Date as though made on and as of such date (except to the extent of any changes that reflect actions permitted in accordance with Section 6.01 of this Agreement and except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such specified date) and (iv) all other representations and warranties of the Company set forth in Article IV shall be true and correct (without giving any effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein) in all respects as of the date hereof and as of the Closing Date, as though made on and as of such date, except (A) to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date and (B) where the failure of such representations and warranties to be true and correct (whether as of the Closing Date or such earlier date), taken as a whole, does not result in a Company Material Adverse Effect.

(b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

(c) Officer’s Certificate. The Company shall have delivered to GX a certificate (the “Company Officer’s Certificate”), dated as of the Closing Date, signed by an officer of the Company, certifying as to the satisfaction of the conditions specified in Section 8.02(a), Section 8.02(b) and Section 8.02(d).

(d) Material Adverse Effect. No Company Material Adverse Effect shall have occurred between the date of this Agreement and the Closing Date.

(e) Resignation. Other than those persons identified as continuing directors on Section 2.05(a) of the Company Disclosure Schedule, all members of the Company Board and the Board of Directors of the Company Subsidiaries shall have executed written resignations effective as of the Effective Time.

(f) Registration Rights Agreement. All parties to the Registration Rights Agreement (other than GX) shall have delivered, or cause to be delivered, to GX copies of the Registration Rights Agreement duly executed by all such parties.

(g) Lock-Up Agreements. The stockholders of the Company listed in Section 8.02(g) of the Company Disclosure Schedule shall have delivered, or have caused to be delivered, to GX duly executed copies of the Lock-Up Agreements.

(h) Delivery of Certain Financial Statements. The Company shall have delivered to GX (i) the Annual PCAOB Audited Financials and the Q3 Unaudited Interim Financial Statements, (ii) if the Closing has not occurred by February 16, 2021, the 2020 PCAOB Audited Financials and (iii) if the Closing has not occurred by May 14, 2021, the Q1 Unaudited Interim Financial Statements.

(i) FIRPTA Tax Certificates. The Company shall deliver to GX in a form reasonably acceptable to GX, dated as of the Closing Date, a properly executed certification that shares of the Company are not “U.S. real property interests” within the meaning of Section 897 of the Code, in accordance with Treasury Regulation Section 1.1445-2(c)(3), together with an executed notice to the IRS (which shall be filed by GX with the IRS following the Closing) in accordance with the provisions of Section 1.897-2(h)(2) of the Treasury Regulations; provided, however, that if the Company fails to deliver such certificate and notice, this condition shall nevertheless be deemed satisfied and GX, First Merger Sub and Second Merger Sub, as applicable, shall be entitled to withhold from the Per Share Merger Consideration as required by Section 1445 of the Code.

Section 8.03 Conditions to the Obligations of the Company. The obligations of the Company to consummate the Transactions, including the Mergers, are subject to the satisfaction or waiver (where permissible) at or prior to Closing of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of GX, First Merger Sub and Second Merger Sub contained in (i) Section 5.01 (Corporation Organization), Section 5.03 (Capitalization) (other than clauses (a) and (e) thereof, which is subject to clause (iii) below), Section 5.04 (Authority Relative to this Agreement), Section 5.12 (Brokers) and Section 5.17 (Private Placements; Subscription Agreements) shall each be true and correct in all material respects as of the date hereof and as of the Closing Date as though made on and as of such date (without giving effect to any limitation as to “materiality” or “GX Material Adverse Effect” or any similar limitation set forth therein), except to the extent that any changes that reflect actions permitted in accordance with Section 6.02 of this Agreement and except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date, (ii) Section 5.08(b) (Absence of Certain Changes or Events) shall be true and correct in all respects as of the date hereof and as of the Closing Date as though made on and as of such date, (iii) Section 5.03(a) and Section 5.03(e) (Capitalization) shall be true and correct in all respects except for de minimis inaccuracies as of the date hereof and as of the Closing Date as though made on and as of such date (except to the extent of any changes that reflect actions permitted in accordance with Section 6.02 of this Agreement and except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such specified date) and (iv) other representations and warranties of GX and First Merger Sub contained in this Agreement shall be true and correct (without giving any effect to any limitation as to “materiality” or “GX Material Adverse Effect” or any similar limitation set forth therein) in all respects as of the date hereof and as of the Closing Date, as though made on and as of such date, except (A) to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date and (B) where the failure of such representations and warranties to be true and correct (whether as of the Closing Date or such earlier date), taken as a whole, does not result in a GX Material Adverse Effect.

(b) Agreements and Covenants. GX, First Merger Sub and Second Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

(c) Officer’s Certificate. GX shall have delivered to the Company a certificate, dated as of the Closing Date, signed by an officer of GX, certifying as to the satisfaction of the conditions specified in Section 8.03(a), Section 8.03(b) and Section 8.03(d).

(d) Material Adverse Effect. No GX Material Adverse Effect shall have occurred between the date of this Agreement and the Closing Date.

(e) Stock Exchange Listing. A supplemental listing shall have been filed with the Nasdaq Capital Market as of the Closing Date to list the shares constituting the aggregate Per Share Merger Consideration.

(f) Registration Rights Agreement. GX shall have delivered a copy of the Registration Rights Agreement duly executed by GX.

(g) Resignation. Other than those persons identified as continuing directors on Section 2.05(b) of the Company Disclosure Schedule, all members of the GX Board shall have executed written resignations effective as of the Effective Time.

Article IX

TERMINATION, AMENDMENT AND WAIVER

Section 9.01 Termination. This Agreement may be terminated and the Mergers and the other Transactions may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of this Agreement and the Transactions by the stockholders of the Company or GX, as follows:

(a) by mutual written consent of GX and the Company;

(b) by written notice from either GX or the Company to the other if the Effective Time shall not have occurred prior to May 20, 2021 (the “Initial Outside Date”, and as it may be extended below, the “Outside Date”); provided, that, if prior to such date GX’s stockholders have approved an Extension, then the Initial Outside Date may be extended by either GX or the Company upon written notice to the other to the earlier of the Extension Date and June 30, 2021; provided further, that this Agreement may not be terminated under this Section 9.01(b) by or on behalf of any party that either directly or indirectly through its affiliates is in breach or violation of any representation, warranty, covenant, agreement or obligation contained herein and such breach or violation is the principal cause of the failure of a condition set forth in Article VIII on or prior to the Outside Date;

(c) by written notice from either GX or the Company to the other if any Governmental Authority in the United States shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling (whether temporary, preliminary or permanent) which has become final and nonappealable and has the effect of making consummation of the Transactions, including the Mergers, illegal or otherwise preventing or prohibiting consummation of the Transactions;

(d) by written notice from either GX or the Company to the other if any of the GX Proposals shall fail to receive the requisite vote for approval at the GX Stockholders’ Meeting;

(e) by written notice from GX to the Company if the Stockholder Support Agreements have not been delivered by a number of Company stockholders sufficient to deliver the Company Stockholder Approval within twenty four (24) hours of the execution and delivery of this Agreement; provided, however, that if the Stockholder Support Agreements by such number of holders have been delivered, GX may not terminate this Agreement pursuant to this Section 9.01(e);

(f) by written notice from GX to the Company if the Company shall have failed to obtain the Company Stockholder Approval within five (5) Business Days after the Registration Statement becomes effective; provided, however, that if the Written Consent evidencing the Requisite Approval has been obtained, GX may not terminate this Agreement pursuant to this Section 9.01(f);

(g) by written notice from GX to the Company upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Sections 8.02(a) and 8.02(b) would not be satisfied (“Terminating Company Breach”); provided that GX has not waived such Terminating Company Breach and GX, First Merger Sub and Second Merger Sub are not then in material breach of their representations, warranties, covenants or agreements in this Agreement; provided further that, if such Terminating Company Breach is curable by the Company, GX may not terminate this Agreement under this Section 9.01(g) for so long as the Company continues to exercise its reasonable efforts to cure such breach, unless such breach is not cured within thirty (30) days after notice of such breach is provided by GX to the Company;

(h) by written notice from the Company to GX upon a breach of any representation, warranty, covenant or agreement on the part of GX, First Merger Sub and Second Merger Sub set forth in this Agreement, or if any representation or warranty of GX, First Merger Sub and Second Merger Sub shall have become untrue, in either case such that the conditions set forth in Sections 8.03(a) and 8.03(b) would not be satisfied (“Terminating GX Breach”); provided that the Company has not waived such Terminating GX Breach and the Company are not then in material breach of their representations, warranties, covenants or agreements in this Agreement; provided, however, that, if such Terminating GX Breach is curable by GX, First Merger Sub and Second Merger Sub, the Company may not terminate this Agreement under this Section 9.01(h) for so long as GX, First Merger Sub and Second Merger Sub continue to exercise their reasonable efforts to cure such breach, unless such breach is not cured within thirty (30) days after notice of such breach is provided by the Company to GX.

Section 9.02 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 9.01, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its respective Affiliates, officers, directors, employees or stockholders, other than liability of any party hereto for any Willful Breach of this Agreement by such party occurring prior to such termination subject to Section 6.03. The provisions of Section 6.03, Section 7.04(b) and Article X (collectively, the “Surviving Provisions”) and the Non-Disclosure Agreement, and any other Section or Article of this Agreement referenced in the Surviving Provisions, which are required to survive in order to give appropriate effect to the Surviving Provisions, shall in each case survive any termination of this Agreement.

Section 9.03 Amendment. This Agreement may be amended in writing by the parties hereto at any time prior to the Effective Time. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

Section 9.04 Waiver. At any time prior to the Effective Time, (i) GX may (a) extend the time for the performance of any obligation or other act of the Company, (b) waive any inaccuracy in the representations and warranties of the Company contained herein or in any document delivered by the Company pursuant hereto and (c) waive compliance with any agreement of the Company or any condition to its own obligations contained herein and (ii) the Company may (a) extend the time for the performance of any obligation or other act of GX, First Merger Sub or Second Merger Sub, (b) waive any inaccuracy in the representations and warranties of GX, First Merger Sub or Second Merger Sub contained herein or in any document delivered by GX, First Merger Sub or Second Merger Sub pursuant hereto and (c) waive compliance with any agreement of GX, First Merger Sub, Second Merger Sub or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Article X

GENERAL PROVISIONS

Section 10.01 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by email or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.01):

if to GX, First Merger Sub or Second Merger Sub:

GX Acquisition Corp.

1325 Avenue of the Americas, 25th Floor

New York, New York 10019

Attention: Jay Bloom and Dean Kehler

Email: jay.bloom@trimarancapital.com and dean.kehler@trimarancapital.com with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP

One Manhattan West

New York, NY 10001

Attention: Michael Chitwood and Michael Civale

Email: Michael.Chitwood@skadden.com and

Michael.Civale@skadden.com

if to the Company:

Celularity Inc.

170 Park Avenue

Florham Park, NJ 07932

Attention: Keary Dunn

Email: keary.dunn@celularity.com

with a copy to:

Cooley LLP

55 Hudson Yards

New York, NY 10001-2157

Attention: Yvan-Claude Pierre and Kevin Cooper

Email: ypierre@cooley.com and kcooper@cooley.com

Section 10.02 Nonsurvival of Representations, Warranties and Covenants. None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and all such representations, warranties, covenants, obligations or other agreements shall terminate and expire upon the occurrence of the Closing (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing and (b) this Article X and any corresponding definitions set forth in Article I.

Section 10.03 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

Section 10.04 Entire Agreement; Assignment. This Agreement and the Ancillary Agreements constitute the entire agreement among the parties with respect to the subject matter hereof and supersede, except as set forth in Section 7.04(b), all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof, except for the Non-Disclosure Agreement. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise) by any party without the prior express written consent of the other parties hereto.

Section 10.05 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 7.08 (which is intended to be for the benefit of the persons covered thereby and may be enforced by such persons).

Section 10.06 Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware applicable to contracts executed in and to be performed in that State. All legal actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware Chancery Court; provided, that if jurisdiction is not then available in the Delaware Chancery Court, then any such legal Action may be brought in any federal court located in the State of Delaware or any other Delaware state court. The parties hereto hereby (a) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (b) agree not to commence any Action relating thereto except in the courts described above in Delaware, other than Actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the Action in any such court is brought in an inconvenient forum, (ii) the venue of such Action is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 10.07 Waiver of Jury Trial. Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the Transactions. Each of the parties hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other hereto have been induced to enter into this Agreement and the Transactions, as applicable, by, among other things, the mutual waivers and certifications in this Section 10.07.

Section 10.08 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 10.09 Counterparts; Electronic Delivery. This Agreement and each other Transaction Document may be executed and delivered (including by facsimile or portable document format (pdf) transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery by email to counsel for the other parties of a counterpart executed by a party shall be deemed to meet the requirements of the previous sentence.

Section 10.10 Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof, and, accordingly, that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Mergers) in the Court of Chancery of the State of Delaware or, if that court does not have jurisdiction, any court of the United States located in the State of Delaware without proof of actual damages or otherwise, in addition to any other remedy to which they are entitled at law or in equity as expressly permitted in this Agreement. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief.

Section 10.11 No Recourse. Except in the case of fraud, all actions, claims, obligations, liabilities or causes of actions (whether in contract or in tort, in law or in equity, or granted by statute whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to: (a) this Agreement, (b) the negotiation, execution or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), (c) any breach of this Agreement and (d) any failure of the Mergers to be consummated, may be made only against (and, without prejudice to the rights of any express third party beneficiary to whom rights under this Agreement inure pursuant to Section 10.11), are those solely of the persons that are expressly identified as parties to this Agreement and not against any Nonparty Affiliate (as defined below). Except in the case of fraud, no other person, including any director, officer, employee, incorporator, member, partner, manager, stockholder, optionholder, affiliate, agent, attorney or representative of, or any financial advisor or lender to, any party to this Agreement, or any director, officer, employee, incorporator, member, partner, manager, stockholder, affiliate, agent, attorney or representative of, or any financial advisor or lender to (each of the foregoing, a “Nonparty Affiliate”) any of the foregoing shall have any liabilities (whether in contract or in tort, in law or in equity, or granted by statute whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil) for any claims, causes of action, obligations or liabilities arising under, out of, in connection with or related in any manner to the items in the immediately preceding clauses (a) through (d) and each party, on behalf of itself and its affiliates, hereby irrevocably releases and forever discharges each of the Nonparty Affiliate from any such liability or obligation.

[Signature Page Follows]

IN WITNESS WHEREOF, GX, First Merger Sub, Second Merger Sub, and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

GX ACQUISITION CORP.

By:	/s/ Dean C. Kehler
Name: Dean C. Kehler
Title: Co-Chairman and Chief Executive Officer

ALPHA FIRST MERGER SUB, INC.

By:	/s/ Dean C. Kehler
Name: Dean C. Kehler
Title: Vice President and Treasurer

ALPHA SECOND MERGER SUB, LLC

By:	/s/ Dean C. Kehler
Name: Dean C. Kehler
Title: Vice President and Treasurer

CELULARITY INC.

By:	/s/ Robert J. Hariri, M.D., Ph.D.
Name: Robert J. Hariri, M.D., Ph.D.
Title: Chief Executive Officer

Exhibit A

Form of Amended and Restated Registration Rights Agreement

[See attached.]

Exhibit A

Final Form

FORM OF
AMENDED AND RESTATED
REGISTRATION RIGHTS AGREEMENT

THIS AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of [●], 2021, is made and entered into by and among Celularity Inc., a Delaware corporation (the “Company”) (formerly known as GX Acquisition Corp., a Delaware corporation), GX Sponsor LLC, a Delaware limited liability company (the “Sponsor”), certain former stockholders of Celularity Inc., a Delaware corporation (“Target”), set forth on Schedule 1 hereto (such stockholders, the “Target Holders”), certain former stockholders of Target and other persons and entities, in each case, set forth on Schedule 2 hereto (the “Starr Holders”), and [●] (collectively, the “Investor Stockholders” and, collectively with the Sponsor, the Target Holders, the Starr Holders and any person or entity who hereafter becomes a party to this Agreement pursuant to Section 5.2 of this Agreement, the “Holders” and each, a “Holder”).

RECITALS

WHEREAS, the Company and the Sponsor are party to that certain Registration Rights Agreement, dated as of May 20, 2019 (the “Original RRA”);

WHEREAS, the Company has entered into that certain Merger Agreement and Plan of Reorganization, dated as of January 8, 2021 (as it may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among the Company, Alpha First Merger Sub, Inc., a Delaware corporation and a direct, wholly owned subsidiary of the Company (“First Merger Sub”), Alpha Second Merger Sub, LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of the Company (“Second Merger Sub”), and Target, pursuant to which (a) First Merger Sub merged with and into the Target (the “First Merger”), with the Target surviving the First Merger as a wholly owned subsidiary of the Company and (b) immediately following the First Merger and as part of the same overall transaction as the First Merger, the Target merged with and into Second Merger Sub (the “Second Merger” and, together with the First Merger, the “Mergers”);

WHEREAS, on the date hereof, pursuant to the Merger Agreement, the Target Holders and the Starr Holders received shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”);

WHEREAS, on the date hereof, the Investor Stockholders, certain Target Holders, certain Starr Holders, and certain other investors (such other investors, collectively, the “Third-Party Investor Stockholders”) purchased an aggregate of [●] shares of Common Stock (the “Investor Shares”) in a transaction exempt from registration under the Securities Act pursuant to the respective Subscription Agreements, each dated as of [●], 2021, entered into by and between the Company and each of the Investor Stockholders, certain Target Holders, certain Starr Holders and the Third-Party Investor Stockholders (each, a “Subscription Agreement” and, collectively, the “Subscription Agreements”);

WHEREAS, pursuant to Section 5.5 of the Original RRA, the provisions, covenants and conditions set forth therein may be amended or modified upon the written consent of the Company and the Holders (as defined in the Original RRA) of at least a majority-in-interest of the Registrable Securities (as defined in the Original RRA) at the time in question, and the Sponsor is a Holder in the aggregate of at least a majority-in-interest of the Registrable Securities as of the date hereof; and

WHEREAS, the Company and the Sponsor desire to amend and restate the Original RRA in its entirety and enter into this Agreement, pursuant to which the Company shall grant the Holders certain registration rights with respect to certain securities of the Company, as set forth in this Agreement.

NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. The terms defined in this Article I shall, for all purposes of this Agreement, have the respective meanings set forth below:

“Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Chief Executive Officer or the Chief Financial Officer of the Company, after consultation with counsel to the Company, (a) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any prospectus and any preliminary prospectus, in the light of the circumstances under which they were made) not misleading, (b) would not be required to be made at such time if the Registration Statement were not being filed, declared effective or used, as the case may be, and (c) the Company has a bona fide business purpose for not making such information public.

“Agreement” shall have the meaning given in the Preamble hereto.

“Block Trade” shall have the meaning given in Section 2.4.1.

“Board” shall mean the Board of Directors of the Company.

“Closing” shall have the meaning given in the Merger Agreement.

“Closing Date” shall have the meaning given in the Merger Agreement.

“Commission” shall mean the Securities and Exchange Commission.

“Common Stock” shall have the meaning given in the Recitals hereto.

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“Company” shall have the meaning given in the Preamble hereto and includes the Company’s successors by recapitalization, merger, consolidation, spin-off, reorganization or similar transaction.

“Competing Registration Rights” shall have the meaning given in Section 5.7.

“Demanding Holder” shall have the meaning given in Section 2.1.4.

“Dragasac” shall mean Dragasac Limited, a company incorporated in the Isle of Man.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.

“First Merger” shall have the meaning given in the Recitals hereto.

“First Merger Sub” shall have the meaning given in the Recitals hereto.

“Form S-1 Shelf” shall have the meaning given in Section 2.1.1.

“Form S-3 Shelf” shall have the meaning given in Section 2.1.1.

“Founder Shares” shall mean the shares of Common Stock that were issued as a result of the conversion of the Company’s Class B Common Stock, par value $0.0001 per share, in connection with the consummation of the Mergers.

“Holder Information” shall have the meaning given in Section 4.1.2.

“Holders” shall have the meaning given in the Preamble hereto, for so long as such person or entity holds any Registrable Securities.

“Investor Shares” shall have the meaning given in the Recitals hereto.

“Investor Stockholders” shall have the meaning given in the Preamble hereto.

“Joinder” shall have the meaning given in Section 5.10.

“Maximum Number of Securities” shall have the meaning given in Section 2.1.5.

“Merger Agreement” shall have the meaning given in the Recitals hereto.

“Mergers” shall have the meaning given in the Recitals hereto.

“Minimum Takedown Threshold” shall have the meaning given in Section 2.1.4.

“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus or necessary to make the statements in a Registration Statement or Prospectus (in the case of a Prospectus, in the light of the circumstances under which they were made) not misleading.

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“Original RRA” shall have the meaning given in the Recitals hereto.

“Other Coordinated Offering” shall have the meaning given in Section 2.4.1.

“Permitted Transferees” shall mean any person or entity to whom a Holder of Registrable Securities is permitted to transfer such Registrable Securities, including prior to the expiration of any lock-up period applicable to such Registrable Securities, subject to and in accordance with any applicable agreement between such Holder and/or their respective Permitted Transferees and the Company and any transferee thereafter.

“Piggyback Registration” shall have the meaning given in Section 2.2.1.

“Private Placement Warrants” shall mean the warrants held by certain Holders, purchased by such Holders in the private placement that occurred concurrently with the closing of the Company’s initial public offering, including any shares of Common Stock issued or issuable upon conversion or exchange of such warrants.

“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

“Registrable Security” shall mean (a) any outstanding shares of Common Stock and any other equity security (including the Private Placement Warrants and any other warrants to purchase shares of Common Stock and shares of Common Stock issued or issuable upon the exercise of any other equity security) of the Company held by a Holder immediately following the Closing (including any securities distributable pursuant to the Merger Agreement and any Investor Shares); (b) any outstanding shares of Common Stock or any other equity security (including warrants to purchase shares of Common Stock and shares of Common Stock issued or issuable upon the exercise of any other equity security) of the Company acquired by a Holder following the date hereof to the extent that such securities are “restricted securities” (as defined in Rule 144) or are otherwise held by an “affiliate” (as defined in Rule 144) of the Company; and (c) any other equity security of the Company or any of its subsidiaries issued or issuable with respect to any securities referenced in clause (a) or (b) above by way of a stock dividend or stock split or in connection with a recapitalization, merger, consolidation, spin-off, reorganization or similar transaction; provided, however, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities upon the earliest to occur of: (A) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement by the applicable Holder; (B)(i) such securities shall have been otherwise transferred, (ii) new certificates for such securities not bearing (or book entry positions not subject to) a legend restricting further transfer shall have been delivered by the Company and (iii) subsequent public distribution of such securities shall not require registration under the Securities Act; (C) such securities shall have ceased to be outstanding; (D) such securities may be sold without registration pursuant to Rule 144 or any successor rule promulgated under the Securities Act (but with no volume or other restrictions or limitations including as to manner or timing of sale); and (E) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.

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“Registration” shall mean a registration, including any related Shelf Takedown, effected by preparing and filing a registration statement, Prospectus or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Registration Expenses” shall mean the documented, out-of-pocket expenses of a Registration, including, without limitation, the following:

(A) all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc.) and any national securities exchange on which the Common Stock is then listed;

(B) fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of outside counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

(C) printing, messenger, telephone and delivery expenses;

(D) reasonable fees and disbursements of counsel for the Company;

(E) reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration; and

(F) in an Underwritten Offering or Other Coordinated Offering, reasonable fees and expenses of one (1) legal counsel selected by the majority-in-interest of the Demanding Holders (not to exceed $75,000 without the consent of the Company).

“Registration Statement” shall mean any registration statement that covers Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

“Requesting Holders” shall have the meaning given in Section 2.1.5.

“Second Merger” shall have the meaning given in the Recitals hereto.

“Second Merger Sub” shall have the meaning given in the Recitals hereto.

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.

“Shelf” shall mean the Form S-1 Shelf, the Form S-3 Shelf or any Subsequent Shelf Registration Statement, as the case may be.

“Shelf Registration” shall mean a registration of securities pursuant to a registration statement filed with the Commission in accordance with and pursuant to Rule 415 promulgated under the Securities Act (or any successor rule then in effect).

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“Shelf Takedown” shall mean an Underwritten Shelf Takedown or any proposed transfer or sale using a Registration Statement, including a Piggyback Registration.

“Sponsor” shall have the meaning given in the Preamble hereto.

“Sponsor Member” shall mean a member of Sponsor who becomes party to this Agreement as a Permitted Transferee of Sponsor.

“Sponsor Managers” shall mean the managing members of Sponsor, including after the dissolution of Sponsor.

“Starr Holders” shall have the meaning given in the Preamble hereto.

“Subscription Agreement” shall have the meaning given in the Preamble hereto.

“Subsequent Shelf Registration Statement” shall have the meaning given in Section 2.1.2.

“Target” shall have the meaning given in the Preamble hereto.

“Target Holders” shall have the meaning given in the Preamble hereto.

“Third-Party Investor Stockholders” shall have the meaning given in the Recitals hereto.

“Transaction Shares” shall mean the shares of Common Stock that were issued to the Target Holders and Starr Holders on the Closing Date in connection with the consummation of the Mergers.

“Transfer” shall mean the (a) sale or assignment of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b).

“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.

“Underwritten Offering” shall mean a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.

“Underwritten Shelf Takedown” shall have the meaning given in Section 2.1.4.

“Withdrawal Notice” shall have the meaning given in Section 2.1.6.

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ARTICLE II

REGISTRATIONS AND OFFERINGS

2.1 Shelf Registration.

2.1.1 Filing. Within fifteen (15) business days following the Closing Date, the Company shall submit to or file with the Commission a Registration Statement for a Shelf Registration on Form S-1 (the “Form S-1 Shelf”) or a Registration Statement for a Shelf Registration on Form S-3 (the “Form S-3 Shelf”), if the Company is then eligible to use a Form S-3 Shelf, in each case, covering the resale of all the Registrable Securities (determined as of two (2) business days prior to such submission or filing) on a delayed or continuous basis and shall use its reasonable best efforts to have such Shelf declared effective as soon as practicable after the filing thereof, but no later than the earlier of (a) the one hundred and twentieth (120th) calendar day following the filing date thereof if the Commission notifies the Company that it will “review” the Registration Statement and (b) the tenth (10th) business day after the date the Company is notified (orally or in writing, whichever is earlier) by the Commission that the Registration Statement will not be “reviewed” or will not be subject to further review. Such Shelf shall provide for the resale of the Registrable Securities included therein pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein. The Company shall maintain a Shelf in accordance with the terms hereof, and shall prepare and file with the Commission such amendments, including post-effective amendments, and supplements as may be necessary to keep a Shelf continuously effective, available for use to permit the Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. In the event the Company files a Form S-1 Shelf, the Company shall use its reasonable best efforts to convert the Form S-1 Shelf (and any Subsequent Shelf Registration Statement) to a Form S-3 Shelf as soon as practicable after the Company is eligible to use Form S-3. The Company’s obligation under this Section 2.1.1, shall, for the avoidance of doubt, be subject to Section 3.4.

2.1.2 Subsequent Shelf Registration. If any Shelf ceases to be effective under the Securities Act for any reason at any time while Registrable Securities are still outstanding, the Company shall, subject to Section 3.4, use its reasonable best efforts to as promptly as is reasonably practicable cause such Shelf to again become effective under the Securities Act (including using its reasonable best efforts to obtain the prompt withdrawal of any order suspending the effectiveness of such Shelf), and shall use its reasonable best efforts to as promptly as is reasonably practicable amend such Shelf in a manner reasonably expected to result in the withdrawal of any order suspending the effectiveness of such Shelf or file an additional registration statement as a Shelf Registration (a “Subsequent Shelf Registration Statement”) registering the resale of all Registrable Securities (determined as of two (2) business days prior to such filing), and pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein. If a Subsequent Shelf Registration Statement is filed, the Company shall use its reasonable best efforts to (i) cause such Subsequent Shelf Registration Statement to become effective under the Securities Act as promptly as is reasonably practicable after the filing thereof (it being agreed that the Subsequent Shelf Registration Statement shall be an automatic shelf registration statement (as defined in Rule 405 promulgated under the Securities Act) if the Company is a well-known seasoned issuer (as defined in Rule 405 promulgated under the Securities Act) at the most recent applicable eligibility determination date) and (ii) keep such Subsequent Shelf Registration Statement continuously effective, available for use to permit the Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. Any such Subsequent Shelf Registration Statement shall be on Form S-3 to the extent that the Company is eligible to use such form. Otherwise, such Subsequent Shelf Registration Statement shall be on another appropriate form. The Company’s obligation under this Section 2.1.2, shall, for the avoidance of doubt, be subject to Section 3.4.

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2.1.3 Additional Registrable Securities. Subject to Section 3.4, in the event that any Holder holds Registrable Securities that are not registered for resale on a delayed or continuous basis, the Company, upon written request of such Holder, shall promptly use its reasonable best efforts to cause the resale of such Registrable Securities to be covered by either, at the Company’s option, any then available Shelf (including by means of a post-effective amendment) or by filing a Subsequent Shelf Registration Statement and cause the same to become effective as soon as practicable after such filing and such Shelf or Subsequent Shelf Registration Statement shall be subject to the terms hereof; provided, however, that the Company shall only be required to cause such additional Registrable Securities to be so covered once per calendar year for each of the Sponsor, the Target Holders, the Starr Holders and the Investor Stockholders for an aggregate of not more than four (4) additional registrations per calendar year pursuant to this Agreement.

2.1.4 Requests for Underwritten Shelf Takedowns. Subject to Section 3.4, at any time and from time to time when an effective Shelf is on file with the Commission, the Sponsor, an Investor Stockholder, a Starr Holder (on behalf of itself and all other Starr Holders that desire to participate in the Underwritten Shelf Takedown, Block Trade or Other Coordinated Offering, as applicable) or a Target Holder (any of the Sponsor, an Investor Stockholder, a Starr Holder (on behalf of itself and all other Starr Holders that desire to participate in the Underwritten Shelf Takedown, Block Trade or Other Coordinated Offering, as applicable) or a Target Holder being in such case, a “Demanding Holder”; if the Demanding Holder is a Starr Holder, then the Registrable Securities proposed or requested to be sold by the Demanding Holder for purposes of calculating the Minimum Takedown Threshold or other applicable total offering price threshold in the Underwritten Shelf Takedown, Block Trade or Other Coordinated Offering, as applicable, shall include (x) the Registrable Securities proposed or requested to be sold by the Demanding Holder in the Underwritten Shelf Takedown, Block Trade or Other Coordinated Offering, as applicable, and (y) the Registrable Securities proposed or requested to be sold by all other Starr Holders in the Underwritten Shelf Takedown, Block Trade or Other Coordinated Offering, as applicable) may request to sell all or any portion of its Registrable Securities in an Underwritten Offering that is registered pursuant to the Shelf (each, an “Underwritten Shelf Takedown”); provided that the Company shall only be obligated to effect an Underwritten Shelf Takedown if such offering shall include Registrable Securities proposed to be sold by the Demanding Holder, either individually or together with other Demanding Holders, with a total offering price reasonably expected to exceed, in the aggregate, $20 million (the “Minimum Takedown Threshold”). All requests for Underwritten Shelf Takedowns shall be made by giving written notice to the Company, which shall specify the approximate number of Registrable Securities proposed to be sold in the Underwritten Shelf Takedown. Subject to Section 2.4.4, the Company shall have the right to select the Underwriters for such offering (which shall consist of one or more reputable nationally recognized investment banks), subject to the initial Demanding Holder’s prior approval (which shall not be unreasonably withheld, conditioned or delayed). The Sponsor, the Investor Stockholders, the Starr Holders and the Target Holders may each demand not more than two (2) Underwritten Shelf Takedowns pursuant to this Section 2.1.4, for an aggregate of not more than eight (8) Underwritten Shelf Takedowns pursuant to this Agreement, and the Company is not obligated to effect (x) more than four (4) Underwritten Shelf Takedowns per year (provided, that, the Sponsor, the Investor Stockholders, the Starr Holders and the Target Holders may each demand not more than one (1) Underwritten Shelf Takedown per year) or (y) an Underwritten Shelf Takedown within sixty (60) days after the closing of a prior Underwritten Shelf Takedown. Notwithstanding anything to the contrary in this Agreement, the Company may effect any Underwritten Offering pursuant to any then effective Registration Statement, including a Form S-3, that is then available for such offering.

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2.1.5 Reduction of Underwritten Offering. If the managing Underwriter or Underwriters in an Underwritten Shelf Takedown, in good faith, advises the Company, the Demanding Holders and the Holders requesting piggy back rights pursuant to this Agreement with respect to such Underwritten Shelf Takedown (the “Requesting Holders”) (if any) in writing that the dollar amount or number of Registrable Securities that the Demanding Holders and the Requesting Holders (if any) desire to sell, taken together with all other shares of Common Stock or other equity securities that the Company desires to sell and all other shares of Common Stock or other equity securities, if any, that have been requested to be sold in such Underwritten Offering pursuant to separate written contractual piggy-back registration rights held by any other stockholders, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Underwritten Offering, before including any shares of Common Stock or other equity securities proposed to be sold by Company or by other holders of Common Stock or other equity securities, the Registrable Securities of (i) first, the Demanding Holders that can be sold without exceeding the Maximum Number of Securities (pro rata based on the respective number of Registrable Securities that each Demanding Holder has requested be included in such Underwritten Shelf Takedown and the aggregate number of Registrable Securities that all of the Demanding Holders have requested be included in such Underwritten Shelf Takedown) and (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), the Requesting Holders (if any) (pro rata based on the respective number of Registrable Securities that each Requesting Holder (if any) has requested be included in such Underwritten Shelf Takedown and the aggregate number of Registrable Securities that all of the Requesting Holders have requested be included in such Underwritten Shelf Takedown) that can be sold without exceeding the Maximum Number of Securities.

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2.1.6 Withdrawal. Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used for marketing such Underwritten Shelf Takedown, a majority-in-interest of the Demanding Holders initiating an Underwritten Shelf Takedown shall have the right to withdraw from such Underwritten Shelf Takedown for any or no reason whatsoever upon written notification (a “Withdrawal Notice”) to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such Underwritten Shelf Takedown; provided that the Sponsor, an Investor Stockholder, a Starr Holder or a Target Holder may elect to have the Company continue an Underwritten Shelf Takedown if the Minimum Takedown Threshold would still be satisfied by the Registrable Securities proposed to be sold in the Underwritten Shelf Takedown by the Sponsor, the Investor Stockholders, the Starr Holders, the Target Holders or any of their respective Permitted Transferees, as applicable. If withdrawn, a demand for an Underwritten Shelf Takedown shall constitute a demand for an Underwritten Shelf Takedown by the withdrawing Demanding Holder for purposes of Section 2.1.4, unless either (i) such Demanding Holder has not previously withdrawn any Underwritten Shelf Takedown or (ii) such Demanding Holder reimburses the Company for all Registration Expenses with respect to such Underwritten Shelf Takedown (or, if there is more than one Demanding Holder, a pro rata portion of such Registration Expenses based on the respective number of Registrable Securities that each Demanding Holder has requested be included in such Underwritten Shelf Takedown); provided that, if the Sponsor, an Investor Stockholder, a Starr Holder or a Target Holder elects to continue an Underwritten Shelf Takedown pursuant to the proviso in the immediately preceding sentence, such Underwritten Shelf Takedown shall instead count as an Underwritten Shelf Takedown demanded by the Sponsor, such Investor Stockholder, such Starr Holder or such Target Holder, as applicable, for purposes of Section 2.1.4. Following the receipt of any Withdrawal Notice, the Company shall promptly forward such Withdrawal Notice to any other Holders that had elected to participate in such Shelf Takedown. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Shelf Takedown prior to its withdrawal under this Section 2.1.6, other than if a Demanding Holder elects to pay such Registration Expenses pursuant to clause (ii) of the second sentence of this Section 2.1.6.

2.2 Piggyback Registration.

2.2.1 Piggyback Rights. Subject to Section 2.4.3, if the Company or any Holder proposes to conduct a registered offering of, or if the Company proposes to file a Registration Statement under the Securities Act with respect to the Registration of, equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities, for its own account or for the account of stockholders of the Company (or by the Company and by the stockholders of the Company including, without limitation, an Underwritten Shelf Takedown pursuant to Section 2.1), other than a Registration Statement (or any registered offering with respect thereto) (i) filed in connection with any employee stock option or other benefit plan, (ii) pursuant to a Registration Statement on Form S-4 (or similar form that relates to a transaction subject to Rule 145 under the Securities Act or any successor rule thereto), (iii) for an offering of debt that is convertible into equity securities of the Company, (iv) for a dividend reinvestment plan, (v) a Block Trade or (vi) an Other Coordinated Offering, then the Company shall give written notice of such proposed offering to all of the Holders of Registrable Securities as soon as practicable but not less than ten (10) days before the anticipated filing date of such Registration Statement or, in the case of an Underwritten Offering pursuant to a Shelf Registration, the applicable “red herring” prospectus or prospectus supplement used for marketing such offering, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, in such offering, and (B) offer to all of the Holders of Registrable Securities the opportunity to include in such registered offering such number of Registrable Securities as such Holders may request in writing within five (5) days after receipt of such written notice (such registered offering, a “Piggyback Registration”). Subject to Section 2.2.2, the Company shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and, if applicable, shall use its reasonable best efforts to cause the managing Underwriter or Underwriters of such Piggyback Registration to permit the Registrable Securities requested by the Holders pursuant to this Section 2.2.1 to be included therein on the same terms and conditions as any similar securities of the Company included in such registered offering and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. The inclusion of any Holder’s Registrable Securities in a Piggyback Registration shall be subject to such Holder agreement to enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering.

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2.2.2 Reduction of Piggyback Registration. If the managing Underwriter or Underwriters in an Underwritten Offering that is to be a Piggyback Registration, in good faith, advises the Company and the Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of shares of Common Stock or other equity securities that the Company desires to sell, taken together with (i) the shares of Common Stock or other equity securities, if any, as to which Registration or a registered offering has been demanded pursuant to separate written contractual arrangements with persons or entities other than the Holders of Registrable Securities hereunder, (ii) the Registrable Securities as to which registration has been requested pursuant to Section 2.2 hereof, and (iii) the shares of Common Stock or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to separate written contractual piggy-back registration rights of persons or entities other than the Holders of Registrable Securities hereunder, exceeds the Maximum Number of Securities, then:

(a) if the Registration or registered offering is undertaken for the Company’s account, the Company shall include in any such Registration or registered offering (A) first, the shares of Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Section 2.2.1, pro rata, based on the respective number of Registrable Securities that each Holder has requested be included in such Underwritten Offering and the aggregate number of Registrable Securities that the Holders have requested to be included in such Underwritten Offering, which can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the shares of Common Stock or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to separate written contractual piggy-back registration rights of persons or entities other than the Holders of Registrable Securities hereunder, which can be sold without exceeding the Maximum Number of Securities;

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(b) if the Registration or registered offering is pursuant to a demand by persons or entities other than the Holders of Registrable Securities, then the Company shall include in any such Registration or registered offering (A) first, the shares of Common Stock or other equity securities, if any, of such requesting persons or entities, other than the Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Section 2.2.1, pro rata, based on the respective number of Registrable Securities that each Holder has requested be included in such Underwritten Offering and the aggregate number of Registrable Securities that the Holders have requested to be included in such Underwritten Offering, which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the shares of Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), the shares of Common Stock or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to separate written contractual piggy-back registration rights of persons or entities other than the Holders of Registrable Securities hereunder, which can be sold without exceeding the Maximum Number of Securities; and

(c) if the Registration or registered offering and Underwritten Shelf Takedown is pursuant to a request by Holder(s) of Registrable Securities pursuant to Section 2.1 hereof, then the Company shall include in any such Registration or registered offering securities in the priority set forth in Section 2.1.5.

2.2.3 Piggyback Registration Withdrawal. Any Holder of Registrable Securities (other than a Demanding Holder, whose right to withdraw from an Underwritten Shelf Takedown, and related obligations, shall be governed by Section 2.1.6) shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration or, in the case of a Piggyback Registration pursuant to a Shelf Registration, the filing of the applicable “red herring” prospectus or prospectus supplement with respect to such Piggyback Registration used for marketing such transaction. The Company (whether on its own good faith determination or as the result of a request for withdrawal by persons or entities pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration (which, in no circumstance, shall include a Shelf) at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement (other than Section 2.1.6), the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this Section 2.2.3.

2.2.4 Unlimited Piggyback Registration Rights. For purposes of clarity, subject to Section 2.1.6, any Piggyback Registration effected pursuant to Section 2.2 hereof shall not be counted as a demand for an Underwritten Shelf Takedown under Section 2.1.4 hereof.

2.3 Market Stand-off. In connection with any Underwritten Offering of equity securities of the Company (other than a Block Trade or Other Coordinated Offering), if requested by the managing Underwriters, each Holder that is an executive officer, director or Holder in excess of five percent (5%) of the outstanding Common Stock (and for which it is customary for such a Holder to agree to a lock-up) agrees that it shall not Transfer any shares of Common Stock or other equity securities of the Company (other than those included in such offering pursuant to this Agreement), without the prior written consent of the Company, during the ninety (90)-day period (or such shorter time agreed to by the managing Underwriters) beginning on the date of pricing of such offering, except as expressly permitted by such lock-up agreement or in the event the managing Underwriters otherwise agree by written consent. Each such Holder agrees to execute a customary lock-up agreement in favor of the Underwriters to such effect (in each case on substantially the same terms and conditions as all such Holders).

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2.4 Block Trades; Other Coordinated Offerings.

2.4.1 Notwithstanding any other provision of this Article II, but subject to Section 3.4, at any time and from time to time when an effective Shelf is on file with the Commission, if a Demanding Holder wishes to engage in (a) an underwritten registered offering not involving a “roadshow,” an offer commonly known as a “block trade” (a “Block Trade”), or (b) an “at the market” or similar registered offering through a broker, sales agent or distribution agent, whether as agent or principal (an “Other Coordinated Offering”), in each case, (x) with a total offering price reasonably expected to exceed $25 million in the aggregate or (y) with respect to all remaining Registrable Securities held by the Demanding Holder provided that the total offering price is reasonably expected to exceed $10 million in the aggregate, then such Demanding Holder only needs to notify the Company of the Block Trade or Other Coordinated Offering at least five (5) business days prior to the day such offering is to commence and the Company shall use its reasonable best efforts to facilitate such Block Trade or Other Coordinated Offering; provided that the Demanding Holders representing a majority of the Registrable Securities wishing to engage in the Block Trade or Other Coordinated Offering shall use reasonable best efforts to work with the Company and any Underwriters, brokers, sales agents or placement agents prior to making such request in order to facilitate preparation of the registration statement, prospectus and other offering documentation related to the Block Trade or Other Coordinated Offering.

2.4.2 Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used in connection with a Block Trade or Other Coordinated Offering, a majority-in-interest of the Demanding Holders initiating such Block Trade or Other Coordinated Offering shall have the right to submit a Withdrawal Notice to the Company, the Underwriter or Underwriters (if any) and any brokers, sales agents or placement agents (if any) of their intention to withdraw from such Block Trade or Other Coordinated Offering. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Block Trade or Other Coordinated Offering prior to its withdrawal under this Section 2.4.2.

2.4.3 Notwithstanding anything to the contrary in this Agreement, Section 2.2 shall not apply to a Block Trade or Other Coordinated Offering initiated by a Demanding Holder pursuant to this Agreement.

2.4.4 The Demanding Holder in a Block Trade or Other Coordinated Offering shall have the right to select the Underwriters and any brokers, sales agents or placement agents (if any) for such Block Trade or Other Coordinated Offering (in each case, which shall consist of one or more reputable nationally recognized investment banks).

2.4.5 A Demanding Holder in the aggregate may demand no more than two (2) Block Trades or Other Coordinated Offerings pursuant to this Section 2.4 in any twelve (12) month period. For the avoidance of doubt, any Block Trade or Other Coordinated Offering effected pursuant to this Section 2.4 shall not be counted as a demand for an Underwritten Shelf Takedown pursuant to Section 2.1.4 hereof.

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ARTICLE III

COMPANY PROCEDURES

3.1 General Procedures. In connection with any Shelf and/or Shelf Takedown, the Company shall use its reasonable best efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto the Company shall:

3.1.1 prepare and file with the Commission as soon as practicable a Registration Statement with respect to such Registrable Securities and use its reasonable best efforts to cause such Registration Statement to become effective and remain effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or have ceased to be Registrable Securities;

3.1.2 prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be reasonably requested by any Holder that holds at least five percent (5%) of the Registrable Securities registered on such Registration Statement or any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus or have ceased to be Registrable Securities;

3.1.3 prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and the Holders of Registrable Securities included in such Registration, and such Holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters and the Holders of Registrable Securities included in such Registration or the legal counsel for any such Holders may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such Holders; provided that the Company shall have no obligation to furnish any documents publicly filed or furnished with the Commission pursuant to the Electronic Data Gathering, Analysis and Retrieval System (“EDGAR”);

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3.1.4 prior to any public offering of Registrable Securities, use its reasonable best efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request (or provide evidence satisfactory to such Holders that the Registrable Securities are exempt from such registration or qualification) and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

3.1.5 cause all such Registrable Securities to be listed on each national securities exchange on which similar securities issued by the Company are then listed;

3.1.6 provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

3.1.7 advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its reasonable best efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

3.1.8 notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.4;

3.1.9 in the event of an Underwritten Offering, a Block Trade, an Other Coordinated Offering, or sale by a broker, placement agent or sales agent pursuant to such Registration, permit a representative of the Holders, the Underwriters or other financial institutions facilitating such Underwritten Offering, Block Trade, Other Coordinated Offering or other sale pursuant to such Registration, if any, and any attorney, consultant or accountant retained by such Holders or Underwriter to participate, at each such person’s or entity’s own expense, in the preparation of the Registration Statement, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, financial institution, attorney, consultant or accountant in connection with the Registration; provided, however, that such representatives, Underwriters or financial institutions agree to confidentiality arrangements in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information;

3.1.10 obtain a “cold comfort” letter from the Company’s independent registered public accountants in the event of an Underwritten Offering, a Block Trade, an Other Coordinated Offering or sale by a broker, placement agent or sales agent pursuant to such Registration (subject to such broker, placement agent or sales agent providing such certification or representation reasonably requested by the Company’s independent registered public accountings and the Company’s counsel) in customary form and covering such matters of the type customarily covered by “cold comfort” letters as the managing Underwriter may reasonably request, and reasonably satisfactory to a majority-in-interest of the participating Holders;

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3.1.11 in the event of an Underwritten Offering, a Block Trade, an Other Coordinated Offering or sale by a broker, placement agent or sales agent pursuant to such Registration, on the date the Registrable Securities are delivered for sale pursuant to such Registration, obtain an opinion, dated such date, of counsel representing the Company for the purposes of such Registration, addressed to the participating Holders, the broker, placement agents or sales agent, if any, and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the participating Holders, broker, placement agent, sales agent or Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters;

3.1.12 in the event of any Underwritten Offering, a Block Trade, an Other Coordinated Offering or sale by a broker, placement agent or sales agent pursuant to such Registration, enter into and perform its obligations under an underwriting or other purchase or sales agreement, in usual and customary form, with the managing Underwriter or the broker, placement agent or sales agent of such offering or sale;

3.1.13 make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule then in effect);

3.1.14 with respect to an Underwritten Offering pursuant to Section 2.1.4, use its reasonable best efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in such Underwritten Offering; and

3.1.15 otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the participating Holders, consistent with the terms of this Agreement, in connection with such Registration.

Notwithstanding the foregoing, the Company shall not be required to provide any documents or information to an Underwriter, broker, sales agent or placement agent if such Underwriter, broker, sales agent or placement agent has not then been named with respect to the applicable Underwritten Offering or other offering involving a registration as an Underwriter, broker, sales agent or placement agent, as applicable.

3.2 Registration Expenses. The Registration Expenses of all Registrations shall be borne by the Company. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees and, other than as set forth in the definition of “Registration Expenses,” all fees and expenses of any legal counsel representing the Holders.

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3.3 Requirements for Participation in Registration Statement in Offerings. Notwithstanding anything in this Agreement to the contrary, if any Holder does not provide the Company with its requested Holder Information, the Company may exclude such Holder’s Registrable Securities from the applicable Registration Statement or Prospectus if the Company determines, based on the advice of counsel, that it is necessary or advisable to include such information in the applicable Registration Statement or Prospectus and such Holder continues thereafter to withhold such information. In addition, no person or entity may participate in any Underwritten Offering or other offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such person or entity (i) agrees to sell such person’s or entity’s securities on the basis provided in any underwriting, sales, distribution or placement arrangements approved by the Company and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting or other agreements and other customary documents as may be reasonably required under the terms of such underwriting, sales, distribution or placement arrangements. For the avoidance of doubt, the exclusion of a Holder’s Registrable Securities as a result of this Section 3.3 shall not affect the registration of the other Registrable Securities to be included in such Registration.

3.4 Suspension of Sales; Adverse Disclosure; Restrictions on Registration Rights.

3.4.1 Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities until it has received copies of a supplemented or amended Prospectus correcting the Misstatement (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as reasonably practicable after the time of such notice), or until it is advised in writing by the Company that the use of the Prospectus may be resumed.

3.4.2 Subject to Section 3.4.4, if the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would (a) require the Company to make an Adverse Disclosure, (b) require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control, or (c) in the good faith judgment of the majority of the Board such Registration, be seriously detrimental to the Company and the majority of the Board concludes as a result that it is essential to defer such filing, initial effectiveness or continued use at such time, the Company may, upon giving prompt written notice of such action to the Holders (which notice shall not specify the nature of the event giving rise to such delay or suspension), delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time determined in good faith by the Company to be necessary for such purpose. In the event the Company exercises its rights under this Section 3.4.2, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities until such Holder receives written notice from the Company that such sales or offers of Registrable Securities may be resumed, and in each case maintain the confidentiality of such notice and its contents.

3.4.3 Subject to Section 3.4.4, (a) during the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date one hundred and twenty (120) days after the effective date of, a Company-initiated Registration and provided that the Company continues to actively employ, in good faith, all reasonable best efforts to maintain the effectiveness of the applicable Shelf Registration Statement, or (b) if, pursuant to Section 2.1.4, Holders have requested an Underwritten Shelf Takedown and the Company and Holders are unable to obtain the commitment of underwriters to firmly underwrite such offering, the Company may, upon giving prompt written notice of such action to the Holders, delay any other registered offering pursuant to Section 2.1.4 or 2.4.

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3.4.4 The right to delay or suspend any filing, initial effectiveness or continued use of a Registration Statement pursuant to Section 3.4.2 or a registered offering pursuant to Section 3.4.3 shall be exercised by the Company, in the aggregate, for not more than ninety (90) consecutive calendar days or more than one hundred and twenty (120) total calendar days in each case, during any twelve (12)-month period.

3.5 Reporting Obligations. As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act and to promptly furnish the Holders with true and complete copies of all such filings; provided that any documents publicly filed or furnished with the Commission pursuant to EDGAR shall be deemed to have been furnished or delivered to the Holders pursuant to this Section 3.5. The Company further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell shares of Common Stock held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule then in effect). Upon the request of any Holder, the Company shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.

ARTICLE IV

INDEMNIFICATION AND CONTRIBUTION

4.1 Indemnification.

4.1.1 The Company agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers, directors and agents and each person or entity who controls such Holder (within the meaning of the Securities Act), against all losses, claims, damages, liabilities and out-of-pocket expenses (including, without limitation, reasonable and documented outside attorneys’ fees) resulting from any untrue or alleged untrue statement of material fact contained in or incorporated by reference in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information or affidavit so furnished in writing to the Company by such Holder expressly for use therein.

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4.1.2 In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish (or cause to be furnished) to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus (the “Holder Information”) and, to the extent permitted by law, shall indemnify the Company, its directors, officers and agents and each person or entity who controls the Company (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and out-of-pocket expenses (including, without limitation, reasonable and documented outside attorneys’ fees) resulting from any untrue or alleged untrue statement of material fact contained or incorporated by reference in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement is contained in (or not contained in, in the case of an omission) any information or affidavit so furnished in writing by or on behalf of such Holder expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. The Holders of Registrable Securities shall indemnify the Underwriters, their officers, directors and each person or entity who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to indemnification of the Company.

4.1.3 Any person or entity entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s or entity’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement includes a statement or admission of fault and culpability on the part of such indemnified party or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

4.1.4 The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person or entity of such indemnified party and shall survive the transfer of securities. The Company and each Holder of Registrable Securities participating in an offering also agrees to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event the Company’s or such Holder’s indemnification is unavailable for any reason.

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4.1.5 If the indemnification provided under Section 4.1 from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and out-of-pocket expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and out-of-pocket expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by (or not made by, in the case of an omission), or relates to information supplied by (or not supplied by in the case of an omission), such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this Section 4.1.5 shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in Sections 4.1.1, 4.1.2 and 4.1.3 above, any legal or other fees, charges or out-of-pocket expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 4.1.5 were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this Section 4.1.5. No person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 4.1.5 from any person or entity who was not guilty of such fraudulent misrepresentation.

ARTICLE V

MISCELLANEOUS

5.1 Notices. Any notice or communication under this Agreement must be in writing and given by (i) deposit in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (ii) delivery in person or by courier service providing evidence of delivery, or (iii) transmission by hand delivery, electronic mail or facsimile. Each notice or communication that is mailed, delivered, or transmitted in the manner described above shall be deemed sufficiently given, served, sent, and received, in the case of mailed notices, on the third business day following the date on which it is mailed and, in the case of notices delivered by courier service, hand delivery, electronic mail or facsimile, at such time as it is delivered to the addressee (with the delivery receipt or the affidavit of messenger) or at such time as delivery is refused by the addressee upon presentation. Any notice or communication under this Agreement must be addressed, if to the Company, to: [●], 170 Park Avenue, Florham Park, New Jersey 07932, Attention: Keary Dunn or by email: keary.dunn@celularity.com, and, if to any Holder, at such Holder’s address, electronic mail address or facsimile number as set forth in the Company’s books and records. Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto, and such change of address shall become effective thirty (30) days after delivery of such notice as provided in this Section 5.1.

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5.2 Assignment; No Third Party Beneficiaries.

5.2.1 This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part.

5.2.2 Subject to Section 5.2.4 and Section 5.2.5, this Agreement and the rights, duties and obligations of a Holder hereunder may be assigned in whole or in part to such Holder’s Permitted Transferees to which it transfers Registrable Securities; provided that (1) immediately following such transfer such Registrable Securities remain Registrable Securities, and (2) with respect to the Target Holders, the Starr Holders, the Investor Stockholders and the Sponsor, the rights hereunder that are personal to such Holders may not be assigned or delegated in whole or in part, except that (i) each of the Target Holders shall be permitted to transfer its rights hereunder as the Target Holders to one or more affiliates or any direct or indirect partners, members or equity holders of such Target Holder (it being understood that no such transfer shall reduce or multiply any rights of such Target Holder or such transferees), (ii) each of the Starr Holders shall be permitted to transfer its rights hereunder as the Starr Holders to one or more affiliates or any direct or indirect partners, members or equity holders of such Starr Holder (it being understood that no such transfer shall reduce or multiply any rights of such Starr Holder or such transferees), (iii) each of the Investor Stockholders shall be permitted to transfer its rights hereunder as the Investor Stockholders to one or more affiliates or any direct or indirect partners, members or equity holders of such Investor Stockholder (it being understood that no such transfer shall reduce or multiply any rights of such Investor Stockholder or such transferees) and (iv) the Sponsor shall be permitted to transfer its rights hereunder as the Sponsor to one or more affiliates or any direct or indirect partners, members or equity holders of the Sponsor (including the Sponsor Members), which, for the avoidance of doubt, shall include a transfer of its rights in connection with a distribution of any Registrable Securities held by Sponsor to its members (it being understood that no such transfer shall reduce or multiply any rights of the Sponsor or such transferees). Upon a transfer by the Sponsor pursuant to subsection (iv) to the Sponsor Members, the rights that are personal to the Sponsor shall be exercised by the Sponsor Members only with the consent of the Sponsor Managers.

5.2.3 This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and its successors and the permitted assigns of the Holders, which shall include Permitted Transferees.

5.2.4 This Agreement shall not confer any rights or benefits on any persons or entities that are not parties hereto, other than as expressly set forth in this Agreement and Section 5.2.

5.2.5 No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (i) written notice of such assignment as provided in Section 5.1 hereof and (ii) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement, including the joinder in the form of Exhibit A attached hereto). Any transfer or assignment made other than as provided in this Section 5.2 shall be null and void.

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5.3 Counterparts. This Agreement may be executed in multiple counterparts (including facsimile or PDF counterparts), each of which shall be deemed an original, and all of which together shall constitute the same instrument, but only one of which need be produced.

5.4 Governing Law; Venue. NOTWITHSTANDING THE PLACE WHERE THIS AGREEMENT MAY BE EXECUTED BY ANY OF THE PARTIES HERETO, THE PARTIES EXPRESSLY AGREE THAT (1) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF NEW YORK AND (2) THE VENUE FOR ANY ACTION TAKEN WITH RESPECT TO THIS AGREEMENT SHALL BE ANY STATE OR FEDERAL COURT IN NEW YORK COUNTY IN THE STATE OF NEW YORK

5.5 TRIAL BY JURY. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

5.6 Amendments and Modifications. Upon the written consent of (a) the Company and (b) the Holders of a majority of the total Registrable Securities, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified and (c) so long as the Sponsor or its Permitted Transferees hold any Registrable Securities, the Sponsor Managers; provided, however, that any amendment hereto or waiver hereof that adversely affects one Holder, solely in its capacity as a holder of the shares of capital stock of the Company, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.

5.7 Other Registration Rights. Other than (i) the Third-Party Investor Stockholders who have registration rights with respect to their Investor Shares pursuant to their respective Subscription Agreements and (ii) as provided in the Warrant Agreement, dated as of May 20, 2019, between the Company and Continental Stock Transfer & Trust Company, the Company represents and warrants that no person or entity, other than a Holder of Registrable Securities, has any right to require the Company to register any securities of the Company for sale or to include such securities of the Company in any Registration Statement filed by the Company for the sale of securities for its own account or for the account of any other person or entity. The Company hereby agrees and covenants that it will not grant rights to register any Common Stock (or securities convertible into or exchangeable for Common Stock) pursuant to the Securities Act that are more favorable, pari passu or senior to those granted to the Holders hereunder without (a) the prior written consent of the Sponsor Managers (for so long as the Sponsor or its Permitted Transferees hold Registrable Securities), Dragasac (for so long as Dragasac or its Permitted Transferees hold Registrable Securities) and Starr International Investments Ltd. (for so long as the Starr Holders or their Permitted Transferees hold Registrable Securities), or (b) granting economically and legally equivalent rights to the Holders hereunder such that the Holders shall receive the benefit of such more favorable or senior terms and/or conditions. Further, the Company represents and warrants that this Agreement supersedes any other registration rights agreement or agreement with similar terms and conditions and in the event of a conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail.

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5.8 Term. This Agreement shall terminate on the earlier of (a) the seventh (7th) anniversary of the date of this Agreement and (b) with respect to any Holder, on the date that such Holder no longer holds any Registrable Securities. The provisions of Section 3.5 and Article IV shall survive any termination.

5.9 Holder Information. Each Holder agrees, if requested in writing, to represent to the Company the total number of Registrable Securities held by such Holder in order for the Company to make determinations hereunder.

5.10 Severability. It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

5.11 Entire Agreement; Restatement. This Agreement constitutes the full and entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter. Upon the Closing, the Original RRA shall no longer be of any force or effect.

[SIGNATURE PAGES FOLLOW]

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IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

COMPANY:

Celularity Inc.
a Delaware corporation

By:
Name:
Title:

HOLDERS:

GX Sponsor LLC
a Delaware limited liability company

By:
Name:
Title:

[Entity Target Holders]
a [●]

By:
Name:
Title:

[Individual Target Holders]

[Signature Page to Amended and Restated Registration Rights Agreement]

[Entity Starr Holders]
a [●]

By:
Name:
Title:

[Individual Starr Holders]

[Entity Investor Stockholder]
a [●]

By:
Name:
Title:

[Individual Investor Stockholders]

[Signature Page to Amended and Restated Registration Rights Agreement]

Exhibit A

REGISTRATION RIGHTS AGREEMENT JOINDER

The undersigned is executing and delivering this joinder (this “Joinder”) pursuant to the Amended and Restated Registration Rights Agreement, dated as of [●], 2021 (as the same may hereafter be amended, the “Registration Rights Agreement”), among [●] Inc., a Delaware corporation (the “Company”), and the other persons or entities named as parties therein. Capitalized terms used but not otherwise defined herein shall have the meanings provided in the Registration Rights Agreement.

By executing and delivering this Joinder to the Company, and upon acceptance hereof by the Company upon the execution of a counterpart hereof, the undersigned hereby agrees to become a party to, to be bound by, and to comply with the Registration Rights Agreement as a Holder of Registrable Securities in the same manner as if the undersigned were an original signatory to the Registration Rights Agreement, and the undersigned’s shares of Common Stock shall be included as Registrable Securities under the Registration Rights Agreement to the extent provided therein.

Accordingly, the undersigned has executed and delivered this Joinder as of the __________ day of __________, 20__.

Signature of Stockholder

Print Name of Stockholder
Its:

Address:

Agreed and Accepted as of
____________, 20__

[●] Inc.

By:
Name:
Its:

Exhibit B

Form of Lock-Up Agreement

[See attached.]

Exhibit B

Final Form

_______________, 2021

GX Acquisition Corp.

Re: Lock-Up Agreement

Ladies and Gentlemen:

This letter (this “Letter Agreement”) is being delivered to you in accordance with the Merger Agreement and Plan of Reorganization (the “Merger Agreement”) entered into by and among GX Acquisition Corp., a Delaware corporation (the “Company”), Alpha First Merger Sub, Inc., a Delaware corporation (“Merger Sub 1”), Alpha Second Merger Sub, LLC, a Delaware limited liability company (“Merger Sub 2”), and Celularity Inc., a Delaware corporation (“Celularity”), pursuant to which, among other things, Merger Sub 1 will be merged with and into Celularity on the date hereof, with Celularity surviving the first merger as a wholly owned subsidiary of GX, and immediately following the first merger and as part of the overall transaction, will be merged with and into Merger Sub 2, with Merger Sub 2 surviving the second merger (the “Merger”).

In order to induce the Company to proceed with the Merger and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned (the “Securityholder”) hereby agrees with the Company as follows:

1. Subject to the exceptions set forth herein, the Securityholder agrees not to, without the prior written consent of the board of directors of the Company, (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the Securities and Exchange Commission promulgated thereunder, any shares of Class A Common Stock, par value $0.0001 per share, of the Company (“Class A Common Stock”) held by it immediately after the effective time of the Merger, any shares of Class A Common Stock issuable upon the exercise of options to purchase shares of Class A Common Stock held by it immediately after the effective time of the Merger, or any securities convertible into or exercisable or exchangeable for Class A Common Stock held by it immediately after the effective time of the Merger or any shares of Class A Common Stock issuable upon the conversion or exercise of such securities (collectively, the “Lock-up Shares”), (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of the Lock-up Shares, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii) (the actions specified in clauses (i)-(iii), collectively, “Transfer”) until the earlier of (A) one year after the completion of the Merger or (B) subsequent to the Merger, (x) the date on which the last reported sale price of the Class A Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after completion of the Merger or (y) the date on which the Company completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of Class A Common Stock for cash, securities or other property (the “Lock-up Period”).

2. The restrictions set forth in paragraph 1 shall not apply to:

(i)	in the case of an entity, Transfers (A) to another entity that is an affiliate (as defined in Rule 405 promulgated under the Securities Act of 1933, as amended) of the undersigned, or to any investment fund or other entity controlling, controlled by, managing or managed by or under common control with the undersigned or affiliates of the undersigned or who shares a common investment advisor with the undersigned or (B) as part of a distribution to members, partners or shareholders of the undersigned;

(ii)	in the case of an individual, Transfers by gift to members of the individual’s immediate family (as defined below) or to a trust, the beneficiary of which is a member of the individual’s immediate family, an affiliate of such person or to a charitable organization;

(iii)	in the case of an individual, Transfers by virtue of laws of descent and distribution upon death of the individual;

(iv)	in the case of an individual, Transfers by operation of law or pursuant to a court order, such as a qualified domestic relations order, divorce decree or separation agreement;

(v)	in the case of an individual, Transfers to a partnership, limited liability company or other entity of which the undersigned and/or the immediate family of the undersigned are the legal and beneficial owner of all of the outstanding equity securities or similar interests;

(vi)	in the case of an entity that is a trust, to a trustor or beneficiary of the trust or to the estate of a beneficiary of such trust;

(vii)	in the case of an entity, Transfers by virtue of the laws of the state of the entity’s organization and the entity’s organizational documents upon dissolution of the entity;

(viii)	transfers of any shares of Class A Common Stock acquired in the Private Placements with Private Placement Investors (each as defined in the Merger Agreement);

(ix)	transactions relating to Class A Common Stock or other securities convertible into or exercisable or exchangeable for Class A Common Stock acquired in open market transactions after the effective time of the Merger;

(x)	the exercise of stock options or warrants to purchase shares of Class A Common Stock or the vesting of stock awards of Class A Common Stock and any related transfer of shares of Class A Common Stock to the Company in connection therewith (x) deemed to occur upon the “cashless” or “net” exercise of such options or warrants or (y) for the purpose of paying the exercise price of such options or warrants or for paying taxes due as a result of the exercise of such options or warrants, the vesting of such options, warrants or stock awards, or as a result of the vesting of such shares of Class A Common Stock, it being understood that all shares of Class A Common Stock received upon such exercise, vesting or transfer will remain subject to the restrictions of this Letter Agreement during the Lock-Up Period;

(xi)	Transfers to the Company pursuant to any contractual arrangement in effect at the effective time of the Merger that provides for the repurchase by the Company or forfeiture of Class A Common Stock or other securities convertible into or exercisable or exchangeable for Class A Common Stock in connection with the termination of the Securityholder’s service to the Company;

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(xii)	the entry, by the Securityholder, at any time after the effective time of the Merger, of any trading plan providing for the sale of shares of Class A Common Stock by the Securityholder, which trading plan meets the requirements of Rule 10b5-1(c) under the Exchange Act, provided, however, that such plan does not provide for, or permit, the sale of any shares of Class A Common Stock during the Lock-Up Period and no public announcement or filing is voluntarily made or required regarding such plan during the Lock-Up Period;

(xiii)	transactions in the event of completion of a liquidation, bona fide third-party tender offer, merger, consolidation, stock exchange or other similar transaction which results in all of the Company’s securityholders having the right to exchange their shares of Class A Common Stock for cash, securities or other property in one transaction or a series of related transactions;

(xiv)	transactions to satisfy any U.S. federal, state, or local income tax obligations of the Securityholder (or its direct or indirect owners) arising from a change in the U.S. Internal Revenue Code of 1986, as amended (the “Code”), or the U.S. Treasury Regulations promulgated thereunder (the “Regulations”) after the date on which the Merger Agreement was executed by the parties, and such change prevents the Merger from qualifying as a “reorganization” pursuant to Section 368 of the Code (and the Merger does not qualify for similar tax-free treatment pursuant to any successor or other provision of the Code or Regulations taking into account such changes), in each case solely and to the extent necessary to cover any tax liability as a direct result of the transaction; and

(xv)	pledges of shares of Lock-up Shares as security or collateral in connection with any borrowing or the incurrence of any indebtedness by the Securityholder (provided such borrowing or incurrence of indebtedness is secured by a portfolio of assets or equity interests issued by multiple issuers).

provided, however, that in the case of clauses (i), (ii), (v), (vi) and (vii) (to the extent legally permissible), these permitted transferees must enter into a written agreement, in substantially the form of this Letter Agreement (it being understood that any references to “immediate family” in the agreement executed by such transferee shall expressly refer only to the immediate family of the Securityholder and not to the immediate family of the transferee), agreeing to be bound by these Transfer restrictions. For purposes of this paragraph, “immediate family” shall mean a spouse, domestic partner, child (including by adoption), father, mother, brother or sister of the undersigned, and lineal descendant (including by adoption) of the undersigned or of any of the foregoing persons; and “affiliate” shall have the meaning set forth in Rule 405 under the Securities Act of 1933, as amended.

3. In furtherance of the foregoing, the Company, and any duly appointed transfer agent for the registration or transfer of the securities described therein, are hereby authorized to decline to make any transfer of securities if such transfer would constitute a violation or breach of this Letter Agreement.

4. The Company represents and warrants to the Investor that the holders of at least 97% of the shares of capital stock (on an as-converted basis and assuming the conversion and exercise of all of the issued and outstanding shares of preferred stock, warrants, options and other convertible or exercisable securities) of Celularity issued and outstanding as of the date hereof have entered into letter agreements containing the same terms and conditions as set forth in this Letter Agreement, or, following the closing of the Merger, will be subject to transfer restrictions under the Company’s bylaws containing terms and conditions that are substantially similar to those contained in this Letter Agreement. The Company has not entered into and will not enter into any agreement with any such holder that includes transfer restriction provisions that are less favorable to the Company than those contained in this Letter Agreement.

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5. This Letter Agreement constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby. This Letter Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by the undersigned Securityholder and the Company.

6. No party hereto may assign either this Letter Agreement or any of its rights, interests or obligations hereunder without the prior written consent of the other party. Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Letter Agreement shall be binding on the Securityholder and each of its respective successors, heirs and assigns.

7. This Letter Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The parties hereto (i) all agree that any action, proceeding, claim or dispute arising out of, or relating in any way to, this Letter Agreement shall be brought and enforced in the Delaware Chancery Court, and irrevocably submit to such jurisdiction and venue, which jurisdiction and venue shall be exclusive and (ii) waive any objection to such exclusive jurisdiction and venue or that such courts represent an inconvenient forum.

8. This Letter Agreement and all of its provisions shall terminate and be of no further force or effect upon the earlier to occur of (i) termination of the Merger Agreement in accordance with its terms, or (ii) the expiration of the Lock-up Period.

9. In the event that any provision of this Letter Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired.

10. This Letter Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument. Delivery of an executed counterpart of a signature page to this Letter Agreement by facsimile or portable document format shall be effective as delivery of a mutually executed counterpart to this Letter Agreement.

[remainder of page intentionally left blank]

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Very truly yours,

If securityholder is an individual:

Signature:

Print Name:

If securityholder is an entity:

Name of Securityholder:

Signature:
Name:
Title:

[Signature Page to Lock-Up Agreement]

Exhibit C

Form of Second Amended and Restated Certificate of Incorporation of GX

[See attached.]

Exhibit C

Final Form

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

CELULARITY INC.

Celularity Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:

1. The name of the Corporation is “Celularity Inc.” The Corporation was incorporated under the name “GX Acquisition Corp.” by the filing of its original certificate of incorporation with the Secretary of State of the State of Delaware on August 24, 2018 (the “Original Certificate”).

2. An Amended and Restated Certificate of Incorporation, which amended and restated the Original Certificate in its entirety, was filed with the Secretary of State of the State of Delaware on May 20, 2019 (as amended from time to time, the “Existing Certificate”).

3. This Second Amended and Restated Certificate of Incorporation (the “Second Amended and Restated Certificate”), amends and restates the Existing Certificate in its entirety, has been approved by the Board of Directors of the Corporation (the “Board of Directors”) in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware, as amended from time to time (the “DGCL”), and has been adopted by the stockholders of the Corporation at a meeting of the stockholders of the Corporation held in accordance with Section 211 of the DGCL.

4. This Second Amended and Restated Certificate shall become effective on the date of filing with the Secretary of State of the State of Delaware.

5. The text of the Existing Certificate is hereby restated and amended in its entirety to read as follows:

aRTICLE I.

The name of this corporation is Celularity Inc. (the “Corporation”).

aRTICLE II.

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware (“DGCL”).

aRTICLE III.

The address of the registered office of the Corporation in the State of Delaware is 251 Little Falls Drive, in the City of Wilmington, County of New Castle, State of Delaware, 19808, and the name of the Corporation’s registered agent at such address is Corporation Service Company.

aRTICLE IV.

A. The Corporation is authorized to issue two classes of stock to be designated, respectively, “Class A Common Stock” and “Preferred Stock.” The total number of shares that the Corporation is authorized to issue is [-] shares, [-] shares of which shall be Class A Common Stock (the “Class A Common Stock”) and [-] shares of which shall be Preferred Stock (the “Preferred Stock”). The Class A Common Stock and Preferred Stock shall each have a par value of $0.0001 per share.

B. The Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Corporation (the “Board of Directors”) is hereby expressly authorized by resolution or resolutions to provide for the issue of all or any of the shares of the Preferred Stock in one or more series, and to fix the number of shares of any such series and to determine for each such series, such voting powers, full or limited, or no voting powers, and such designation, preferences, and relative, participating, optional, or other rights and such qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such shares and as may be permitted by the DGCL. The Board of Directors is also expressly authorized to increase (but not above the authorized number of shares of Preferred Stock) or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issuance of shares of that series.

C. The number of authorized shares of Preferred Stock or Class A Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the outstanding shares of stock of the Corporation entitled to vote thereon, without a separate vote of the holders of the Preferred Stock, or of any series thereof, or Class A Common Stock unless a vote of any such holders is required pursuant to the terms of any certificate of designation filed with respect to any series of Preferred Stock.

D. Except as provided above, the rights, preferences, privileges, restrictions and other matters relating to the Class A Common Stock are as follows:

1. Voting Rights. Each holder of shares of Class A Common Stock shall be entitled to one vote for each share thereof held. Except as required by law, the holders of Preferred Stock and Class A Common Stock shall vote together and not as separate series or classes. Except as otherwise required by applicable law, holders of Class A Common Stock, as such, shall not be entitled to vote on any amendment to the Second Amended and Restated Certificate of Incorporation (the “Second Amended and Restated Certificate”) (including any certificate of designation filed with respect to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Second Amended and Restated Certificate (including any certificate of designation filed with respect to any Preferred Stock) or applicable law.

2. Rights Relating To Dividends, Subdivisions and Combinations.

(a) Subject to applicable law and the prior rights of holders of any Preferred Stock at the time outstanding as to dividends, the holders of the Class A Common Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of any assets of the Corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors. Except as permitted in Section 2(b), any dividends paid to the holders of shares of Class A Common Stock shall be paid pro rata.

(b) If the Corporation in any manner subdivides or combines (including by, but not limited to, reclassification, stock split, reverse stock split, exchange, stock dividend, recapitalization or otherwise) any outstanding shares of Class A Common Stock, then all outstanding shares of Class A Common Stock will be subdivided or combined in the same proportion and manner.

3. Liquidation. Subject to the rights and preferences of any holders of any shares of any outstanding series of Preferred Stock, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the funds and assets of the Corporation that may be legally distributed to the Corporation’s stockholders shall be distributed among the holders of the then outstanding Class A Common Stock pro rata in accordance with the number of shares of Class A Common Stock held by each such holder.

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aRTICLE V.

For the management of the business and for the conduct of the affairs of the Corporation, and in further definition, limitation and regulation of the powers of the Corporation, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:

A. Board of Directors.

1. Generally. Except as otherwise provided in this Second Amended and Restated Certificate or the DGCL, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon the Board of Directors by status, this Second Amended and Restated Certificate or the Bylaws of the Corporation (the “Bylaws”), the Board is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to provisions of the DGCL, this Second Amended and Restated Certificate, and the Bylaws.

2. Number. The number of directors that shall constitute the Board of Directors shall be fixed exclusively by resolutions adopted by the Board of Directors.

3. Term; Election.

(a) Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the directors shall be divided into three classes designated as Class I, Class II and Class III, respectively. Each class shall consist, as nearly as possible, of one-third of the total number of such directors. The Board of Directors is authorized to assign members of the Board of Directors already in office to such classes at the time the classification becomes effective. At the first annual meeting of stockholders following [-], 2021, the initial term of office of the Class I directors shall expire and Class I directors shall be elected for a full term of three years. At the second annual meeting of stockholders following [-], 2021, the initial term of office of the Class II directors shall expire and Class II directors shall be elected for a full term of three years. At the third annual meeting of stockholders following [-], 2021, the initial term of office of the Class III directors shall expire and Class III directors shall be elected for a full term of three years. At each succeeding annual meeting of stockholders, directors shall be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting.

(b) Notwithstanding the foregoing provisions of this Section, each director shall serve until his successor is duly elected and qualified or until his or her earlier death, resignation or removal. Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, if the number of directors that constitute the Board of Directors is changed, any increase or decrease shall be apportioned by the Board of Directors among the classes so as to maintain the number of directors in each class, but in no case shall a decrease in the number of directors constituting the Board of Directors shorten the term of any incumbent director.

(c) No stockholder entitled to vote at an election for directors may cumulate votes.

(d) Election of directors need not be by written ballot unless the Bylaws so provide.

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4. Removal of Directors.

(a) Subject to the rights of any series of Preferred Stock to elect additional directors under specified circumstances, neither the Board of Directors nor any individual director may be removed without cause.

(b) Subject to any limitations imposed by applicable law, any individual director or directors may be removed with cause by the affirmative vote of the holders of at least 66 2/3% of the voting power of all then-outstanding shares of capital stock of the Corporation entitled to vote generally at an election of directors.

5. Vacancies. Subject to any limitations imposed by applicable law and subject to the rights of the holders of any series of Preferred Stock, any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other causes and any newly created directorships resulting from any increase in the number of directors, shall, unless the Board of Directors determines by resolution that any such vacancies or newly created directorships shall be filled by the stockholders and except as otherwise provided by applicable law, be filled only by the Board of Directors by a majority of the directors then in office, even if less than a quorum, or by the sole remaining director, and not by the stockholders. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director’s successor shall have been elected and qualified.

B. Stockholder Actions. No action shall be taken by the stockholders of the Corporation except at an annual or special meeting of stockholders called in accordance with the Bylaws and no action shall be taken by the stockholders by written consent. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation.

C. Bylaws. The Board of Directors is expressly empowered to adopt, amend, alter or repeal the Bylaws of the Corporation. The stockholders shall also have power to adopt, amend, alter or repeal the Bylaws of the Corporation; provided, however, that, in addition to any vote of the holders of any class or series of stock of the Corporation required by law or by this Second Amended and Restated Certificate, such action by stockholders shall require the affirmative vote of the holders of at least 66 2/3% of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class; provided, however, that no Bylaws hereafter adopted by the stockholders shall invalidate any prior act of the Board of Directors that would have been valid if such Bylaws had not been adopted.

aRTICLE VI.

A. The liability of the directors of the Corporation for monetary damages for breach of fiduciary duty as a director shall be eliminated to the fullest extent permitted under applicable law.

B. To the fullest extent permitted by applicable law, the Corporation may provide indemnification of (and advancement of expenses to) directors, officers, and other agents of the Corporation (and any other persons to which applicable law permits the Corporation to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise.

C. Any repeal or modification of this Article VI shall only be prospective and shall not affect the rights or protections or increase the liability of any director under this Article VI in effect at the time of the alleged occurrence of any action or omission to act giving rise to liability.

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D. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if and only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state court located within the State of Delaware or, if and only if such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) and any appellate court therefrom shall be the sole and exclusive forum for the following claims or causes of action under Delaware statutory or common law: (A) any derivative claim or cause of action brought on behalf of the Corporation; (B) any claim or cause of action for breach of a fiduciary duty owed by any current or former director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders; (C) any claim or cause of action against the Corporation or any current or former director, officer or other employee of the Corporation arising out of or pursuant to any provision of the DGCL, this Second Amended and Restated Certificate or the Bylaws (as each may be amended from time to time); (D) any claim or cause of action seeking to interpret, apply, enforce or determine the validity of this Second Amended and Restated Certificate or the Bylaws (including any right, obligation or remedy thereunder); (E) any claim or cause of action as to which the DGCL confers jurisdiction to the Court of Chancery of the State of Delaware; and (F) any claim or cause of action against the Corporation or any current or former director, officer or other employee of the Corporation governed by the internal affairs doctrine, in all cases to the fullest extent permitted by law and subject to the court’s having personal jurisdiction over the indispensable parties named as defendants. This Article VII shall not apply to claims or causes of action brought to enforce a duty or liability created by the Securities Act of 1933, as amended (the “1933 Act”), or the Securities Exchange Act of 1934, as amended, or any other claim for which the federal courts have exclusive jurisdiction.

E. Unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the 1933 Act.

F. Any person or entity holding, owning or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Second Amended and Restated Certificate, including without limitation, this Article VI.

aRTICLE VII.

A. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Second Amended and Restated Certificate, in the manner now or hereafter prescribed by statute, except as provided in paragraph B. of this Article VII, and all rights conferred upon the stockholders herein are granted subject to this reservation.

B. Notwithstanding any other provisions of this Second Amended and Restated Certificate or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote required by law or by this Second Amended and Restated Certificate or any certificate of designation filed with respect to a series of Preferred Stock, the affirmative vote of the holders of at least 66 2/3% of the voting power of all of the then-outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend or repeal Articles V, VI, and VII.

C. If any provision or provisions of this Second Amended and Restated Certificate shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever, the validity, legality and enforceability of such provision in any other circumstance and of the remaining provisions of this Second Amended and Restated Certificate (including, without limitation, each portion of any paragraph of this Second Amended and Restated Certificate containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby.

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IN WITNESS WHEREOF, Celularity Inc. has caused this Amended and Restated Certificate of Incorporation to be signed by a duly authorized officer on [●], 2021.

Celularity Inc.

By:
Robert J Hariri, M.D., PhD.
Chief Executive Officer

Exhibit D

Form of GX Bylaws

[See attached.]

Exhibit D

Final Form

AMENDED AND RESTATED BYLAWS

OF

CELULARITY INC.

(A DELAWARE CORPORATION)

ARTICLE I

Offices

Section 1. Registered Office. The registered office of the corporation in the State of Delaware shall be as set forth in the Certificate of Incorporation of the corporation (as may be amended or amended and restated from time to time, the “Certificate of Incorporation”).

Section 2. Other Offices. The corporation shall also have and maintain an office or principal place of business at such place as may be fixed by the Board of Directors of the corporation (the “Board of Directors”), and may also have offices at such other places, both within and without the State of Delaware, as the Board of Directors may from time to time determine or the business and affairs of the corporation may require.

ARTICLE II

Corporate Seal

Section 3. Corporate Seal. The Board of Directors may adopt a corporate seal. If adopted, the corporate seal shall consist of a die bearing the name of the corporation and the inscription, “Corporate Seal-Delaware.” Said seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise.

ARTICLE III

Stockholders’ Meetings

Section 4. Place of Meetings. Meetings of the stockholders of the corporation may be held at such place, either within or without the State of Delaware, as may be determined from time to time by the Board of Directors. The Board of Directors may, in its sole discretion, determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication as provided under the General Corporation Law of the State of Delaware (“DGCL”).

Section 5. Annual Meeting.

(a) The annual meeting of the stockholders of the corporation, for the purpose of election of directors and for such other business as may properly come before it, shall be held on such date and at such time as may be designated from time to time by the Board of Directors. The Board of Directors may postpone, reschedule or cancel any annual meeting of stockholders previously scheduled by the Board of Directors. Nominations of persons for election to the Board of Directors and proposals of business to be considered by the stockholders may be made at an annual meeting of stockholders: (i) pursuant to the corporation’s notice of meeting of stockholders; (ii) by or at the direction of the Board of Directors or a duly authorized committee thereof; or (iii) by any stockholder of the corporation who was a stockholder of record at the time of giving the stockholder’s notice provided for in Section 5(b) below, who is entitled to vote at the meeting and who complied with the notice procedures set forth in this Section 5. For the avoidance of doubt, clause (iii) above shall be the exclusive means for a stockholder to make nominations and submit other business (other than matters properly included in the corporation’s notice of meeting of stockholders and proxy statement under Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “1934 Act”), and the rules and regulations thereunder before an annual meeting of stockholders).

(b) At an annual meeting of the stockholders, only such business shall be conducted as is a proper matter for stockholder action under Delaware law, the Certificate of Incorporation and the Bylaws of the corporation (the “Bylaws”), and as shall have been properly brought before the meeting in accordance with the procedures below.

(i) For nominations for the election to the Board of Directors to be properly brought before an annual meeting by a stockholder pursuant to clause (iii) of Section 5(a), the stockholder must deliver written notice to the Secretary at the principal executive offices of the corporation on a timely basis as set forth in Section 5(b)(iii) and must update and supplement such written notice on a timely basis as set forth in Section 5(c). Such stockholder’s notice shall set forth: (A) as to each nominee such stockholder proposes to nominate at the meeting: (1) the name, age, business address and residence address of such nominee; (2) the principal occupation or employment of such nominee; (3) the class or series and number of shares of each class or series of capital stock of the corporation that are owned beneficially and of record by such nominee; (4) the date or dates on which such shares were acquired and the investment intent of such acquisition; (5) a statement whether such nominee, if elected, intends to tender, promptly following such person’s failure to receive the required vote for election or re-election at the next meeting at which such person would face election or re-election, an irrevocable resignation effective upon acceptance of such resignation by the Board of Directors; and (6) such other information concerning such nominee as would be required to be disclosed in a proxy statement soliciting proxies for the election of such nominee as a director in an election contest (even if an election contest is not involved), or that is otherwise required to be disclosed pursuant to Section 14 of the 1934 Act and the rules and regulations promulgated thereunder (including such person’s written consent to being named in the corporation’s proxy statement and associated proxy card as a nominee of the stockholder and to serving as a director if elected); and (B) the information required by Section 5(b)(iv). The corporation may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve (i) as an independent director (as such term is used in any applicable stock exchange listing requirements or applicable law) of the corporation or (ii) on any committee or sub-committee of the Board of Directors under any applicable stock exchange listing requirements or applicable law, and that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such proposed nominee.

(ii) Other than proposals sought to be included in the corporation’s proxy materials pursuant to Rule 14a-8 under the 1934 Act, for business other than nominations for the election to the Board of Directors to be properly brought before an annual meeting by a stockholder pursuant to clause (iii) of Section 5(a), the stockholder must deliver written notice to the Secretary at the principal executive offices of the corporation on a timely basis as set forth in Section 5(b)(iii), and must update and supplement such written notice on a timely basis as set forth in Section 5(c). Such stockholder’s notice shall set forth: (A) as to each matter such stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend these Bylaws, the language of the proposed amendment), the reasons for conducting such business at the meeting, and any material interest (including any anticipated benefit of such business to any Proponent (as defined below) other than solely as a result of its ownership of the corporation’s capital stock, that is material to any Proponent individually, or to the Proponents in the aggregate) in such business of any Proponent; and (B) the information required by Section 5(b)(iv).

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(iii) To be timely, the written notice required by Section 5(b)(i) or 5(b)(ii) must be received by the Secretary at the principal executive offices of the corporation not later than the close of business on the 90th day, nor earlier than the close of business on the 120th day, prior to the first anniversary of the preceding year’s annual meeting; provided, however, that, subject to the last sentence of this Section 5(b)(iii), in the event that (A) the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 30 days after the anniversary of the preceding year’s annual meeting, notice by the stockholder to be timely must be so received not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or, if later than the 90th day prior to such annual meeting, the 10th day following the day on which public announcement of the date of such meeting is first made by the corporation or (B) the corporation did not have an annual meeting in the preceding year, notice by the stockholder to be timely must be so received not later than the 10th day following the day on which public announcement of the date of such meeting is first made. In no event shall an adjournment or postponement of an annual meeting for which notice has been given, or the public announcement thereof has been made, commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

(iv) The written notice required by Section 5(b)(i) or 5(b)(ii) shall also set forth, as of the date of the notice and as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (each, a “Proponent” and collectively, the “Proponents”): (A) the name and address of each Proponent, as they appear on the corporation’s books; (B) the class or series and number of shares of each class of capital stock of the corporation that are owned of record and beneficially by each Proponent; (C) a description of any agreement, arrangement or understanding (whether oral or in writing) with respect to such nomination or proposal between or among any Proponent and any of its affiliates or associates, and any others (including their names) acting in concert, or otherwise under the agreement, arrangement or understanding, with any of the foregoing; (D) a representation that the Proponents are holders of record or beneficial owners, as the case may be, of shares of the corporation entitled to vote at the meeting and intend to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice (with respect to a notice under Section 5(b)(i)) or to propose the business that is specified in the notice (with respect to a notice under Section 5(b)(ii)); (E) a representation as to whether the Proponents intend to deliver a proxy statement and form of proxy to holders of a sufficient number of holders of the corporation’s voting shares to elect such nominee or nominees (with respect to a notice under Section 5(b)(i)) or to carry such proposal (with respect to a notice under Section 5(b)(ii)); (F) to the extent known by any Proponent, the name and address of any other stockholder supporting the proposal on the date of such stockholder’s notice; and (G) a description of all Derivative Transactions (as defined below) by each Proponent during the previous 12-month period, including the date of the transactions and the class, series and number of securities involved in, and the material economic terms of, such Derivative Transactions.

(c) A stockholder providing the written notice required by Section 5(b)(i) or 5(b)(ii) shall update and supplement such notice in writing, if necessary, so that the information provided or required to be provided in such notice is true and correct in all material respects as of (i) the record date for the meeting and (ii) the date that is five Business Days (as defined below) prior to the meeting and, in the event of any adjournment thereof, five Business Days prior to such adjourned meeting. In the case of an update and supplement pursuant to clause (i) of this Section 5(c), such update and supplement shall be received by the Secretary at the principal executive offices of the corporation not later than five Business Days after the record date for the meeting. In the case of an update and supplement pursuant to clause (ii) of this Section 5(c), such update and supplement shall be received by the Secretary at the principal executive offices of the corporation not later than two Business Days prior to the date for the meeting, and, in the event of any adjournment thereof, two Business Days prior to such adjourned meeting.

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(d) A person shall not be eligible for election or re-election as a director unless the person is nominated either in accordance with clause (ii) or clause (iii) of Section 5(a). Except as otherwise required by law, the Chairperson of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made, or proposed, as the case may be, in accordance with the procedures set forth in these Bylaws and, if any proposed nomination or business is not in compliance with these Bylaws, or the Proponent does not act in accordance with the representations in Sections 5(b)(iv)(D) and 5(b)(iv)(E), to declare that such proposal or nomination shall not be presented for stockholder action at the meeting and shall be disregarded, notwithstanding that proxies in respect of such nomination or such business may have been solicited or received.

(e) Notwithstanding the foregoing provisions of this Section 5, in order to include information with respect to a stockholder proposal in the proxy statement and form of proxy for a stockholders’ meeting, a stockholder must also comply with all applicable requirements of the 1934 Act and the rules and regulations thereunder. Nothing in these Bylaws shall be deemed to affect any rights of stockholders to request inclusion of proposals in the corporation’s proxy statement pursuant to Rule 14a-8 under the 1934 Act; provided, however, that any references in these Bylaws to the 1934 Act or the rules and regulations thereunder are not intended to and shall not limit the requirements applicable to proposals and/or nominations to be considered pursuant to Section 5(a).

(f) Notwithstanding anything herein to the contrary, in the event that the number of directors to be elected to the Board of Directors at the annual meeting is increased effective after the time period for which nominations would otherwise be due under Section 5(b)(iii) and there is no public announcement by the corporation naming the nominees for the additional directorships at least 100 days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice required by this Section 5 shall also be considered timely, but only with respect to nominees for the additional directorships, if it shall be delivered to the Secretary at the principal executive offices of the corporation not later than the close of business on the 10th day following the day on which such public announcement is first made by the corporation.

(g) For purposes of Sections 5 and 6,

(i) “affiliates” and “associates” shall have the meanings set forth in Rule 405 under the Securities Act of 1933, as amended (the “1933 Act”);

(ii) “Business Day” means any day other than Saturday, Sunday or a day on which banks are closed in New York City, New York.

(iii) “Derivative Transaction” means any agreement, arrangement, interest or understanding entered into by, or on behalf or for the benefit of, any Proponent or any of its affiliates or associates, whether record or beneficial: (A) the value of which is derived in whole or in part from the value of any class or series of shares or other securities of the corporation; (B) that otherwise provides any direct or indirect opportunity to gain or share in any gain derived from a change in the value of securities of the corporation; (C) the effect or intent of which is to mitigate loss, manage risk or benefit of security value or price changes; or (D) that provides the right to vote or increase or decrease the voting power of, such Proponent, or any of its affiliates or associates, with respect to any securities of the corporation, which agreement, arrangement, interest or understanding may include, without limitation, any option, warrant, debt position, note, bond, convertible security, swap, stock appreciation right, short position, profit interest, hedge, right to dividends, voting agreement, performance-related fee or arrangement to borrow or lend shares (whether or not subject to payment, settlement, exercise or conversion in any such class or series), and any proportionate interest of such Proponent in the securities of the corporation held by any general or limited partnership, or any limited liability company, of which such Proponent is, directly or indirectly, a general partner or managing member; and

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(iv) “public announcement” shall mean disclosure in a press release reported by the Dow Jones Newswires, Associated Press or comparable national news service or in a document publicly filed by the corporation with the Securities and Exchange Commission (the “Commission”) pursuant to Section 13, 14 or 15(d) of the 1934 Act or by such other means reasonably designed to inform the public or security holders in general of such information including, without limitation, posting on the corporation’s investor relations website.

Section 6. Special Meetings.

(a) Special meetings of the stockholders of the corporation may be called, for any purpose as is a proper matter for stockholder action under Delaware law, only by (i) the Chairperson of the Board of Directors, (ii) the Chief Executive Officer, or (iii) the Board of Directors pursuant to a resolution adopted by the Board of Directors, and may not be called by any other person.

(b) For a special meeting called pursuant to Section 6(a), the person(s) calling the meeting shall determine the time and place, if any, of the meeting; provided, however, that only the Board of Directors or a duly authorized committee thereof may authorize a meeting solely by means of remote communication. Upon determination of the time and place, if any, of the meeting, the Secretary shall cause a notice of meeting to be given to the stockholders entitled to vote, in accordance with the provisions of Section 7. No business may be transacted at a special meeting otherwise than as specified in the notice of meeting.

(c) Nominations of persons for election to the Board of Directors may be made at a special meeting of stockholders at which directors are to be elected (i) by or at the direction of the Board of Directors or a duly authorized committee thereof or (ii) by any stockholder of the corporation who is a stockholder of record at the time of giving notice provided for in this paragraph, who is entitled to vote at the meeting and who delivers written notice to the Secretary setting forth the information required by Section 5(b)(i) and the information required by Section 5(b)(iv). In the event the corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the Board of Directors, any such stockholder of record may nominate a person or persons (as the case may be), for election to such position(s) as specified in the corporation’s notice of meeting, if written notice setting forth the information required by Section 5(b)(i) and the information required by Section 5(b)(iv) shall be received by the Secretary at the principal executive offices of the corporation not later than the close of business on the later of the 90th day prior to such meeting or the 10th day following the day on which the corporation first makes a public announcement of the date of the special meeting at which directors are to be elected. The stockholder shall also update and supplement such information as required under Section 5(c). In no event shall an adjournment of a special meeting for which notice has been given, or the public announcement thereof has been made, commence a new time period for the giving of a stockholder’s notice as described above.

(d) A person shall not be eligible for election or re-election as a director unless the person is nominated either in accordance with clause (ii) or clause (iii) of Section 5(a). Except as otherwise required by law, the Chairperson of the meeting shall have the power and duty to determine whether a nomination was made in accordance with the procedures set forth in these Bylaws and, if any nomination or business is not in compliance with these Bylaws, to declare that such nomination shall not be presented for stockholder action at the meeting and shall be disregarded, notwithstanding that proxies in respect of such nomination may have been solicited or received.

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(e) Notwithstanding the foregoing provisions of this Section 6, a stockholder must also comply with all applicable requirements of the 1934 Act and the rules and regulations thereunder with respect to matters set forth in this Section 6. Nothing in these Bylaws shall be deemed to affect any rights of stockholders to request inclusion of proposals in the corporation’s proxy statement pursuant to Rule 14a-8 under the 1934 Act; provided, however, that any references in these Bylaws to the 1934 Act or the rules and regulations thereunder are not intended to and shall not limit the requirements applicable to nominations for the election to the Board of Directors or proposals of other businesses to be considered pursuant to Section 6(c).

Section 7. Notice of Meetings. Except as otherwise provided by law, notice, given in writing or by electronic transmission, of each meeting of stockholders shall be given not fewer than 10 nor more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting, such notice to specify the place, if any, date and hour, in the case of special meetings, the purpose or purposes of the meeting, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at any such meeting. If mailed, notice is given when deposited in the United States mail, postage prepaid, directed to the stockholder at such stockholder’s address as it appears on the records of the corporation. If sent via electronic transmission, notice is given when directed to such stockholder’s electronic mail address. Notice of the time, place, if any, and purpose of any meeting of stockholders (to the extent required) may be waived in writing, signed by the person entitled to notice thereof or by electronic transmission by such person, either before or after such meeting, and will be waived by any stockholder by his or her attendance thereat in person, by remote communication, if applicable, or by proxy, except when the stockholder attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Any stockholder so waiving notice of such meeting shall be bound by the proceedings of any such meeting in all respects as if due notice thereof had been given.

Section 8. Quorum. At all meetings of stockholders, except where otherwise provided by statute or by the Certificate of Incorporation, or by these Bylaws, the presence, in person, by remote communication, if applicable, or by proxy duly authorized, of the holders of a majority of the voting power of the outstanding shares of stock entitled to vote at the meeting shall constitute a quorum for the transaction of business. In the absence of a quorum, any meeting of stockholders may be adjourned, from time to time, either by the Chairperson of the meeting or by vote of the holders of a majority of the voting power of the shares represented thereat and entitled to vote thereon, but no other business shall be transacted at such meeting. The stockholders present at a duly called or convened meeting, at which a quorum is present, may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum. Except as otherwise provided by statute or by applicable stock exchange rules, or by the Certificate of Incorporation or these Bylaws, in all matters other than the election of directors, the affirmative vote of the holders of a majority of the voting power of the shares present in person, by remote communication, if applicable, or represented by proxy duly authorized at the meeting and entitled to vote generally on the subject matter shall be the act of the stockholders. Except as otherwise provided by statute, the Certificate of Incorporation or these Bylaws, directors shall be elected by a plurality of the votes of the shares present in person, by remote communication, if applicable, or represented by proxy duly authorized at the meeting and entitled to vote generally on the election of directors. Where a separate vote by a class or classes or series is required, except where otherwise provided by statute, by applicable stock exchange rules or by the Certificate of Incorporation or these Bylaws, a majority of the voting power of the outstanding shares of such class or classes or series, present in person, by remote communication, if applicable, or represented by proxy duly authorized, shall constitute a quorum entitled to take action with respect to that vote on that matter. Except where otherwise provided by statute, by applicable stock exchange rules or by the Certificate of Incorporation or these Bylaws, the affirmative vote of the holders of a majority (plurality, in the case of the election of directors) of voting power of such class or classes or series present in person, by remote communication, if applicable, or represented by proxy at the meeting shall be the act of such class or classes or series.

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Section 9. Adjournment and Notice of Adjourned Meetings. Any meeting of stockholders, whether annual or special, may be adjourned from time to time either by the person(s) who called the meeting or the Chairperson of the meeting, or by the vote of the holders of a majority of the voting power of the shares present in person, by remote communication, if applicable, or represented by proxy duly authorized at the meeting and entitled to vote thereon. When a meeting is adjourned to another time or place, if any, notice need not be given of the adjourned meeting if the time and place, if any, thereof are announced at the meeting at which the adjournment is taken. At the adjourned meeting, the corporation may transact any business that might have been transacted at the original meeting. If the adjournment is for more than 30 days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for determination of stockholders entitled to vote is fixed for the adjourned meeting, the Board of Directors shall fix as the record date for determining stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote at the adjourned meeting, and shall give notice of the adjourned meeting to each stockholder of record as of the record date so fixed for notice of such adjourned meeting.

Section 10. Voting Rights. For the purpose of determining those stockholders entitled to vote at any meeting of the stockholders, except as otherwise provided by law, only persons in whose names shares stand on the stock records of the corporation on the record date shall be entitled to vote at any meeting of stockholders. Every person entitled to vote shall have the right to do so either in person, by remote communication, if applicable, or by an agent or agents authorized by a proxy granted in accordance with Delaware law. An agent so appointed need not be a stockholder. No proxy shall be voted after three years from its date of creation unless the proxy provides for a longer period. A proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A stockholder may revoke any proxy which is not irrevocable by attending the meeting and voting in person or by delivering to the Secretary a revocation of the proxy or a new proxy bearing a later date. Voting at meetings of stockholders need not be by written ballot.

Section 11. Joint Owners of Stock. If shares or other securities having voting power stand of record in the names of two or more persons, whether fiduciaries, members of a partnership, joint tenants, tenants in common, tenants by the entirety, or otherwise, or if two or more persons have the same fiduciary relationship respecting the same shares, unless the Secretary is given written notice to the contrary and is furnished with a copy of the instrument or order appointing them or creating the relationship wherein it is so provided, their acts with respect to voting shall have the following effect: (a) if only one votes, his or her act binds all; (b) if more than one votes, the act of the majority so voting binds all; (c) if more than one votes, but the vote is evenly split on any particular matter, each faction may vote the securities in question proportionally, or may apply to the Delaware Court of Chancery for relief as provided in DGCL Section 217(b). If the instrument filed with the Secretary shows that any such tenancy is held in unequal interests, a majority or even-split for the purpose of subsection (c) of this Section 11 shall be a majority or even-split in interest.

Section 12. List of Stockholders. The corporation shall prepare, at least 10 days before every meeting of stockholders, a complete list of the stockholders entitled to vote at said meeting, arranged in alphabetical order, showing the address of each stockholder and the number and class of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, (a) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (b) during ordinary business hours, at the principal place of business of the corporation. In the event that the corporation determines to make the list available on an electronic network, the corporation may take reasonable steps to ensure that such information is available only to stockholders of the corporation. The list shall be open to examination of any stockholder during the time of the meeting as provided by law.

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Section 13. Action without Meeting. Any action required or permitted to be taken at any annual or special meeting of stockholders of the corporation may be taken without a meeting, without prior notice and without a vote only to the extent permitted by and in the manner provided in the Certificate of Incorporation and in accordance with applicable law.

Section 14. Organization.

(a) At every meeting of stockholders, the Chairperson of the Board of Directors, or, if a Chairperson of the Board of Directors has not been appointed, is absent or refuses to act, the Chief Executive Officer, or, if no Chief Executive Officer is then serving, is absent or refuses to act, the President, or, if the President is absent or refuses to act, a Chairperson of the meeting designated by the Board of Directors, or, if the Board of Directors does not designate such Chairperson, a Chairperson chosen by a majority of the voting power of the stockholders entitled to vote, present in person or by proxy duly authorized, shall act as Chairperson. The Chairperson of the Board of Directors may appoint the Chief Executive Officer as Chairperson of the meeting. The Secretary, or, in his or her absence, an Assistant Secretary or other officer or other person directed to do so by the Chairperson of the meeting, shall act as secretary of the meeting.

(b) The Board of Directors shall be entitled to make such rules or regulations for the conduct of meetings of stockholders as it shall deem necessary, appropriate or convenient. Subject to such rules and regulations of the Board of Directors, if any, the Chairperson of the meeting shall have the right and authority to convene and (for any or no reason) to recess and/or adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such Chairperson, are necessary, appropriate or convenient for the proper conduct of the meeting, including, without limitation, establishing an agenda or order of business for the meeting, rules and procedures for maintaining order at the meeting and the safety of those present, limitations on participation in such meeting to stockholders of record of the corporation and their duly authorized and constituted proxies and such other persons as the Chairperson shall permit, restrictions on entry to the meeting after the time fixed for the commencement thereof, limitations on the time allotted to questions or comments by participants and regulation of the opening and closing of the polls for balloting on matters which are to be voted on by ballot. The date and time of the opening and closing of the polls for each matter upon which the stockholders will vote at the meeting shall be announced at the meeting. Unless and to the extent determined by the Board of Directors or the Chairperson of the meeting, meetings of stockholders shall not be required to be held in accordance with rules of parliamentary procedure.

ARTICLE IV

Directors

Section 15. Number and Term of Office. The authorized number of directors of the corporation shall be fixed in accordance with the Certificate of Incorporation. Directors need not be stockholders.

Section 16. Powers. Except as otherwise provided in the Certificate of Incorporation or the DGCL, the business and affairs of the corporation shall be managed by or under the direction of the Board of Directors.

Section 17. Classes of Directors. The directors shall be divided into classes as and to the extent provided in the Certificate of Incorporation, except as otherwise required by applicable law.

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Section 18. Vacancies. Vacancies on the Board of Directors shall be filled as provided in the Certificate of Incorporation, except as otherwise required by applicable law.

Section 19. Resignation. Any director may resign at any time by delivering his or her notice in writing or by electronic transmission to the Secretary, such resignation to specify whether it will be effective at a particular time. If no such specification is made, the resignation shall be deemed effective at the time of delivery of the resignation to the Secretary.

Section 20. Removal.

(a) Subject to the rights of holders of any series of Preferred Stock to elect additional directors under specified circumstances, neither the Board of Directors nor any individual director may be removed without cause.

(b) Subject to any limitation imposed by law, any individual director or directors may be removed with cause by the affirmative vote of the holders of at least 66 2/3% of the voting power of all then outstanding shares of capital stock of the corporation entitled to vote generally at an election of directors.

Section 21. Meetings.

(a) Regular Meetings. Unless otherwise restricted by the Certificate of Incorporation, regular meetings of the Board of Directors may be held at any time or date and at any place within or without the State of Delaware which has been designated by the Board of Directors and publicized among all directors, either orally or in writing, by telephone, including a voice-messaging system or other system designed to record and communicate messages, facsimile or by electronic mail or other electronic means. No further notice shall be required for regular meetings of the Board of Directors.

(b) Special Meetings. Unless otherwise restricted by the Certificate of Incorporation, special meetings of the Board of Directors may be held at any time and place within or without the State of Delaware whenever called by the Chairperson of the Board, the Chief Executive Officer or the Board of Directors.

(c) Meetings by Electronic Communications Equipment. Any member of the Board of Directors, or of any committee thereof, may participate in a meeting by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting by such means shall constitute presence in person at such meeting.

(d) Notice of Special Meetings. Notice of the time and place of all special meetings of the Board of Directors shall be given orally or in writing, by telephone, including a voice messaging system or other system or technology designed to record and communicate messages, facsimile, telegraph or telex, or by electronic mail or other electronic means, during normal business hours, at least 24 hours before the date and time of the meeting. If notice is sent by U.S. mail, it shall be sent by first class mail, postage prepaid at least three days before the date of the meeting. Notice of any special meeting may be waived in writing or by electronic transmission at any time before or after the meeting and will be waived by any director by attendance thereat, except when the director attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.

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(e) Waiver of Notice. The transaction of all business at any meeting of the Board of Directors, or any committee thereof, however called or noticed, or wherever held, shall be as valid as though it had been transacted at a meeting duly held after regular call and notice, if a quorum be present and if, either before or after the meeting, each of the directors not present who did not receive notice shall sign a written waiver of notice or shall waive notice by electronic transmission. All such waivers shall be filed with the corporate records or made a part of the minutes of the meeting. Notice of any meeting will be waived by any director by attendance thereat, except when the director attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.

Section 22. Quorum and Voting.

(a) Unless the Certificate of Incorporation requires a greater number, and except with respect to questions related to indemnification arising under Section 44 for which a quorum shall be one-third of the exact number of directors fixed from time to time, a quorum of the Board of Directors shall consist of a majority of the directors currently serving on the Board of Directors in accordance with the Certificate of Incorporation (but in no event less than one-third of the total authorized number of directors); provided, however, at any meeting whether a quorum be present or otherwise, a majority of the directors present may adjourn from time to time until the time fixed for the next regular meeting of the Board of Directors, without notice other than by announcement at the meeting.

(b) At each meeting of the Board of Directors at which a quorum is present, all questions and business shall be determined by the affirmative vote of a majority of the directors present, unless a different vote be required by law, the Certificate of Incorporation or these Bylaws.

Section 23. Action without Meeting. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if all members of the Board of Directors or committee, as the case may be, consent thereto in writing or by electronic transmission. The consent or consents shall be filed with the minutes of proceedings of the Board of Directors or committee.

Section 24. Fees and Compensation. Directors shall be entitled to such compensation for their services as may be approved by the Board of Directors or a committee thereof to which the Board of Directors has delegated such responsibility and authority, including, if so approved, by resolution of the Board of Directors or a committee thereof to which the Board of Directors has delegated such responsibility and authority, a fixed sum and expenses of attendance, if any, for attendance at each regular or special meeting of the Board of Directors and at any meeting of a committee of the Board of Directors. Nothing herein contained shall be construed to preclude any director from serving the corporation in any other capacity as an officer, agent, employee, or otherwise and receiving compensation therefor.

Section 25. Committees.

(a) Executive Committee. The Board of Directors may appoint an Executive Committee to consist of one or more members of the Board of Directors. The Executive Committee, to the extent permitted by law and provided in the resolution of the Board of Directors, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the corporation, and may authorize the seal of the corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to (i) approving or adopting, or recommending to the stockholders, any action or matter (other than the election or removal of directors) expressly required by the DGCL to be submitted to stockholders for approval, or (ii) adopting, amending or repealing any Bylaw of the corporation.

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(b) Other Committees. The Board of Directors may, from time to time, appoint such other committees as may be permitted by law. Such other committees appointed by the Board of Directors shall consist of one or more members of the Board of Directors and shall have such powers and perform such duties as may be prescribed by the resolution or resolutions creating such committees, but in no event shall any such committee have the powers denied to the Executive Committee in these Bylaws.

(c) Term. The Board of Directors, subject to any requirements of any outstanding series of Preferred Stock and the provisions of subsections (a) or (b) of this Section 25, may at any time increase or decrease the number of members of a committee or terminate the existence of a committee. The membership of a committee member shall terminate on the date of his or her death or voluntary resignation from the committee or from the Board of Directors. The Board of Directors may at any time for any reason remove any individual committee member and the Board of Directors may fill any committee vacancy created by death, resignation, removal or increase in the number of members of the committee. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee, and, in addition, in the absence or disqualification of any member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member.

(d) Meetings. Unless the Board of Directors shall otherwise provide, regular meetings of the Executive Committee or any other committee appointed pursuant to this Section 25 shall be held at such times and places as are determined by the Board of Directors, or by any such committee, and when notice thereof has been given to each member of such committee, no further notice of such regular meetings need be given thereafter. Special meetings of any such committee may be held at any place which has been determined from time to time by such committee, and may be called by any director who is a member of such committee, upon notice to the members of such committee of the time and place of such special meeting given in the manner provided for the giving of notice to members of the Board of Directors of the time and place of special meetings of the Board of Directors. Notice of any regular or special meeting of any committee may be waived in writing or by electronic transmission at any time before or after the meeting and will be waived by any director by attendance thereat, except when the director attends such regular or special meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Unless otherwise provided by the Board of Directors in the resolutions authorizing the creation of the committee, a majority of the authorized number of members of any such committee shall constitute a quorum for the transaction of business, and the act of a majority of those present at any meeting at which a quorum is present shall be the act of such committee. Unless the Board of Directors shall otherwise provide, each committee shall conduct its business in the same manner as the Board of Directors conducts its business pursuant to Article IV of these Bylaws.

Section 26. Duties of Chairperson of the Board of Directors. The Chairperson of the Board of Directors, if appointed and when present, shall preside at all meetings of the stockholders and the Board of Directors. The Chairperson of the Board of Directors shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers, as the Board of Directors shall designate from time to time.

Section 27. Organization. At every meeting of the directors, the Chairperson of the Board of Directors, or, if a Chairperson has not been appointed or is absent, the Chief Executive Officer (if a director), or, if a Chief Executive Officer is absent, the President (if a director), or if the President is absent, the most senior Vice President (if a director), or, in the absence of any such person, a Chairperson of the meeting chosen by a majority of the directors present, shall preside over the meeting. The Secretary, or in his or her absence, any Assistant Secretary or other officer, director or other person directed to do so by the person presiding over the meeting, shall act as secretary of the meeting.

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ARTICLE V

Officers

Section 28. Officers Designated. The officers of the corporation shall include, if and when designated by the Board of Directors, the Chief Executive Officer, the President, one or more Vice Presidents, the Secretary, the Chief Financial Officer and the Treasurer. The Board of Directors may also appoint one or more Assistant Secretaries and Assistant Treasurers and such other officers and agents with such powers and duties as it shall deem necessary. The Board of Directors may assign such additional titles to one or more of the officers as it shall deem appropriate. Any one person may hold any number of offices of the corporation at any one time unless specifically prohibited therefrom by law. The salaries and other compensation of the officers of the corporation shall be fixed by or in the manner designated by the Board of Directors or a committee thereof to which the Board of Directors has delegated such responsibility.

Section 29. Tenure and Duties of Officers.

(a) General. All officers shall hold office at the pleasure of the Board of Directors and until their successors shall have been duly elected and qualified, unless sooner removed. If the office of any officer becomes vacant for any reason, the vacancy may be filled by the Board of Directors.

(b) Duties of Chief Executive Officer. The Chief Executive Officer shall preside at all meetings of the stockholders and at all meetings of the Board of Directors (if a director), unless the Chairperson of the Board of Directors has been appointed and is present. Unless an officer has been appointed Chief Executive Officer of the corporation, the President shall be the chief executive officer of the corporation and shall, subject to the control of the Board of Directors, have general supervision, direction and control of the business and officers of the corporation. To the extent that a Chief Executive Officer has been appointed and no President has been appointed, all references in these Bylaws to the President shall be deemed references to the Chief Executive Officer. The Chief Executive Officer shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers, as the Board of Directors shall designate from time to time.

(c) Duties of President. The President shall preside at all meetings of the stockholders and at all meetings of the Board of Directors (if a director), unless the Chairperson of the Board of Directors, or the Chief Executive Officer has been appointed and is present. Unless another officer has been appointed Chief Executive Officer of the corporation, the President shall be the chief executive officer of the corporation and shall, subject to the control of the Board of Directors, have general supervision, direction and control of the business and officers of the corporation. The President shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers, as the Board of Directors (or the Chief Executive Officer, if the Chief Executive Officer and President are not the same person and the Board of Directors has delegated the designation of the President’s duties to the Chief Executive Officer) shall designate from time to time.

(d) Duties of Vice Presidents. A Vice President may assume and perform the duties of the President in the absence or disability of the President or whenever the office of President is vacant (unless the duties of the President are being filled by the Chief Executive Officer). A Vice President shall perform other duties commonly incident to their office and shall also perform such other duties and have such other powers as the Board of Directors or the Chief Executive Officer, or, if the Chief Executive Officer has not been appointed or is absent, the President shall designate from time to time.

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(e) Duties of Secretary. The Secretary shall attend all meetings of the stockholders and of the Board of Directors and shall record all acts and proceedings thereof in the minute book of the corporation. The Secretary shall give notice in conformity with these Bylaws of all meetings of the stockholders and of all meetings of the Board of Directors and any committee thereof requiring notice. The Secretary shall perform all other duties provided for in these Bylaws and other duties commonly incident to the office and shall also perform such other duties and have such other powers, as the Board of Directors shall designate from time to time. The Chief Executive Officer, or if no Chief Executive Officer is then serving, the President may direct any Assistant Secretary or other officer to assume and perform the duties of the Secretary in the absence or disability of the Secretary, and each Assistant Secretary shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers as the Board of Directors or the Chief Executive Officer, or if no Chief Executive Officer is then serving, the President shall designate from time to time.

(f) Duties of Chief Financial Officer. The Chief Financial Officer shall keep or cause to be kept the books of account of the corporation in a thorough and proper manner and shall render statements of the financial affairs of the corporation in such form and as often as required by the Board of Directors or the Chief Executive Officer, or if no Chief Executive Officer is then serving, the President. The Chief Financial Officer, subject to the order of the Board of Directors, shall have the custody of all funds and securities of the corporation. The Chief Financial Officer shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers as the Board of Directors or the Chief Executive Officer, or if no Chief Executive Officer is then serving, the President shall designate from time to time. To the extent that a Chief Financial Officer has been appointed and no Treasurer has been appointed, all references in these Bylaws to the Treasurer shall be deemed references to the Chief Financial Officer. The President may direct the Treasurer, if any, or any Assistant Treasurer, or the controller or any assistant controller to assume and perform the duties of the Chief Financial Officer in the absence or disability of the Chief Financial Officer, and each Treasurer and Assistant Treasurer and each controller and assistant controller shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers as the Board of Directors or the Chief Executive Officer, or if no Chief Executive Officer is then serving, the President shall designate from time to time.

(g) Duties of Treasurer. Unless another officer has been appointed Chief Financial Officer of the corporation, the Treasurer shall be the chief financial officer of the corporation and shall keep or cause to be kept the books of account of the corporation in a thorough and proper manner and shall render statements of the financial affairs of the corporation in such form and as often as required by the Board of Directors or the Chief Executive Officer, or if no Chief Executive Officer is then serving, the President, and, subject to the order of the Board of Directors, shall have the custody of all funds and securities of the corporation. The Treasurer shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers as the Board of Directors or the Chief Executive Officer, or if no Chief Executive Officer is then serving, the President and Chief Financial Officer (if not Treasurer) shall designate from time to time.

Section 30. Delegation of Authority. The Board of Directors may from time to time delegate the powers or duties of any officer to any other officer or agent, notwithstanding any provision hereof.

Section 31. Resignations. Any officer may resign at any time by giving notice in writing or by electronic transmission to the Board of Directors or to the Chief Executive Officer, or if no Chief Executive Officer is then serving, to the President or to the Secretary. Any such resignation shall be effective when received by the person or persons to whom such notice is given, unless a later time is specified therein, in which event the resignation shall become effective at such later time. Unless otherwise specified in such notice, the acceptance of any such resignation shall not be necessary to make it effective. Any resignation shall be without prejudice to the rights, if any, of the corporation under any contract with the resigning officer.

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Section 32. Removal. Any officer may be removed from office at any time, either with or without cause, by the Board of Directors, or by any committee or superior officer upon whom such power of removal may have been conferred by the Board of Directors.

ARTICLE VI

Execution Of Corporate Instruments And Voting

Of Securities Owned By The Corporation

Section 33. Execution of Corporate Instruments. The Board of Directors may, in its discretion, determine the method and designate the signatory officer or officers, or other person or persons, to execute on behalf of the corporation any corporate instrument or document, or to sign on behalf of the corporation the corporate name without limitation, or to enter into contracts on behalf of the corporation, except where otherwise provided by applicable law or these Bylaws, and such execution or signature shall be binding upon the corporation. All checks and drafts drawn on banks or other depositaries on funds to the credit of the corporation or in special accounts of the corporation shall be signed by such person or persons as the Board of Directors shall authorize so to do. Unless authorized or ratified by the Board of Directors or within the agency power of an officer, no officer, agent or employee shall have any power or authority to bind the corporation by any contract or engagement or to pledge its credit or to render it liable for any purpose or for any amount.

Section 34. Voting of Securities Owned by the Corporation. All stock and other securities and interests of other corporations and entities owned or held by the corporation for itself, or for other parties in any capacity, shall be voted, and all proxies with respect thereto shall be executed, by the person authorized so to do by resolution of the Board of Directors, or, in the absence of such authorization, by the Chairperson of the Board of Directors, the Chief Executive Officer, the President, or any Vice President.

ARTICLE VII

Shares Of Stock

Section 35. Form and Execution of Certificates. The shares of the corporation shall be represented by certificates, or shall be uncertificated if so provided by resolution or resolutions of the Board of Directors. Certificates for the shares of stock, if any, shall be in such form as is consistent with the Certificate of Incorporation and applicable law. Every holder of stock in the corporation represented by certificates shall be entitled to have a certificate signed by, or in the name of, the corporation by any two authorized officers of the corporation, certifying the number of shares owned by such holder in the corporation. Any or all of the signatures on the certificate may be facsimiles. In case any officer, transfer agent, or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent, or registrar before such certificate is issued, it may be issued with the same effect as if he were such officer, transfer agent, or registrar at the date of issue.

Section 36. Lost Certificates. A new certificate or certificates shall be issued in place of any certificate or certificates theretofore issued by the corporation alleged to have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen, or destroyed. The corporation may require, as a condition precedent to the issuance of a new certificate or certificates, the owner of such lost, stolen, or destroyed certificate or certificates, or the owner’s legal representative, to agree to indemnify the corporation in such manner as it shall require or to give the corporation a surety bond in such form and amount as it may direct as indemnity against any claim that may be made against the corporation with respect to the certificate alleged to have been lost, stolen, or destroyed.

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Section 37. Transfers.

(a) Transfers of record of shares of stock of the corporation shall be made only upon its books by the holders thereof, in person or by attorney duly authorized, and, in the case of stock represented by certificate, upon the surrender of a properly endorsed certificate or certificates for a like number of shares.

(b) The corporation shall have power to enter into and perform any agreement with any number of stockholders of any one or more classes of stock of the corporation to restrict the transfer of shares of stock of the corporation of any one or more classes owned by such stockholders in any manner not prohibited by the DGCL.

Section 38. Fixing Record Dates.

(a) In order that the corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall, subject to applicable law, not be more than 60 nor fewer than 10 days before the date of such meeting. If the Board of Directors so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board of Directors determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance herewith at the adjourned meeting.

(b) In order that the corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix, in advance, a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

Section 39. Registered Stockholders. The corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends, and to vote as such owner, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of Delaware.

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ARTICLE VIII

Other Securities Of The Corporation

Section 40. Execution of Other Securities. All bonds, debentures and other corporate securities of the corporation, other than stock certificates (covered in Section 35), may be signed by any executive officer (as defined in Article XI) or any other officer or person as may be authorized by the Board of Directors; provided, however, that where any such bond, debenture or other corporate security shall be authenticated by the manual signature, or where permissible facsimile signature, of a trustee under an indenture pursuant to which such bond, debenture or other corporate security shall be issued, the signatures of the persons signing and attesting the corporate seal on such bond, debenture or other corporate security may be the imprinted facsimile of the signatures of such persons. Interest coupons appertaining to any such bond, debenture or other corporate security, authenticated by a trustee as aforesaid, shall be signed by an executive officer of the corporation or such other officer or person as may be authorized by the Board of Directors, or bear imprinted thereon the facsimile signature of such person. In case any officer who shall have signed or attested any bond, debenture or other corporate security, or whose facsimile signature shall appear thereon or on any such interest coupon, shall have ceased to be such officer before the bond, debenture or other corporate security so signed or attested shall have been delivered, such bond, debenture or other corporate security nevertheless may be adopted by the corporation and issued and delivered as though the person who signed the same or whose facsimile signature shall have been used thereon had not ceased to be such officer of the corporation.

ARTICLE IX

Dividends

Section 41. Declaration of Dividends. Dividends upon the capital stock of the corporation, subject to the provisions of the Certificate of Incorporation and applicable law, if any, may be declared by the Board of Directors. Dividends may be paid in cash, in property, or in shares of the corporation’s capital stock, subject to the provisions of the Certificate of Incorporation and applicable law.

Section 42. Dividend Reserve. Before payment of any dividend, there may be set aside out of any funds of the corporation available for dividends such sum or sums as the Board of Directors from time to time, in its absolute discretion, thinks proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the corporation, or for such other purpose as the Board of Directors shall think conducive to the interests of the corporation, and the Board of Directors may modify or abolish any such reserve in the manner in which it was created.

ARTICLE X

LOCK-UP

Section 43. Lock-Up.

(a) Subject to Section 43(b), (i) the holders (the “Common Stock Holders”) of common stock of the corporation issued as consideration pursuant to the merger of Alpha First Merger Sub, Inc., a Delaware corporation, with and into Celularity Inc., a Delaware corporation (the “GX Transaction”) pursuant to the Merger Agreement and Plan of Reorganization, dated as of January 8, 2021, by and among GX Acquisition Corp., Alpha First Merger Sub, Inc., Alpha Second Merger Sub, LLC and Celularity Inc. (the “Merger Agreement”), and who did not enter into a Lock-Up Agreement (as defined in the Merger Agreement) with the corporation prior to the closing of the GX Transaction and (ii) current and former directors, officers and employees of the corporation who were issued shares of common stock of the corporation (the “Insider Holders” and, together with the Common Stock Holders, the “Lock-Up Holders”) upon the vesting, settlement or exercise of restricted stock units, stock options or other equity or equity-based awards (the “Equity Award Shares”), may not Transfer any Lock-Up Shares until the end of the Lock-Up Period (the “Lock-Up”).

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(b) Notwithstanding the provisions set forth in Section 43(a), the Lock-Up Holders or their respective Permitted Transferees may Transfer the Lock-Up Shares during the Lock-Up Period: (i) to (A) the corporation’s officers or directors or (B) any affiliates or family members of the corporation’s officers or directors; (ii) in the case of an individual, by gift to a member of the individual’s immediate family or to a trust, the beneficiary of which is a member of the individual’s immediate family or an affiliate of the individual or to a charitable organization; (iii) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (iv) in the case of an individual, pursuant to a qualified domestic relations order; or (v) to the corporation.

(c) Notwithstanding the other provisions set forth in this Section 43, the Board of Directors may, in its sole discretion, determine to waive, amend, or repeal the Lock-Up obligations set forth herein; provided, that, any such waiver, amendment or repeal of any Lock-Up obligations set forth herein shall require, in addition to any other vote of the members of the Board of Directors required to take such action pursuant to these bylaws or applicable law, the affirmative vote of at least one of the directors of the corporation that has been designated pursuant to Section 2.05(b) of the Merger Agreement, or if no such person is then serving as a director of the corporation, one of their respective successors.

(d) For purposes of this Section 43:

(i) the term “Lock-Up Period” means the period beginning on the closing date of the GX Transaction and ending on the earlier of (A) the date that is one year after the closing date of the GX Transaction, (B) the date on which the last reported sale price of the common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the closing date of the GX Transaction, or (C) the date on which the corporation completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the corporation’s stockholders having the right to exchange their shares of common stock for cash, securities or other property;

(ii) the term “Lock-Up Shares” means (A) the shares of common stock held by the Lock-Up Holders immediately following the closing of the GX Transaction (other than shares of common stock acquired in the public market or pursuant to a transaction exempt from registration under the 1933 Act, in each case, pursuant to a subscription agreement where the issuance of common stock occurs on or after the closing of the GX Transaction) and (B) the Equity Awards Shares; provided, that, for clarity, shares of common stock issued in connection with the PIPE Investment (as defined in the Merger Agreement) shall not constitute Lock-Up Shares;

(iii) the term “Permitted Transferees” means, prior to the expiration of the Lock-Up Period, any person or entity to whom such Lock-Up Holder is permitted to transfer such shares of common stock prior to the expiration of the Lock-Up Period pursuant to Section 43(b); and

(iv) the term “Transfer” means the (A) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the 1934 Act, and the rules and regulations of the Commission promulgated thereunder with respect to, any security, (B) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (C) public announcement of any intention to effect any transaction specified in clause (A) or (B).

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ARTICLE XI

Fiscal Year

Section 44. Fiscal Year. The fiscal year of the corporation shall be fixed by resolution of the Board of Directors.

ARTICLE XII

Indemnification

Section 45. Indemnification of Directors, Executive Officers, Employees and Other Agents.

(a) Directors and Executive Officers. The corporation shall indemnify its directors and executive officers (for the purposes of this Article XI, “executive officers” shall have the meaning defined in Rule 3b-7 promulgated under the 1934 Act) to the fullest extent permitted by the DGCL or any other applicable law as it presently exists or may hereafter be amended, who was or is made or is threatened to be made a party or is otherwise involved in proceeding, by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the corporation, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such person; provided, however, that the corporation may modify the extent of such indemnification by individual contracts with its directors and executive officers, in which case such contract shall supersede and replace the provisions hereof; and, provided, further, that the corporation shall not be required to indemnify any director or executive officer in connection with any proceeding (or part thereof) initiated by such person unless (i) such indemnification is expressly required to be made by law, (ii) the proceeding was authorized by the Board of Directors of the corporation, (iii) such indemnification is provided by the corporation, in its sole discretion, pursuant to the powers vested in the corporation under the DGCL or any other applicable law or (iv) such indemnification is required to be made under subsection (d) of this Section 45.

(b) Other Officers, Employees and Other Agents. The corporation shall have the power to indemnify (including the power to advance expenses in a manner consistent with subsection (c) of this Section 45) its other officers, employees and other agents as set forth in the DGCL or any other applicable law. The Board of Directors shall have the power to delegate the determination of whether indemnification shall be given to any such person except executive officers to such officers or other persons as the Board of Directors shall determine.

(c) Expenses. The corporation shall advance to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or executive officer of the corporation, or is or was serving at the request of the corporation as a director or executive officer of another corporation, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request therefor, all expenses incurred by any director or executive officer in connection with such proceeding provided, however, that if the DGCL requires, an advancement of expenses incurred by a director or executive officer in his or her capacity as a director or executive officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the corporation of an undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that such indemnitee is not entitled to be indemnified for such expenses under this section or otherwise.

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Notwithstanding the foregoing, unless otherwise determined pursuant to paragraph (d) of this Section 45, no advance shall be made by the corporation to an executive officer of the corporation (except by reason of the fact that such executive officer is or was a director of the corporation in which event this paragraph shall not apply) in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made (i) by a majority vote of directors who were not parties to the proceeding, even if not a quorum, or (ii) by a committee of such directors designated by a majority vote of such directors, even though less than a quorum, or (iii) if there are no such directors, or such directors so direct, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the corporation.

(d) Enforcement. Without the necessity of entering into an express contract, all rights to indemnification and advances to directors and executive officers under this Bylaw shall be deemed to be contractual rights and be effective to the same extent and as if provided for in a contract between the corporation and the director or executive officer. Any right to indemnification or advances granted by this section to a director or executive officer shall be enforceable by or on behalf of the person holding such right in any court of competent jurisdiction if (i) the claim for indemnification or advances is denied, in whole or in part, or (ii) no disposition of such claim is made within 90 days of request therefor. To the extent permitted by law, the claimant in such enforcement action, if successful in whole or in part, shall be entitled to be paid also the expense of prosecuting the claim to the fullest extent permitted by law. In connection with any claim for indemnification, the corporation shall be entitled to raise as a defense to any such action that the claimant has not met the standards of conduct that make it permissible under the DGCL or any other applicable law for the corporation to indemnify the claimant for the amount claimed. In connection with any claim by an executive officer of the corporation (except in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such executive officer is or was a director of the corporation) for advances, the corporation shall be entitled to raise a defense as to any such action clear and convincing evidence that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the corporation, or with respect to any criminal action or proceeding that such person acted without reasonable cause to believe that his or her conduct was lawful. Neither the failure of the corporation (including its Board of Directors, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he has met the applicable standard of conduct set forth in the DGCL or any other applicable law, nor an actual determination by the corporation (including its Board of Directors, independent legal counsel or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that claimant has not met the applicable standard of conduct. In any suit brought by a director or executive officer to enforce a right to indemnification or to an advancement of expenses hereunder, the burden of proving that the director or executive officer is not entitled to be indemnified, or to such advancement of expenses, under this section or otherwise shall be on the corporation.

(e) Non-Exclusivity of Rights. The rights conferred on any person by this Section 45 shall not be exclusive of any other right which such person may have or hereafter acquire under any applicable statute, provision of the Certificate of Incorporation, these Bylaws, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding office. The corporation is specifically authorized to enter into individual contracts with any or all of its directors, officers, employees or agents respecting indemnification and advances, to the fullest extent not prohibited by the DGCL, or by any other applicable law.

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(f) Survival of Rights. The rights conferred on any person by this Bylaw shall continue as to a person who has ceased to be a director or executive officer or officer, employee or other agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(g) Insurance. To the fullest extent permitted by the DGCL or any other applicable law, the corporation, upon approval by the Board of Directors, may purchase insurance on behalf of any person required or permitted to be indemnified pursuant to this section.

(h) Amendments. Any repeal or modification of this section shall only be prospective and shall not affect the rights under this Bylaw in effect at the time of the alleged occurrence of any action or omission to act that is the cause of any proceeding against any agent of the corporation.

(i) Saving Clause. If this Bylaw or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the corporation shall nevertheless indemnify each director and executive officer to the full extent not prohibited by any applicable portion of this section that shall not have been invalidated, or by any other applicable law. If this section shall be invalid due to the application of the indemnification provisions of another jurisdiction, then the corporation shall indemnify each director and executive officer to the full extent under any other applicable law.

(j) Certain Definitions. For the purposes of this Bylaw, the following definitions shall apply:

(i) The term “proceeding” shall be broadly construed and shall include, without limitation, the investigation, preparation, prosecution, defense, settlement, arbitration and appeal of, and the giving of testimony in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative.

(ii) The term “expenses” shall be broadly construed and shall include, without limitation, court costs, attorneys’ fees, witness fees, fines, amounts paid in settlement or judgment and any other costs and expenses of any nature or kind incurred in connection with any proceeding.

(iii) The term the “corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this section with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

(iv) References to a “director,” “executive officer,” “officer,” “employee,” or “agent” of the corporation shall include, without limitation, situations where such person is serving at the request of the corporation as, respectively, a director, executive officer, officer, employee, trustee or agent of another corporation, partnership, joint venture, trust or other enterprise.

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(v) References to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this section.

ARTICLE XIII

Notices

Section 46. Notices.

(a) Notice to Stockholders. Notice to stockholders of stockholder meetings shall be given as provided in Section 7 herein. Without limiting the manner by which notice may otherwise be given effectively to stockholders under any agreement or contract with such stockholder, and except as otherwise required by law, written notice to stockholders for purposes other than stockholder meetings may be sent by U.S. mail or nationally recognized overnight courier, or by facsimile, telegraph or telex or by electronic mail or other electronic means.

(b) Notice to Directors. Any notice required to be given to any director may be given by the method stated in subsection (a) or as otherwise provided in these Bylaws, with notice other than one which is delivered personally to be sent to such address as such director shall have filed in writing with the Secretary, or, in the absence of such filing, to the last known address of such director.

(c) Affidavit of Mailing. An affidavit of mailing, executed by a duly authorized and competent employee of the corporation or its transfer agent appointed with respect to the class of stock affected or other agent, specifying the name and address or the names and addresses of the stockholder or stockholders, or director or directors, to whom any such notice or notices was or were given, and the time and method of giving the same, shall in the absence of fraud, be prima facie evidence of the facts therein contained.

(d) Methods of Notice. It shall not be necessary that the same method of giving notice be employed in respect of all recipients of notice, but one permissible method may be employed in respect of any one or more, and any other permissible method or methods may be employed in respect of any other or others.

(e) Notice to Person with Whom Communication is Unlawful. Whenever notice is required to be given, under any provision of law or of the Certificate of Incorporation or these Bylaws, to any person with whom communication is unlawful, the giving of such notice to such person shall not be required and there shall be no duty to apply to any governmental authority or agency for a license or permit to give such notice to such person. Any action or meeting which shall be taken or held without notice to any such person with whom communication is unlawful shall have the same force and effect as if such notice had been duly given. In the event that the action taken by the corporation is such as to require the filing of a certificate under any provision of the DGCL, the certificate shall state, if such is the fact and if notice is required, that notice was given to all persons entitled to receive notice except such persons with whom communication is unlawful.

(f) Notice to Stockholders Sharing an Address. Except as otherwise prohibited under the DGCL, any notice given under the provisions of the DGCL, the Certificate of Incorporation or the Bylaws shall be effective if given by a single written notice to stockholders who share an address if consented to by the stockholders at that address to whom such notice is given. Such consent shall have been deemed to have been given if such stockholder fails to object in writing to the corporation within 60 days of having been given notice by the corporation of its intention to send the single notice. Any consent shall be revocable by the stockholder by written notice to the corporation.

ARTICLE XIV

Amendments

Section 47. Amendments. Subject to the limitations set forth in Section 45(h) of these Bylaws or the provisions of the Certificate of Incorporation, the Board of Directors is expressly empowered to adopt, amend or repeal these Bylaws. The stockholders also shall have power to adopt, amend or repeal these Bylaws; provided, however, that, in addition to any vote of the holders of any class or series of stock of the corporation required by law or by the Certificate of Incorporation, such action by stockholders shall require the affirmative vote of the holders of at least 66 2/3% of the voting power of all of the then-outstanding shares of the capital stock of the corporation entitled to vote generally in the election of directors, voting together as a single class.

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Exhibit E

Form of Pre-Closing Charter Amendment

[See attached.]

Exhibit E

Final Form

FORM OF

CERTIFICATE OF AMENDMENT TO THE

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF

CELULARITY INC.

(Pursuant to Section 242 of the General Corporation Law of the State of Delaware)

Celularity Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”),

DOES HEREBY CERTIFY:

1. That the name of this corporation is Celularity Inc. (the “Company”), and that this corporation was originally incorporated pursuant to the General Corporation Law on August 29, 2016 under the same name.

2. That the Board of Directors duly adopted resolutions proposing to amend the Amended and Restated Certificate of Incorporation of the Company (the “Amended and Restated Certificate of Incorporation”) in the form of this Certificate of Amendment in accordance with Section 242 of the General Corporation Law and this Certificate of Amendment has been duly approved by the written consent of the stockholders of this corporation in accordance with Section 228 of the General Corporation Law.

3. Section IV(B)(4)(c) of the Amended and Restated Certificate of Incorporation is amended and restated in its entirety to read as follows:

“(c) Series X Preferred Stock Conversion. Notwithstanding the provisions of Section IV(B)(4)(a) or (b) to the contrary, in the event that the Requisite Holders elect to convert all shares of Preferred Stock, including the Series X Preferred Stock, into Common Stock pursuant to the provisions of Section IV(B)(4)(b)(ii) other than (i) in connection with the closing of the Corporation’s first underwritten public offering pursuant to a registration statement under the Act or (ii) in connection with the transactions contemplated by the Merger Agreement and Plan of Reorganization, dated as of January 8, 2021 (as it may be amended, modified or restated from time to time), by and among the Corporation, GX Acquisition Corp., Alpha First Merger Sub, Inc. and Alpha Second Merger Sub, LLC (any such conversion, other than the transactions described in clauses (i) and (ii) above, a “Series X Conversion Event”), a new class of Common Stock shall be created and issued to the holders of Series X Preferred Stock, which newly formed class of Common Stock shall have the same rights, preferences and privileges as all other classes of the Corporation’s Common Stock, as well as the rights, preferences and privileges set forth in the CVR Agreement. Following the occurrence of any Series X Conversion Event, the Corporation shall promptly solicit the requisite consent of the Board of Directors and stockholders to amend this Certificate of Incorporation to authorize such new class of the Corporation’s Common Stock to be issued to the holder(s) of the Series X Preferred Stock.”

4. All other provisions of the Amended and Restated Certificate of Incorporation shall remain in full force and effect.

IN WITNESS WHEREOF, this Certificate of Amendment to the Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of this corporation on this ____ day of [●], 2021.

By:
Name:	Robert Hariri, M.D., Ph.D.
Title:	CEO